================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                AUGUST 20, 1999
                       (Date of earliest event reported)

                                  TENNECO INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                              1-12387                              76-0515284
    State or Other Jurisdiction             (Commission File Number)                   (IRS Employer
         of Incorporation)                                                         Identification Number)

                 1275 KING STREET, GREENWICH, CONNECTICUT 06831
           (Address of Principal Executive Offices)        (Zip Code)

                                 (203) 863-1000
              (Registrant's Telephone Number, Including Area Code)

================================================================================

                 CAUTIONARY STATEMENT AND "SAFE HARBOR" OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This Current Report on Form 8-K contains forward-looking statements regarding: (i) strategic alternatives, including the expected timing and tax-free nature of the spin-off of the common stock of Tenneco Packaging Inc. to Tenneco Inc. shareowners ("Spin-off") and the packaging and automotive companies after the Spin-off; (ii) a restructuring plan; (iii) the planned sale of the remaining interest in the containerboard joint venture; (iv) capital resources;
(v) the Year 2000 issue (relating to potential equipment and computer failures by or at the change in the century); (vi) the outlook of the automotive and specialty packaging businesses; and (vii) possible supplemental restructuring and action plans and charges. See "Strategic Alternatives Analysis," "Restructuring and Other Charges," "Liquidity and Capital
Resources -- Capitalization," and "Year 2000" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of Sections A, B and C; and see Section D -- "Third Quarter 1999 Outlook." These forward-looking statements are based on the current expectations of Tenneco Inc. and its consolidated subsidiaries ("Tenneco"). Because forward-looking statements involve risks and uncertainties, plans, actions, and actual results could differ materially. Among the factors that could cause plans, actions, and results to differ materially from current expectations are: (i) the general economic, political, and competitive conditions in markets and countries where Tenneco operates, including currency fluctuations and other risks associated with operating in foreign countries and changes in distribution channels; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs;
(iv) results of analysis regarding plans and strategic alternatives; (v) changes in consumer demand and prices, including decreases in demand for Tenneco products and its customers' products and the resulting negative impact on revenues and margins from such products; (vi) the cost of compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions or increases in the costs of raw materials; (ix) Tenneco's ability to integrate operations of acquired businesses quickly and in a cost-effective manner; (x) new technologies; (xi) the ability of Tenneco and those with whom it conducts business to timely resolve the Year 2000 issue, unanticipated costs of, problems with or delays in resolving the Year 2000 issue, and the costs and impacts if the Year 2000 issue is not timely resolved; (xii) changes by the Financial Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; and (xiii) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond Tenneco's control.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                         TABLE OF CONTENTS TO FORM 8-K

ITEM 5. Other Information...................................    1
Section A
  Financial Statements for the three months ended March 31,
     1999 and 1998..........................................    3
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations for the three
     months ended March 31, 1999 and 1998...................   15
Section B
  Financial Statements for the three months and six months
     ended June 30, 1999 and 1998...........................   25
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations for the three
     months and six months ended June 30, 1999 and 1998.....   37
Section C
  Selected Financial Data...................................   52
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations for the three years
     in the period ended December 31, 1998..................   54
  Financial Statements for the three years in the period
     ended December 31, 1998................................   70
Section D
  Third Quarter 1999 Outlook................................  108

ITEM 5. OTHER INFORMATION

     In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the spin-off of the common stock of Tenneco Packaging to Tenneco shareowners (the "Spin-off") will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners and as a result has restated its financial statements to reflect its specialty packaging segment as a discontinued operation. As a result, income from continuing operations reflects the income of Tenneco's remaining segment, Tenneco Automotive. Since Tenneco would not have proceeded with the Spin-off absent the receipt of a determination that the Spin-off would be tax-free, the establishment of a measurement date for discontinued operations did not occur until that determination was received. The following sections A, B and C present Tenneco's Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Financial Statements and Supplementary Data, which were included, as applicable, in Tenneco's Annual Report on Form 10-K for the year ended December 31, 1998 (subsequently restated in the Current Report on Form 8-K dated July 14, 1999), and Management's Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements which were included in Tenneco's Quarterly Report on Form 10-Q for the three months ended March 31, 1999 (subsequently restated in the Current Report on Form 8-K dated July 14, 1999), and Tenneco's Quarterly Report on Form 10-Q for the three months and six months ended June 30, 1999, as restated for the discontinued operations of its specialty packaging segment. Section D presents certain information regarding Tenneco's expectations for its continuing automotive and discontinued specialty packaging business for the third quarter 1999.

SECTION A.

     This section presents Tenneco's restated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations previously included in Tenneco's Quarterly Report on Form 10-Q for the three months ended March 31, 1999 (subsequently restated in the Current Report on Form 8-K dated July 14, 1999).

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                          STATEMENTS OF INCOME (LOSS)
                                  (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                               (MILLIONS EXCEPT SHARE
                                                               AND PER SHARE AMOUNTS)
REVENUES
    Net sales and operating revenues........................  $       789   $       800
    Other income --
         Gain (loss) on sale of businesses and assets,
           net..............................................           (1)           (6)
         Other income, net..................................            3            12
                                                              -----------   -----------
                                                                      791           806
                                                              -----------   -----------
COSTS AND EXPENSES
    Cost of sales (exclusive of depreciation shown below)...          585           574
    Engineering, research, and development..................           11            11
    Selling, general, and administrative....................          105           103
    Depreciation and amortization...........................           35            35
                                                              -----------   -----------
                                                                      736           723
                                                              -----------   -----------
INCOME BEFORE INTEREST EXPENSE, INCOME TAXES, AND MINORITY
  INTEREST..................................................           55            83
    Interest expense (net of interest capitalized)..........           19            13
    Income tax expense......................................           14            19
    Minority interest.......................................            6             8
                                                              -----------   -----------
INCOME FROM CONTINUING OPERATIONS...........................           16            43
Income (loss) from discontinued operations, net of income
  tax.......................................................         (166)           32
                                                              -----------   -----------
Income (loss) before extraordinary loss.....................         (150)           75
Extraordinary loss, net of income tax.......................           (7)           --
                                                              -----------   -----------
Income (loss) before cumulative effect of change in
  accounting principle......................................         (157)           75
Cumulative effect of change in accounting principle, net of
  income tax................................................         (134)           --
                                                              -----------   -----------
NET INCOME (LOSS)...........................................  $      (291)  $        75
                                                              ===========   ===========
EARNINGS (LOSS) PER SHARE
Average shares of common stock outstanding --
    Basic...................................................  166,743,506   169,542,371
    Diluted.................................................  167,180,597   170,065,712
Basic earnings (loss) per share of common stock --
    Continuing operations...................................  $       .10   $       .25
    Discontinued operations.................................        (1.00)          .19
    Extraordinary loss......................................         (.04)           --
    Cumulative effect of change in accounting principle.....         (.80)           --
                                                              -----------   -----------
                                                              $     (1.74)  $       .44
                                                              ===========   ===========
Diluted earnings (loss) per share of common stock --
    Continuing operations...................................  $       .10   $       .25
    Discontinued operations.................................        (1.00)          .19
    Extraordinary loss......................................         (.04)           --
    Cumulative effect of change in accounting principle.....         (.80)           --
                                                              -----------   -----------
                                                              $     (1.74)  $       .44
                                                              ===========   ===========
Cash dividends per share of common stock....................  $       .30   $       .30
                                                              ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements of income (loss).

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                              THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              1999    1998
                                                              ----    -----
                                                               (MILLIONS)
OPERATING ACTIVITIES
Income from continuing operations...........................  $ 16    $  43
Adjustments to reconcile income from continuing operations
  to cash provided (used) by operating activities --
     Depreciation and amortization..........................    35       35
     Deferred income taxes..................................     9       30
     (Gain) loss on sale of businesses and assets, net......     1        6
     Changes in components of working capital --
          (Increase) decrease in receivables................   (86)    (143)
          (Increase) decrease in inventories................   (30)      (9)
          (Increase) decrease in prepayments and other
           current assets...................................    --       (6)
          Increase (decrease) in payables...................    49        7
          Increase (decrease) in taxes accrued..............   (19)     (37)
          Increase (decrease) in interest accrued...........    31       30
          Increase (decrease) in other current
           liabilities......................................   (33)     (24)
     Other..................................................   (25)     (21)
                                                              ----    -----
Cash provided (used) by continuing operations...............   (52)     (89)
Cash provided (used) by discontinued operations.............     1       55
                                                              ----    -----
Net cash provided (used) by operating activities............   (51)     (34)
                                                              ----    -----
INVESTING ACTIVITIES
Net proceeds related to the sale of discontinued
  operations................................................     3       --
Net proceeds from sale of assets............................     5        1
Expenditures for plant, property, and equipment.............   (33)     (40)
Acquisition of businesses...................................    (3)      --
Expenditures for plant, property, and equipment and business
  acquisitions -- discontinued operations...................   (53)     (62)
Investments and other.......................................     4       (2)
                                                              ----    -----
Net cash provided (used) by investing activities............   (77)    (103)
                                                              ----    -----
FINANCING ACTIVITIES
Issuance of common and treasury shares......................    12       13
Purchase of common stock....................................    (4)     (11)
Issuance of long-term debt..................................    --        3
Retirement of long-term debt................................   (29)      (3)
Net increase (decrease) in short-term debt excluding current
  maturities on long-term debt..............................   204      177
Dividends (common)..........................................   (51)     (51)
                                                              ----    -----
Net cash provided (used) by financing activities............   132      128
                                                              ----    -----
Effect of foreign exchange rate changes on cash and
  temporary cash investments................................    (2)      --
                                                              ----    -----
Increase (decrease) in cash and temporary cash
  investments...............................................     2       (9)
Cash and temporary cash investments, January 1..............    29       29
                                                              ----    -----
Cash and temporary cash investments, March 31 (Note)........  $ 31    $  20
                                                              ====    =====
Cash paid during the period for interest....................  $ 37    $  31
Cash paid during the period for income taxes (net of
  refunds)..................................................  $ 17    $  17

-------------------------
Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

  The accompanying notes to financial statements are an integral part of these statements of cash flows.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                 BALANCE SHEETS

                                  (UNAUDITED)

                                                                MARCH 31,    DECEMBER 31,    MARCH 31,
                                                                ---------    ------------    ---------
                                                                  1999           1998          1998
                                                                ---------    ------------    ---------
                                                                              (MILLIONS)
                           ASSETS
Current assets:
    Cash and temporary cash investments.....................     $   31         $   29        $   20
    Receivables --
         Customer notes and accounts, net...................        539            430           498
         Income taxes.......................................          1              3            34
         Other..............................................         10             10             5
    Inventories --
         Finished goods.....................................        241            221           201
         Work in process....................................         78             79            73
         Raw materials......................................         68             73            67
         Materials and supplies.............................         38             41            42
    Deferred income taxes...................................         28             39            28
    Prepayments and other...................................         79            139           190
                                                                 ------         ------        ------
                                                                  1,113          1,064         1,158
                                                                 ------         ------        ------
Other assets:
    Long-term notes receivable, net.........................         25             23            24
    Goodwill and intangibles, net...........................        483            499           511
    Deferred income taxes...................................         46             39            53
    Pension assets..........................................        103            101            95
    Other...................................................         91            201           153
                                                                 ------         ------        ------
                                                                    748            863           836
                                                                 ------         ------        ------
Plant, property, and equipment, at cost.....................      1,892          1,944         1,791
    Less -- Reserves for depreciation and amortization......        846            851           756
                                                                 ------         ------        ------
                                                                  1,046          1,093         1,035
                                                                 ------         ------        ------
Net assets of discontinued operations.......................      1,428          1,739         1,768
                                                                 ------         ------        ------
                                                                 $4,335         $4,759        $4,797
                                                                 ======         ======        ======
            LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
    Short-term debt (including current maturities on
      long-term debt).......................................     $  368         $  304        $  131
    Trade payables..........................................        344            337           327
    Taxes accrued...........................................          8             31            33
    Accrued liabilities.....................................        197            161           169
    Other...................................................         32             76           103
                                                                 ------         ------        ------
                                                                    949            909           763
                                                                 ------         ------        ------
Long-term debt..............................................        677            671           727
                                                                 ------         ------        ------
Deferred income taxes.......................................         32             98           201
                                                                 ------         ------        ------
Postretirement benefits.....................................        140            139           114
                                                                 ------         ------        ------
Deferred credits and other liabilities......................         34             31            56
                                                                 ------         ------        ------
Commitments and contingencies
Minority interest...........................................        407            407           408
                                                                 ------         ------        ------
Shareowners' equity:
    Common stock............................................          2              2             2
    Premium on common stock and other capital surplus.......      2,713          2,710         2,690
    Accumulated other comprehensive income (loss)...........       (168)           (91)         (145)
    Retained earnings (accumulated deficit).................       (200)           142           113
                                                                 ------         ------        ------
                                                                  2,347          2,763         2,660
    Less -- Shares held as treasury stock, at cost..........        251            259           132
                                                                 ------         ------        ------
                                                                  2,096          2,504         2,528
                                                                 ------         ------        ------
                                                                 $4,335         $4,759        $4,797
                                                                 ======         ======        ======

  The accompanying notes to financial statements are an integral part of these balance sheets.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                  STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY

                                  (UNAUDITED)

                                                            THREE MONTHS ENDED MARCH 31,
                                                     -------------------------------------------
                                                             1999                   1998
                                                     --------------------   --------------------
                                                       SHARES      AMOUNT     SHARES      AMOUNT
                                                     -----------   ------   -----------   ------
                                                           (MILLIONS EXCEPT SHARE AMOUNTS)
COMMON STOCK
Balance January 1..................................  173,670,197   $    2   172,569,889   $    2
     Issued pursuant to benefit plans..............      135,983       --       280,146       --
                                                     -----------   ------   -----------   ------
Balance March 31...................................  173,806,180        2   172,850,035        2
                                                     ===========   ------   ===========   ------
PREMIUM ON COMMON STOCK AND OTHER CAPITAL SURPLUS
Balance January 1..................................                 2,710                  2,679
     Premium on common stock issued pursuant to
       benefit plans...............................                     3                     11
                                                                   ------                 ------
Balance March 31...................................                 2,713                  2,690
                                                                   ------                 ------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance January 1..................................                   (91)                  (122)
     Other comprehensive income (loss).............                   (77)                   (23)
                                                                   ------                 ------
Balance March 31...................................                  (168)                  (145)
                                                                   ------                 ------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
Balance January 1..................................                   142                     89
     Net income (loss).............................                  (291)                    75
     Dividends on common stock.....................                   (51)                   (51)
                                                                   ------                 ------
Balance March 31...................................                  (200)                   113
                                                                   ------                 ------
LESS -- COMMON STOCK HELD AS TREASURY STOCK, AT
  COST
Balance January 1..................................    6,757,678      259     2,928,189      120
     Shares acquired...............................        1,060       --       341,500       14
     Shares issued pursuant to benefit and dividend
       reinvestment plans..........................     (213,860)      (8)      (60,688)      (2)
                                                     -----------   ------   -----------   ------
Balance March 31...................................    6,544,878      251     3,209,001      132
                                                     ===========   ------   ===========   ------
     Total.........................................                $2,096                 $2,528
                                                                   ======                 ======

  The accompanying notes to financial statements are an integral part of these statements of changes in shareowners' equity.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                   STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED MARCH 31,
                                           -------------------------------------------------------------
                                                       1999                            1998
                                           -----------------------------   -----------------------------
                                            ACCUMULATED                     ACCUMULATED
                                               OTHER                           OTHER
                                           COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE
                                              INCOME          INCOME          INCOME          INCOME
                                           -------------   -------------   -------------   -------------
                                                                    (MILLIONS)
NET INCOME (LOSS)........................                      $(291)                          $ 75
                                                               -----                           ----
ACCUMULATED OTHER COMPREHENSIVE INCOME
  (LOSS)
  CUMULATIVE TRANSLATION ADJUSTMENT
  Balance January 1......................      $ (82)                          $(122)
     Translation of foreign currency
       statements........................        (77)            (77)            (23)           (23)
                                               -----                           -----
  Balance March 31.......................       (159)                           (145)
                                               -----                           -----
  ADDITIONAL MINIMUM PENSION LIABILITY
     ADJUSTMENT
  Balance January 1......................         (9)                             --
     Additional minimum pension liability
       adjustment........................         --              --              --             --
                                               -----                           -----
  Balance March 31.......................         (9)                             --
                                               -----                           -----
Balance March 31.........................      $(168)                          $(145)
                                               =====                           =====
                                                               -----                           ----
Other comprehensive income (loss)........                        (77)                           (23)
                                                               -----                           ----
COMPREHENSIVE INCOME (LOSS)..............                      $(368)                          $ 52
                                                               =====                           ====

      The accompanying notes to financial statements are an integral part of these statements of comprehensive income (loss).

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

     (1) In the opinion of Tenneco Inc. (the "Company"), the accompanying unaudited consolidated financial statements of Tenneco Inc. and its consolidated subsidiaries ("Tenneco") contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations, cash flows, changes in shareowners' equity, and comprehensive income for the periods indicated. The unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. The consolidated financial statements of Tenneco include all majority-owned subsidiaries of the Company. Investments in 20% to 50% owned companies where the Company has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings and cumulative translation adjustments since date of acquisition. Tenneco has no investments in 20% to 50% owned companies where it does not carry the investment at cost plus equity in undistributed earnings.

     Prior year's financial statements have been reclassified where appropriate to conform to 1999 presentations.

     (2) In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of the automotive, paperboard packaging, and specialty packaging businesses. As part of that strategic alternatives analysis, Tenneco has taken the following actions:

     - In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution of the containerboard assets to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million.

     - In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and specialty packaging businesses into two separate, independent companies.

     - In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the spin-off of the new packaging company discussed below.

     The separation of the automotive and packaging businesses will be accomplished by the spin-off of the common stock of Tenneco Packaging Inc. ("Packaging") to Tenneco shareowners (the "Spin-off"). At the time of the Spin-off, Packaging will include Tenneco's specialty packaging business, Tenneco's administrative services operations and the remaining interest in the containerboard joint venture if the sale has not been completed. Tenneco and Packaging are, however, currently analyzing the alternatives with respect to the administrative services operations.

     Before the Spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments, and other refinancings. This debt realignment will be financed by internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of subordinated debt, and borrowings by Packaging under new credit facilities.

     Also before the Spin-off, Tenneco will restructure its existing businesses, assets, and liabilities through a series of corporate restructuring transactions. As Tenneco is currently organized, ownership of its subsidiaries is based on geographic location and tax considerations rather than on the businesses in which the subsidiaries

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

are involved. Therefore, Tenneco will need to restructure its existing businesses so that the assets, liabilities, and operations of its packaging business and administrative services operations will be owned by Packaging, and the assets, liabilities, and operations of its automotive businesses will be owned by Tenneco.

     The Spin-off is subject to conditions, including formal declaration of the Spin-off by the Tenneco Board of Directors, Tenneco's receipt, and the continued effectiveness of a determination that the Spin-off will be tax-free for U.S. federal income tax purposes, and the successful completion of the debt realignment and corporate restructuring transactions. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners.

     (3) In connection with the containerboard transaction, in April 1999, Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million. The containerboard assets contributed to the joint venture represented substantially all of the assets of the paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or controlling interest in approximately 950,000 acres of timberland. Before the transaction, Tenneco Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of short-term debt. Tenneco Packaging then contributed the containerboard business assets (subject to the new indebtedness and the containerboard business liabilities) to the joint venture in exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the sale transaction, Tenneco recognized a pre-tax loss of $293 million, $178 million after-tax or $1.07 per diluted common share in the first quarter of 1999, based on the amount by which the carrying amount of the containerboard assets exceeded the fair value of those assets, less cost to sell. The estimate of fair value of the containerboard assets was based on the fair value of the consideration received by Tenneco from the joint venture.

     In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the Spin-off. As a result of the decision to sell the remaining interest in the containerboard joint venture, Tenneco's paperboard packaging segment is presented as a discontinued operation in the accompanying financial statements.

     In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. This transaction closed in June 1999.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

     Revenues and income for the paperboard packaging discontinued operations are shown in the following table:

                                                              THREE MONTHS
                                                                 ENDED
                                                               MARCH 31,
                                                              ------------
                                                              1999    1998
                                                              -----   ----
Net sales and operating revenues............................  $ 392   $376
                                                              =====   ====
Income before income taxes and interest allocation..........  $  18   $ 34
Income tax (expense) benefit................................     (7)   (14)
                                                              -----   ----
Income before interest allocation...........................     11     20
Allocated interest expense, net of income tax...............     (5)    (6)
                                                              -----   ----
Income from discontinued operations before disposition......      6     14
Loss on disposition, net of income tax......................   (178)    --
                                                              -----   ----
Income (loss) from discontinued operations..................  $(172)  $ 14
                                                              =====   ====

     In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners and as a result has restated its financial statements to reflect specialty packaging as a discontinued operation. As a result, Tenneco's automotive segment ("Automotive") is its sole remaining continuing operation. Since Tenneco would not have proceeded with the Spin-off absent the receipt of a determination that the Spin-off would be tax-free, the establishment of a measurement date for discontinued operations did not occur until that determination was received. Revenues and income for the specialty packaging discontinued operations are shown in the following table:

                                                              THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              1999    1998
                                                              -----   -----
Net sales and operating revenues............................  $666    $633
                                                              ====    ====
Income before income taxes and interest allocation..........  $ 45    $ 69
Income tax (expense) benefit................................   (16)    (30)
                                                              ----    ----
Income before interest allocation...........................    29      39
Allocated interest expense, net of income tax...............   (23)    (21)
                                                              ----    ----
Income (loss) from discontinued operations..................  $  6    $ 18
                                                              ====    ====

     Net assets of discontinued operations includes $2,548 million, $2,259 million and $2,456 million of debt allocated to discontinued operations as of March 31, 1999 and 1998, and December 31, 1998, respectively.

     (4) In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan designed to reduce administrative and operational overhead costs in every part of Tenneco's business. Tenneco recorded a pre-tax charge to income from continuing operations of $53 million, $34 million after-tax or $.20 per diluted common share. Of the pre-tax charge, for operational restructuring plans, $36 million related to the consolidation of the manufacturing and distribution operations of Automotive's North American aftermarket business. A staff and related cost reduction plan, which covers employees in the operating unit and at corporate, is expected to cost $17 million.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

     The Automotive aftermarket restructuring involves closing two plant locations and five distribution centers, with the elimination of 302 positions at those locations. The staff and related cost reduction plan involves the elimination of 454 administrative positions.

     The fixed assets at the locations to be closed were written down to their fair value, less costs to sell, in the fourth quarter of 1998. As a result of the single-purpose nature of the assets, fair value was estimated at scrap value less cost to dispose. No significant net cash proceeds are expected to be received from the ultimate disposal of these assets, which should be complete by the fourth quarter of 2000. The effect of suspending depreciation for these impaired assets is a reduction in depreciation and amortization of approximately $2 million on an annual basis.

     As of March 31, 1999, approximately 557 employees have been terminated. To address customer service issues, the closure of one Automotive aftermarket distribution center has been delayed until the second quarter of 2000. All other restructuring actions, with the exception of the final disposal of certain assets, are being executed according to the initial plan and are expected to be complete by the fourth quarter of 1999. During the first quarter of 1999, the Automotive aftermarket business closed one plant location and four distribution centers.

     Amounts related to the restructuring plan are shown in the following table:

                                                                              1ST QUARTER
                                                          DECEMBER 31, 1998      1999       BALANCE AT
                                                            RESTRUCTURING        CASH       MARCH 31,
                                                           CHARGE BALANCE      PAYMENTS        1999
                                                          -----------------   -----------   ----------
                                                                           (MILLIONS)
Severance...............................................         $15              $ 5          $10
Facility exit costs.....................................           1               --            1
                                                                 ---              ---          ---
                                                                 $16              $ 5          $11
                                                                 ===              ===          ===

     (5) Tenneco is a party to various legal proceedings arising from its operations. Tenneco believes that the outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on its financial position or results of operations.

     (6) Tenneco is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates. Tenneco has provided reserves for compliance with these laws and regulations where it is probable that a liability exists and where Tenneco can make a reasonable estimate of the liability. The estimated liabilities recorded are subject to change as more information becomes available regarding the magnitude of possible cleanup costs and the timing, varying costs, and effectiveness of alternative cleanup technologies. However, Tenneco believes that any additional costs which may arise as more information becomes available will not have a material adverse effect on its financial position or results of operations.

     (7) In the first quarter of 1999, Tenneco recorded an extraordinary loss for extinguishment of debt of $7 million (net of a $3 million income tax benefit), or $.04 per diluted common share. The loss related to early retirement of debt in connection with the sale of the containerboard assets.

     (8) In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting treatment. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 2000. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco adopted SOP 98-5 on January 1, 1999, and recorded an after-tax charge for the cumulative effect of this change in accounting principle of $102 million (net of a $50 million tax benefit), or $.61 per diluted common share. The change in accounting principle decreased income from continuing operations by $4 million (net of a $2 million tax benefit), or $.02 per diluted common share for the three months ended March 31, 1999. If the new accounting method had been applied retroactively, income from continuing operations for the three months ended March 31, 1998, would have been lower by $3 million (net of a $2 million tax benefit), or $.02 per diluted common share.

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement requires prospective application for fiscal years beginning after December 15, 1998. Tenneco adopted SOP 98-1 on January 1, 1999. The impact of this new standard did not have a significant effect on Tenneco's financial position or results of operations.

     Effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferral method to an expense-as-incurred method. In connection with Tenneco's decision to separate its automotive and specialty packaging businesses into separate public companies, Tenneco determined that a change to an expense-as-incurred method of accounting for automotive aftermarket customer acquisition costs was preferable in order to permit improved comparability of stand-alone financial results with its aftermarket industry competitors. The cumulative effect of the change in accounting principle as of January 1, 1999, was $32 million (net of a $22 million tax benefit), or $.19 per diluted common share and is reflected as an increase in the net loss for the three months ended March 31, 1999. The change in accounting principle decreased income from continuing operations by $3 million (net of $2 million in income tax expense), or $.02 per diluted common share for the three months ended March 31, 1999. If the new accounting method had been applied retroactively, income from continuing operations for the three months ended March 31, 1998, would have been lower by $4 million (net of a $3 million tax benefit), or $.02 per diluted common share.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

     (9) Earnings (loss) from continuing operations per share of common stock outstanding were computed as follows:

                                                    THREE MONTHS ENDED MARCH 31,
                                                    -----------------------------
                                                       1999              1998
                                                    -----------       -----------
                                                       (MILLIONS EXCEPT SHARE
                                                       AND PER SHARE AMOUNTS)
Basic Earnings Per Share --
     Income from continuing operations............  $        16       $        43
                                                    ===========       ===========
     Average shares of common stock outstanding...  166,743,506       169,542,371
                                                    ===========       ===========
     Earnings from continuing operations per
       average share of common stock..............  $       .10       $       .25
                                                    ===========       ===========
Diluted Earnings Per Share --
     Income from continuing operations............  $        16       $        43
                                                    ===========       ===========
     Average shares of common stock outstanding...  166,743,506       169,542,371
     Effect of dilutive securities:
          Restricted stock........................       85,202            27,632
          Stock options...........................           --           250,061
          Performance shares......................      351,889           245,648
                                                    -----------       -----------
     Average shares of common stock outstanding
       including dilutive securities..............  167,180,597       170,065,712
                                                    ===========       ===========
     Earnings from continuing operations per
       average share of common stock..............  $       .10       $       .25
                                                    ===========       ===========

     (10) Tenneco is a global manufacturer with a single operating segment:

          Automotive -- Manufacture and sale of exhaust and ride control systems for both the original equipment and replacement markets.

     Tenneco evaluates business segment operating performance based primarily on income before interest expense, income taxes, and minority interest, exclusive of restructuring charges and other unusual items. Individual operating segments have not been aggregated within this reportable segment.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

     The following table summarizes certain Tenneco segment information:

                                                               SEGMENT           RECLASS
                                                       -----------------------      &
                                                       AUTOMOTIVE     OTHER       ELIMS    CONSOLIDATED
                                                       ----------   ----------   -------   ------------
                                                                          (MILLIONS)
AT MARCH 31, 1999, AND FOR THE THREE MONTHS THEN
  ENDED
Revenues from external customers.....................    $  789       $   --      $  --       $  789
Income before interest, income taxes, and minority
  interest...........................................        57           (2)        --           55
Extraordinary loss...................................        --           (7)        --           (7)
Cumulative effect of change in accounting
  principle..........................................      (101)         (33)        --         (134)
Total assets (Note)..................................     2,641        1,723        (29)       4,335
Net assets of discontinued operations................        --        1,428         --        1,428

AT MARCH 31, 1998, AND FOR THE THREE MONTHS THEN
  ENDED
Revenues from external customers.....................    $  800       $   --      $  --       $  800
Income before interest, income taxes, and minority
  interest...........................................        89           (6)        --           83
Total assets (Note)..................................     2,846        2,013        (62)       4,797
Net assets of discontinued operations................        --        1,768         --        1,768

-------------------------
Note: The Other segment's total assets include the net assets of discontinued operations.

           The above notes are an integral part of the foregoing financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

STRATEGIC ALTERNATIVES ANALYSIS

     In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of the automotive, paperboard packaging, and specialty packaging businesses. As part of that strategic alternatives analysis, Tenneco has taken the following actions:

     - In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution of the containerboard assets to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture valued at approximately $200 million. Tenneco now owns a 43 percent common equity interest due to subsequent management equity issuances.

     - In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and specialty packaging businesses into two separate, independent companies.

     - In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the spin-off of the new packaging company discussed below.

     The containerboard assets contributed to the joint venture represented substantially all of the assets of the paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or controlling interest in approximately 950,000 acres of timberland. Before the transaction, Tenneco Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of short-term debt. Tenneco Packaging then contributed the containerboard business assets, subject to the new indebtedness and the containerboard business liabilities, to the joint venture in exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the sale transaction, Tenneco recognized a pre-tax loss of $293 million, $178 million after-tax or $1.07 per diluted common share. This loss was included in the results of Tenneco's discontinued operations in the first quarter of 1999.

     As a result of the decision to sell the remaining interest in the containerboard joint venture, Tenneco's paperboard packaging segment is presented as a discontinued operation in the accompanying financial statements. Refer to Note 3 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further information.

     The separation of the automotive and packaging businesses will be accomplished by the spin-off of the common stock of Tenneco Packaging Inc. ("Packaging") to Tenneco shareowners (the "Spin-off"). At the time of the Spin-off, Packaging will include Tenneco's specialty packaging business, Tenneco's administrative services operations and the remaining interest in the containerboard joint venture if the sale has not been completed. Tenneco and Packaging are, however, currently analyzing the alternatives with respect to the administrative services operations.

     Before the Spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments, and other refinancings. This debt realignment will be financed by internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of subordinated debt, and borrowings by Packaging under new credit facilities. Tenneco currently expects that, subject to discussions with debt rating agencies, the debt of Packaging will be rated investment grade and the debt of the remaining automotive company ("Automotive") will be rated non-investment grade.

     Also before the Spin-off, Tenneco will restructure its existing businesses, assets, and liabilities through a series of corporate restructuring transactions. As Tenneco is currently organized, ownership of its subsidiaries is based on geographic location and tax considerations rather than on the businesses in which the subsidiaries are involved. Therefore, Tenneco will need to restructure its existing businesses so that the assets, liabilities, and operations of its packaging business and administrative services operations will be owned by Packaging, and the assets, liabilities, and operations of its automotive businesses will be owned by Tenneco.

     The Spin-off is subject to conditions, including formal declaration of the Spin-off by the Tenneco Board of Directors, Tenneco's receipt, and the continued effectiveness of a determination that the Spin-off will be tax-free for U.S. federal income tax purposes, and the successful completion of the debt realignment and corporate restructuring transactions. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners and as a result the specialty packaging segment is presented as a discontinued operation in the accompanying financial statements. After discontinuing the specialty packaging segment, Tenneco's sole continuing operation is its Automotive segment. Refer to Notes 2 and 3 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further information.

RESULTS OF CONTINUING OPERATIONS

  NET SALES AND OPERATING REVENUES

                                                               FIRST QUARTER
                                                        ----------------------------
                                                         1999      1998     % CHANGE
                                                        ------    ------    --------
                                                           (MILLIONS)
Automotive..........................................    $  789    $  800       (1)%

     Automotive's global revenue was $789 million for the first quarter of 1999, a 1 percent decrease from the $800 million recorded in the 1998 first quarter.

     Original equipment ("OE") revenue increased 8 percent or $39 million versus the prior year's quarter. Increases were achieved in North America, Europe and Asia/Pacific of $20 million, $25 million and $1 million, respectively as Automotive continued to place its products on many of the world's best selling vehicles, including the top 10 selling light trucks and sport utility vehicles in North America. Revenue in South America declined by $7 million primarily as a result of troubled economic conditions in Brazil and Argentina and a currency devaluation in Brazil.

     Worldwide aftermarket revenues declined 16 percent or $50 million compared to the prior year's quarter. Decreases of $34 million in North America and $9 million in Europe were primarily attributable to overall softness during the quarter while North America was further impacted by a reduction in some of its aftermarket sales programs and a decline in aftermarket replacement rates. The decline of $7 million in South America was primarily attributable to the economic conditions in Brazil and Argentina and the currency devaluation in Brazil noted above.

  INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST ("OPERATING INCOME")

                                                                  FIRST QUARTER
                                                             ------------------------
                                                             1999    1998    % CHANGE
                                                             ----    ----    --------
                                                              (MILLIONS)
Automotive...............................................    $57     $89       (36)%
Other....................................................     (2)     (6)       NM
                                                             ---     ---
                                                             $55     $83       (34) %
                                                             ===     ===

     Automotive's operating income was $32 million lower for 1999's first quarter than for the comparable period of 1998. Original equipment operating income declined 24 percent or $13 million from last year's quarter. Higher costs related to a first quarter 1999 change in accounting for platform start-up costs from a capitalization to an expense basis and unfavorable currency impacts each lowered income by $4 million. The balance of the decline in OE income was attributable to pricing actions and product mix.

     Aftermarket operating income declined 53 percent or $19 million from last year's quarter. The reduction in income was principally attributable to the lower level of revenue as discussed above.

     The decrease in Tenneco's "Other" operating loss reflects the reduced cost of factoring a lower level of receivables.

     OPERATING INCOME AS A PERCENTAGE OF REVENUE

     Operating income as a percentage of revenue for the first quarters of 1999 and 1998 were as follows:

                                                                 FIRST QUARTER
                                                          ----------------------------
                                                          1999      1998      % CHANGE
                                                          ----      ----      --------
Automotive............................................    7.2%      11.1%       (35)%
Total.................................................    7.0%      10.4%       (33)%

     Operating income as a percentage of revenue declined primarily as a result of the factors cited in the discussion of operating income above since revenue was essentially flat.

     RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan designed to reduce administrative and operational overhead costs in every part of Tenneco's business. Tenneco recorded a pre-tax charge to income from continuing operations of $53 million, $34 million after-tax or $.20 per diluted common share. Of the pre-tax charge, for operational restructuring plans, $36 million related to the consolidation of the manufacturing and distribution operations of Automotive's North American aftermarket business. A staff and related costs reduction plan, which covers employees in Automotive's operating unit and corporate operations, is expected to cost $17 million.

     The Automotive aftermarket restructuring involves closing two plant locations and five distribution centers, with the elimination of 302 positions at those locations. The staff and related cost reduction plan involves the elimination of 454 administrative positions in Automotive's business unit and its corporate operations.

     The fixed assets at the locations to be closed were written down to their fair value, less costs to sell, in the fourth quarter of 1998. As a result of the single-purpose nature of the assets, fair value was estimated at scrap value less cost to dispose. No significant net cash proceeds are expected to be received from the ultimate disposal of these assets, which should be complete by the fourth quarter of 2000. The effect of suspending depreciation for these impaired assets is a reduction in depreciation and amortization of approximately $2 million on an annual basis.

     As of March 31, 1999, approximately 557 employees have been terminated. To address customer service issues, the closure of one Automotive aftermarket distribution center has been delayed until the second quarter of 2000. All other restructuring actions, with the exception of the final disposal of certain assets, are being executed according to the Company's initial plan and all restructuring actions are expected to be complete by the fourth quarter of 1999. During the first quarter of 1999, the Automotive aftermarket business closed one plant location and four distribution centers.

     Amounts related to the restructuring plan are shown in the following table:

                                                       DECEMBER 31, 1998     1ST QUARTER 1999     BALANCE AT
                                                         RESTRUCTURING             CASH           MARCH 31,
                                                        CHARGE BALANCE           PAYMENTS            1999
                                                       -----------------    ------------------    ----------
                                                                            (MILLIONS)
Severance..........................................           $15                  $ 5               $10
Facility exit costs................................             1                   --                 1
                                                              ---                  ---               ---
                                                              $16                  $ 5               $11
                                                              ===                  ===               ===

     Automotive expects to realize annual savings of $27 million as a result of these restructuring initiatives, primarily from a reduction in salary and related employee expenses. Tenneco expects these savings will be fully realized beginning in the second quarter of 2000.

  INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

     Interest expense increased by $6 million primarily as a result of increased borrowings to cover the following activities since March 31, 1998: acquisitions, net share repurchases, and capital expenditures and other investments in excess of cash provided by operations.

  INCOME TAXES

     Tenneco's effective tax rate for the first quarter of 1999 was 39 percent compared to 27 percent in the first quarter last year. The 1998 first quarter rate was lower as a result of non-recurring domestic deferred tax adjustments in that quarter.

  MINORITY INTEREST

     Minority interest is primarily composed of dividends on the preferred stock of a U.S. subsidiary. The $2 million favorable variance versus last year's quarter, however, is primarily attributable to lower earnings in Automotive's joint ventures.

DISCONTINUED OPERATIONS AND EXTRAORDINARY LOSS

     In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the Spin-off. As a result, Tenneco's paperboard packaging segment has been reflected as discontinued operations.

     In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. This transaction closed in June 1999.

     Revenues and income for the paperboard packaging discontinued operations are shown in the following table:

                                                                THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                                -------------
                                                                1999     1998
                                                                -----    ----
                                                                 (MILLIONS)
Net sales and operating revenues............................    $ 392    $376
                                                                =====    ====
Income before income taxes and interest allocation..........    $  18    $ 34
Income tax (expense) benefit................................       (7)    (14)
                                                                -----    ----
Income before interest allocation...........................       11      20
Allocated interest expense, net of income tax...............       (5)     (6)
                                                                -----    ----
Income from discontinued operations before disposition......        6      14
Loss on disposition, net of income tax......................     (178)     --
                                                                -----    ----
Income (loss) from discontinued operations..................    $(172)   $ 14
                                                                =====    ====

     In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners and as a result has restated its financial statements to reflect its specialty packaging segment as a discontinued operation. Revenues and income for the specialty packaging discontinued operations are shown in the following table:

                                                              THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              1999    1998
                                                              -----   -----
                                                               (MILLIONS)
Net sales and operating revenues............................  $666    $633
                                                              ====    ====
Income before income taxes and interest allocation..........  $ 45    $ 69
Income tax (expense) benefit................................   (16)    (30)
                                                              ----    ----
Income before interest allocation...........................    29      39
Allocated interest expense, net of income tax...............   (23)    (21)
                                                              ----    ----
Income (loss) from discontinued operations..................  $  6    $ 18
                                                              ====    ====

     See Notes 2 and 3 to the unaudited consolidated financial statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further discussion of discontinued operations.

     First quarter 1999 results from discontinued operations for the specialty packaging segment includes a pre-tax charge of $29 million relating to a plan to realign its headquarters functions. This plan involves the severance of approximately 40 employees and the closing of the Greenwich, Connecticut headquarters facility.

     In the first quarter of 1999, Tenneco recorded an extraordinary loss for extinguishment of debt of $7 million, net of a $3 million income tax benefit, or $.04 per diluted common share. The loss was related to the early retirement of debt in connection with the sale of the containerboard assets.

CHANGES IN ACCOUNTING PRINCIPLES

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement requires prospective application, for fiscal years beginning after December 15, 1998. Tenneco adopted SOP 98-1 on January 1, 1999. The impact of this new standard did not have a significant effect on Tenneco's financial position or results of operations.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. This statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco adopted SOP 98-5 on January 1, 1999, and recorded an after-tax charge for the cumulative effect of this change in accounting principle of $102 million, net of a $50 million tax benefit, or $.61 per diluted common share. The change in accounting principle decreased income from continuing operations by $4 million, net of a $2 million tax benefit, or $.02 per diluted common share for the three months ended March 31, 1999. If the new accounting method had been applied retroactively, income from continuing operations for the three months ended March 31, 1998, would have been lower by $3 million, net of a $2 million tax benefit, or $.02 per diluted common share.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments, including derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 2000. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     Effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferral method to an expense-as-incurred method. In connection with Tenneco's decision to separate its automotive and specialty packaging businesses into separate public companies, Tenneco determined that a change to an expense-as-incurred method of accounting for automotive aftermarket customer acquisition costs was preferable in order to permit improved comparability of stand-alone financial results with its aftermarket industry competitors. The cumulative effect of the change in accounting principles as of January 1, 1999, was $32 million, net of a $22 million tax benefit, or $.19 per diluted common share and is reflected as an increase in the net loss for the three months ended March 31, 1999. The change in accounting principle decreased income from continuing operations by $3 million, net of $2 million in income tax expense, or $.02 per diluted common share for the three months ended March 31, 1999. If the new accounting method had been applied retroactively, income from continuing operations for the three months ended March 31, 1998, would have been lower by $4 million, net of a $3 million tax benefit, or $.02 per diluted common share.

EARNINGS PER SHARE

     Income from continuing operations was $.10 per diluted common share for the first quarter of 1999, compared to $.25 per diluted common share for last year's quarter. (All references to earnings per share in this Management's Discussion and Analysis are on a diluted basis unless otherwise noted.) Discontinued operations generated a loss of $1.00 per diluted common share during this year's quarter compared to income of $.19 per diluted common share for the prior year's quarter. The current year's quarter also included a $.04 per diluted common share extraordinary loss on early retirement of debt in connection with the sale of the containerboard assets, and $.80 per diluted common share of charges related to the cumulative effect of changes in accounting principles noted above. The net loss for the first quarter of 1999 was $1.74 per diluted common share compared to the net income for the prior year's quarter of $.44 per diluted common share.

LIQUIDITY AND CAPITAL RESOURCES

  CAPITALIZATION

                                                   MARCH 31,    DECEMBER 31,
                                                     1999           1998        % CHANGE
                                                   ---------    ------------    --------
                                                          (MILLIONS)
Short-term debt and current maturities.........     $  368         $  304
Long-term debt.................................        677            671
Debt allocated to discontinued operations......      2,548          2,456
                                                    ------         ------
Total debt.....................................      3,593          3,431           5%
Minority interest of continuing operations.....        407            407
Minority interest of discontinued operations...         15             14
                                                    ------         ------
Total minority interest........................        422            421          --%
Common shareowners' equity.....................      2,096          2,504         (16)%
                                                    ------         ------
          Total capitalization.................     $6,111         $6,356          (4)%
                                                    ======         ======

     Tenneco's debt to capitalization ratio was 58.8 percent at March 31, 1999, compared to 54.0 percent at December 31, 1998. The increase in the ratio is attributable to the additional short-term debt issued during the first quarter of 1999 as well as the decline in equity attributable to a net loss of $291 million, common dividends of $51 million, and adverse changes in cumulative translation adjustment of $77 million related to the strong U.S. dollar, offset in part by net common stock issuances of $8 million.

     Subsequent to March 31, 1999, Tenneco received the proceeds of the divestitures of its containerboard business and its Greenwich, Connecticut headquarters. After buyout of operating lease obligations and timber cutting rights and the payment of fees, the net proceeds were used to reduce short-term debt by approximately $775 million. Reduction of the March 31, 1999 debt and total capitalization balances by this amount would have lowered Tenneco's debt to total capitalization ratio by 6.0 percentage points to 52.8 percent.

     Following Tenneco's series of announcements regarding its strategic alternatives, Standard and Poor's and Moody's debt rating agencies are continuing to review the ratings on Tenneco's debt pending further information about the debt profile of the new companies. In consideration of the rating agency actions and the requirement to realign Tenneco's long-term debt to accomplish the distribution, Tenneco continues to finance its requirements with short-term debt. Tenneco believes that its existing committed credit facility is adequate to meet its 1999 capital requirements, including scheduled long-term debt retirements of $250 million. Additional credit facilities will be required in order to accomplish the debt realignment. Tenneco believes it can obtain the necessary credit arrangements to complete the debt realignment at commercially reasonable rates.

  CASH FLOWS

                                                                THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                                -------------
                                                                1999    1998
                                                                ----    -----
                                                                 (MILLIONS)
Cash provided (used) by:
  Operating activities......................................    $(51)   $ (34)
  Investing activities......................................     (77)    (103)
  Financing activities......................................     132      128

     OPERATING ACTIVITIES

     Cash used by operating activities was $17 million greater in the first quarter of 1999 than in the comparable quarter of 1998. Continuing operations used $37 million less cash in this year's quarter, although income from continuing operations was lower by $27 million. Discontinued operations generated $54 million less cash in this year's quarter.

     INVESTING ACTIVITIES

     Cash used by investing activities was $26 million lower in 1999's first quarter compared to 1998's first quarter. Lower capital expenditures in continuing operations contributed $7 million to the favorable variance, while capital expenditures for discontinued operations were lower by $9 million. Net proceeds from sale of assets generated an additional $4 million of the variance. The remainder of the improvement was attributable to lower investment in the discontinued foreign operations of specialty packaging, partially offset by acquisitions for continuing operations.

     FINANCING ACTIVITIES

     Financing activities generated $4 million more cash flow in 1999's first quarter than in 1998, primarily as a result of lower repurchases of common stock.

YEAR 2000

     Many computer software systems, as well as certain hardware and equipment utilizing date-sensitive data, were structured to use a two-digit date field meaning that they will not be able to properly recognize dates in the Year 2000. Tenneco's significant technology transformation projects are addressing the Year 2000 issue in those areas where replacement systems are being installed for other business reasons. Where existing systems and equipment are expected to remain in place beyond 1999, Tenneco has a detailed process in place to identify and assess Year 2000 issues and to remediate, replace or establish alternative procedures addressing non-Year 2000 compliant systems, hardware, and equipment.

     Tenneco has substantially completed inventorying its systems and equipment including computer systems and business applications as well as date-sensitive technology embedded in its equipment and facilities. Tenneco continues to plan for and undertake remediation, replacement, or alternative procedures for non-compliant Year 2000 systems and equipment; and test remediated, replaced or alternative procedures for systems and equipment. As of March 31, 1999, Tenneco believes that approximately 70 percent of this work has been completed. Tenneco has confirmed that none of its products are date-sensitive. Remediation, replacement, or alternative procedures for systems and equipment are being undertaken on a business priority basis. This is ongoing and was completed at some locations in 1998 with the remainder to be completed through the third quarter of 1999. Testing will occur in the same time frame. Also, Tenneco is contacting its major customers, suppliers, financial institutions, and others with whom it conducts business to determine whether they will be able to resolve in a timely manner Year 2000 problems possibly affecting Tenneco. As part of its planning and readiness activities, Tenneco is developing Year 2000 contingency plans for critical business processes such as banking, data center operations and just-in-time manufacturing operations. Contingency plans also will be developed on a business unit basis, where needed, to respond to previously undetected Year 2000 problems and business interruption from suppliers.

     Based upon current estimates, Tenneco believes it will incur costs which may range from approximately $40 to $50 million to address Year 2000 issues and implement the necessary changes to its existing systems and equipment. As of March 31, 1999, approximately $22 million of the costs have already been incurred. Approximately 40 percent of the range of costs estimated and of the costs incurred to date are attributable to continuing operations. These costs are being expensed as they are incurred, except that in certain instances Tenneco may determine that replacing existing computer systems or equipment may be more effective and efficient, particularly where additional functionality is available. These replacements would be capitalized and would reduce the estimated expense associated with Year 2000 issues.

     In the event Tenneco is unable to complete the remediation, replacement, or alternative procedures for critical systems and equipment in a timely manner or if those with whom Tenneco conducts business are unsuccessful in implementing timely solutions, Year 2000 issues could have a material adverse effect on Tenneco's results of operations. At this time, the potential effect in the event Tenneco and/or third parties are unable to timely resolve Year 2000 problems is not determinable; however, Tenneco believes it will be able to resolve its own Year 2000 issues.

EURO CONVERSION

     The European Monetary Union resulted in the adoption of a common currency, the "Euro," among eleven European nations. The Euro is being adopted over a three-year transition period beginning January 1, 1999. In October 1997, Tenneco established a cross-functional Euro Committee, comprised of representatives of the Company's operational divisions as well as its corporate offices. That Committee had two principal objectives: (i) to determine the impact of the Euro on the Company's business operations, and (ii) to recommend and facilitate implementation of those steps necessary to ensure that Tenneco would be fully prepared for the Euro's introduction. As of January 1, 1999, Tenneco has implemented those Euro conversion procedures that it had determined to be necessary and prudent to adopt by that date, and is on track to becoming fully "Euro ready" on or before the conclusion of the three-year Euro transition period. Tenneco believes that the costs associated with transitioning to the Euro will not be material to its consolidated financial position or the results of its operations.

SECTION B.

     This section presents Tenneco's restated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations previously included in Tenneco's Quarterly Report on Form 10-Q for the three months and six months ended June 30, 1999.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                          STATEMENTS OF INCOME (LOSS)
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED           SIX MONTHS ENDED
                                                               JUNE 30,                    JUNE 30,
                                                       -------------------------   -------------------------
                                                          1999          1998          1999          1998
                                                       -----------   -----------   -----------   -----------
                                                           (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUES
    Net sales and operating revenues.................  $       868   $       864   $     1,657   $     1,664
    Other income --
         Gain (loss) on sale of businesses and
           assets, net...............................           (2)           (4)           (3)          (10)
         Other income, net...........................            8             5            11            17
                                                       -----------   -----------   -----------   -----------
                                                               874           865         1,665         1,671
                                                       -----------   -----------   -----------   -----------
COSTS AND EXPENSES
    Cost of sales (exclusive of depreciation shown
      below).........................................          627           587         1,212         1,161
    Engineering, research, and development...........           16             2            27            13
    Selling, general, and administrative.............           98           115           203           218
    Depreciation and amortization....................           36            37            71            72
                                                       -----------   -----------   -----------   -----------
                                                               777           741         1,513         1,464
                                                       -----------   -----------   -----------   -----------
INCOME BEFORE INTEREST EXPENSE, INCOME TAXES, AND
  MINORITY INTEREST..................................           97           124           152           207
    Interest expense (net of interest capitalized)...           23            17            42            30
    Income tax expense...............................           30            36            44            55
    Minority interest................................            7             8            13            16
                                                       -----------   -----------   -----------   -----------
INCOME FROM CONTINUING OPERATIONS....................           37            63            53           106
Income (loss) from discontinued operations, net of
  income tax.........................................           55            74          (111)          106
                                                       -----------   -----------   -----------   -----------
Income (loss) before extraordinary loss..............           92           137           (58)          212
Extraordinary loss, net of income tax................           --            --            (7)           --
                                                       -----------   -----------   -----------   -----------
Income (loss) before cumulative effect of change in
  accounting principle...............................           92           137           (65)          212
Cumulative effect of change in accounting principle,
  net of income tax..................................           --            --          (134)           --
                                                       -----------   -----------   -----------   -----------
NET INCOME (LOSS)....................................  $        92   $       137   $      (199)  $       212
                                                       ===========   ===========   ===========   ===========
EARNINGS (LOSS) PER SHARE
Average shares of common stock outstanding --
    Basic............................................  167,119,483   169,174,444   166,937,362   169,341,555
    Diluted..........................................  167,501,881   169,869,703   167,319,412   169,936,676
Basic earnings (loss) per share of common stock --
    Continuing operations............................  $       .21   $       .38   $       .32   $       .62
    Discontinued operations..........................          .34           .43          (.67)          .63
    Extraordinary loss...............................           --            --          (.04)           --
    Cumulative effect of change in accounting
      principle......................................           --            --          (.80)           --
                                                       -----------   -----------   -----------   -----------
                                                       $       .55   $       .81   $     (1.19)  $      1.25
                                                       ===========   ===========   ===========   ===========
Diluted earnings (loss) per share of common stock --
    Continuing operations............................  $       .21   $       .38   $       .32   $       .62
    Discontinued operations..........................          .34           .43          (.67)          .63
    Extraordinary loss...............................           --            --          (.04)           --
    Cumulative effect of change in accounting
      principle......................................           --            --          (.80)           --
                                                       -----------   -----------   -----------   -----------
                                                       $       .55   $       .81   $     (1.19)  $      1.25
                                                       ===========   ===========   ===========   ===========
Cash dividends per share of common stock.............  $       .30   $       .30   $       .60   $       .60
                                                       ===========   ===========   ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements of income (loss).

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              ----------------
                                                               1999      1998
                                                              -------    -----
                                                                 (MILLIONS)
OPERATING ACTIVITIES
Income from continuing operations...........................  $    53    $ 106
Adjustments to reconcile income from continuing operations
  to cash provided (used) by operating activities --
     Depreciation and amortization..........................       71       72
     Deferred income taxes..................................       (6)      49
     (Gain) loss on sale of businesses and assets, net......        3       10
     Changes in components of working capital --
          (Increase) decrease in receivables................     (112)    (218)
          (Increase) decrease in inventories................       (9)      (7)
          (Increase) decrease in prepayments and other
           current assets...................................      (11)      (2)
          Increase (decrease) in payables...................       26       22
          Increase (decrease) in taxes accrued..............      (54)       9
          Increase (decrease) in interest accrued...........        3       --
          Increase (decrease) in other current
           liabilities......................................      (38)     (57)
     Other..................................................      (14)     (40)
                                                              -------    -----
Cash provided (used) by continuing operations...............      (88)     (56)
Cash provided (used) by discontinued operations.............      (93)     234
                                                              -------    -----
Net cash provided (used) by operating activities............     (181)     178
                                                              -------    -----
INVESTING ACTIVITIES
Net proceeds related to the sale of discontinued
  operations................................................      334       12
Net proceeds from sale of assets............................        8        5
Expenditures for plant, property, and equipment.............      (70)     (80)
Acquisition of businesses...................................      (35)      --
Expenditures for plant, property, and equipment and business
  acquisitions -- discontinued operations...................   (1,206)    (210)
Investments and other.......................................       (7)     (41)
                                                              -------    -----
Net cash provided (used) by investing activities............     (976)    (314)
                                                              -------    -----
FINANCING ACTIVITIES
Issuance of common and treasury shares......................       20       27
Purchase of common stock....................................       (4)     (82)
Issuance of long-term debt..................................    1,761        3
Retirement of long-term debt................................      (29)     (15)
Net increase (decrease) in short-term debt excluding current maturities on
  long-term debt............................................     (478)     294
Dividends (common)..........................................     (100)    (102)
                                                              -------    -----
Net cash provided (used) by financing activities............    1,170      125
                                                              -------    -----
Effect of foreign exchange rate changes on cash and
  temporary cash investments................................       (2)      --
                                                              -------    -----
Increase (decrease) in cash and temporary cash
  investments...............................................       11      (11)
Cash and temporary cash investments, January 1..............       29       29
                                                              -------    -----
Cash and temporary cash investments, June 30 (Note).........  $    40    $  18
                                                              =======    =====
Cash paid during the period for interest....................  $   126    $ 127
Cash paid during the period for income taxes (net of
  refunds)..................................................  $    31    $  (5)
NON-CASH INVESTING AND FINANCING ACTIVITIES
Common equity interest received related to the sale of
  containerboard operations.................................  $   194    $  --
Principal amount of long-term debt assumed by buyers of
  containerboard
  operations................................................  $(1,760)   $  --

-------------------------
Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

  The accompanying notes to financial statements are an integral part of these statements of cash flows.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                 BALANCE SHEETS

                                  (UNAUDITED)

                                                                JUNE 30,     DECEMBER 31,    JUNE 30,
                                                                ---------    ------------    ---------
                                                                  1999           1998          1998
                                                                ---------    ------------    ---------
                                                                              (MILLIONS)
                           ASSETS
Current assets:
    Cash and temporary cash investments.....................     $   40         $   29        $   18
    Receivables --
         Customer notes and accounts, net...................        591            430           551
         Income taxes.......................................         --              3             1
         Other..............................................         15             10             4
    Inventories --
         Finished goods.....................................        219            221           198
         Work in process....................................         76             79            74
         Raw materials......................................         68             73            67
         Materials and supplies.............................         38             41            42
    Deferred income taxes...................................         42             39            22
    Prepayments and other...................................         87            139           179
                                                                 ------         ------        ------
                                                                  1,176          1,064         1,156
                                                                 ------         ------        ------
Other assets:
    Long-term notes receivable, net.........................         26             23            24
    Goodwill and intangibles, net...........................        510            499           501
    Deferred income taxes...................................         42             39            54
    Pension assets..........................................         97            101            97
    Other...................................................         95            201           160
                                                                 ------         ------        ------
                                                                    770            863           836
                                                                 ------         ------        ------
Plant, property, and equipment, at cost.....................      1,903          1,944         1,822
    Less -- Reserves for depreciation and amortization......        854            851           778
                                                                 ------         ------        ------
                                                                  1,049          1,093         1,044
                                                                 ------         ------        ------
Net assets of discontinued operations.......................      1,421          1,739         1,793
                                                                 ------         ------        ------
                                                                 $4,416         $4,759        $4,829
                                                                 ======         ======        ======
            LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
    Short-term debt (including current maturities on
      long-term debt).......................................     $  206         $  304        $  168
    Trade payables..........................................        351            337           342
    Taxes accrued...........................................         78             31            44
    Accrued liabilities.....................................        166            161           130
    Other...................................................         43             76            69
                                                                 ------         ------        ------
                                                                    844            909           753
                                                                 ------         ------        ------
Long-term debt..............................................        832            671           747
                                                                 ------         ------        ------
Deferred income taxes.......................................         39             98           197
                                                                 ------         ------        ------
Postretirement benefits.....................................        131            139           118
                                                                 ------         ------        ------
Deferred credits and other liabilities......................         37             31            48
                                                                 ------         ------        ------
Commitments and contingencies
Minority interest...........................................        411            407           407
                                                                 ------         ------        ------
Shareowners' equity:
    Common stock............................................          2              2             2
    Premium on common stock and other capital surplus.......      2,718          2,710         2,699
    Accumulated other comprehensive income (loss)...........       (194)           (91)         (142)
    Retained earnings (accumulated deficit).................       (157)           142           199
                                                                 ------         ------        ------
                                                                  2,369          2,763         2,758
    Less -- Shares held as treasury stock, at cost..........        247            259           199
                                                                 ------         ------        ------
                                                                  2,122          2,504         2,559
                                                                 ------         ------        ------
                                                                 $4,416         $4,759        $4,829
                                                                 ======         ======        ======

  The accompanying notes to financial statements are an integral part of these balance sheets.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                  STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY

                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                     -------------------------------------------
                                                             1999                   1998
                                                     --------------------   --------------------
                                                       SHARES      AMOUNT     SHARES      AMOUNT
                                                     -----------   ------   -----------   ------
                                                           (MILLIONS EXCEPT SHARE AMOUNTS)
COMMON STOCK
Balance January 1..................................  173,670,197   $    2   172,569,889   $    2
     Issued pursuant to benefit plans..............      334,816       --       539,220       --
                                                     -----------   ------   -----------   ------
Balance June 30....................................  174,005,013        2   173,109,109        2
                                                     ===========   ------   ===========   ------
PREMIUM ON COMMON STOCK AND OTHER CAPITAL SURPLUS
Balance January 1..................................                 2,710                  2,679
     Premium on common stock issued pursuant to
       benefit plans...............................                     8                     20
                                                                   ------                 ------
Balance June 30....................................                 2,718                  2,699
                                                                   ------                 ------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance January 1..................................                   (91)                  (122)
     Other comprehensive income (loss).............                  (103)                   (20)
                                                                   ------                 ------
Balance June 30....................................                  (194)                  (142)
                                                                   ------                 ------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
Balance January 1..................................                   142                     89
     Net income (loss).............................                  (199)                   212
     Dividends on common stock.....................                  (100)                  (102)
                                                                   ------                 ------
Balance June 30....................................                  (157)                   199
                                                                   ------                 ------
LESS -- COMMON STOCK HELD AS TREASURY STOCK, AT
  COST
Balance January 1..................................    6,757,678      259     2,928,189      120
     Shares acquired...............................      121,867        4     2,202,423       88
     Shares issued pursuant to benefit and dividend
       reinvestment plans..........................     (417,961)     (16)     (219,711)      (9)
                                                     -----------   ------   -----------   ------
Balance June 30....................................    6,461,584      247     4,910,901      199
                                                     ===========   ------   ===========   ------
     Total.........................................                $2,122                 $2,559
                                                                   ======                 ======

  The accompanying notes to financial statements are an integral part of these statements of changes in shareowners' equity.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                   STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED JUNE 30,
                                              -------------------------------------------------------------
                                                          1999                            1998
                                              -----------------------------   -----------------------------
                                               ACCUMULATED                     ACCUMULATED
                                                  OTHER                           OTHER
                                              COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE
                                                 INCOME          INCOME          INCOME          INCOME
                                              -------------   -------------   -------------   -------------
                                                                       (MILLIONS)
NET INCOME (LOSS)..........................                       $  92                           $137
                                                                  -----                           ----
ACCUMULATED OTHER COMPREHENSIVE INCOME
  (LOSS)
  CUMULATIVE TRANSLATION ADJUSTMENT
  Balance April 1..........................       $(159)                          $(145)
     Translation of foreign currency
       statements..........................         (26)            (26)              3              3
                                                  -----                           -----
  Balance June 30..........................        (185)                           (142)
                                                  -----                           -----
  ADDITIONAL MINIMUM PENSION LIABILITY
     ADJUSTMENT
  Balance April 1..........................          (9)                             --
     Additional minimum pension liability
       adjustment..........................          --              --              --             --
                                                  -----                           -----
  Balance June 30..........................          (9)                             --
                                                  -----                           -----
Balance June 30............................       $(194)                          $(142)
                                                  =====                           =====
                                                                  -----                           ----
Other comprehensive income (loss)..........                         (26)                             3
                                                                  -----                           ----
COMPREHENSIVE INCOME (LOSS)................                       $  66                           $140
                                                                  =====                           ====

                                                                SIX MONTHS ENDED JUNE 30,
                                              -------------------------------------------------------------
                                                          1999                            1998
                                              -----------------------------   -----------------------------
                                               ACCUMULATED                     ACCUMULATED
                                                  OTHER                           OTHER
                                              COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE
                                                 INCOME          INCOME          INCOME          INCOME
                                              -------------   -------------   -------------   -------------
                                                                       (MILLIONS)
NET INCOME (LOSS)..........................                       $(199)                          $212
                                                                  -----                           ----
ACCUMULATED OTHER COMPREHENSIVE INCOME
  (LOSS)
  CUMULATIVE TRANSLATION ADJUSTMENT
  Balance January 1........................       $ (82)                          $(122)
     Translation of foreign currency
       statements..........................        (103)           (103)            (20)           (20)
                                                  -----                           -----
  Balance June 30..........................        (185)                           (142)
                                                  -----                           -----
  ADDITIONAL MINIMUM PENSION LIABILITY
     ADJUSTMENT
  Balance January 1........................          (9)                             --
     Additional minimum pension liability
       adjustment..........................          --              --              --             --
                                                  -----                           -----
  Balance June 30..........................          (9)                             --
                                                  -----                           -----
Balance June 30............................       $(194)                          $(142)
                                                  =====                           =====
                                                                  -----                           ----
Other comprehensive income (loss)..........                        (103)                           (20)
                                                                  -----                           ----
COMPREHENSIVE INCOME (LOSS)................                       $(302)                          $192
                                                                  =====                           ====

      The accompanying notes to financial statements are an integral part of these statements of comprehensive income (loss).

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

     (1) In the opinion of Tenneco Inc. (the "Company"), the accompanying unaudited financial statements of Tenneco Inc. and its consolidated subsidiaries ("Tenneco") contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations, cash flows, changes in shareowners' equity, and comprehensive income for the periods indicated. The unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. The consolidated financial statements of Tenneco include all majority-owned subsidiaries of the Company. Investments in 20% to 50% owned companies where the Company has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings and cumulative translation adjustments since date of acquisition. Tenneco has no investments in 20% to 50% owned companies where it does not carry the investment at cost plus equity in undistributed earnings.

     Prior year's financial statements have been reclassified where appropriate to conform to 1999 presentations.

     (2) In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of the automotive, paperboard packaging, and specialty packaging businesses. As part of that strategic alternatives analysis, Tenneco has taken the following actions:

     - In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million.

     - In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operation, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and packaging businesses into two separate, independent companies.

     - In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the spin-off discussed below.

     The separation of Tenneco's automotive and packaging businesses will be accomplished by the spin-off of the common stock of Tenneco Packaging Inc. ("Packaging") to Tenneco shareowners (the "Spin-off"). At the time of the Spin-off, Packaging will include Tenneco's specialty packaging business, Tenneco's administrative services operations and the remaining interest in the containerboard joint venture if the sale has not been completed. Tenneco and Packaging are, however, currently analyzing the alternatives with respect to the administrative services operations.

     Before the Spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments, and other refinancings. This debt realignment will be financed by internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of subordinated debt, and borrowings by Packaging under new credit facilities.

     Also before the Spin-off, Tenneco will restructure its existing businesses, assets, and liabilities through a series of corporate restructuring transactions. As Tenneco is currently organized, ownership of its subsidiaries is based on geographic location and tax considerations rather than on the businesses in which the subsidiaries

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

are involved. Therefore, Tenneco will need to restructure its existing businesses so that the assets, liabilities, and operations of its packaging business and administrative services operations will be owned by Packaging, and the assets, liabilities, and operations of its automotive businesses will be owned by Tenneco.

     The Spin-off is subject to conditions, including formal declaration of the Spin-off by the Tenneco Board of Directors, Tenneco's receipt, and the continued effectiveness of a determination that the Spin-off will be tax-free for U.S. federal income tax purposes, and the successful completion of the debt realignment and corporate restructuring transactions. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners.

     (3) In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion plus a 45 percent common equity interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million. The containerboard assets contributed to the joint venture represented substantially all of the assets of Tenneco's paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or leasehold interest in approximately 950,000 acres of timberland. Prior to the transaction, Tenneco Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion of those borrowings to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of Tenneco's short-term debt. Tenneco Packaging then contributed the containerboard business assets (subject to the new indebtedness and the containerboard business liabilities) to the joint venture in exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the transaction, Tenneco recognized a pre-tax loss of $293 million, $178 million after-tax or $1.07 per diluted common share, in the first quarter of 1999, based on the amount by which the carrying amount of the containerboard assets exceeded the fair value of those assets, less cost to sell. The estimate of fair value of the containerboard assets was based on the fair value of the consideration received by Tenneco from the joint venture.

     In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the Spin-off. As a result of the decision to sell the remaining interest in the containerboard joint venture, Tenneco's paperboard packaging segment is presented as a discontinued operation in the accompanying financial statements.

     In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operation, to Caraustar Industries. Tenneco received cash proceeds of $73 million from this transaction which closed in June 1999. As a result of the sale transaction, Tenneco recognized a pre-tax gain of $14 million, $9 million after-tax or $.05 per diluted share which is included in discontinued operations in the second quarter of 1999.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

     Revenues and income for the paperboard packaging discontinued operations are shown in the following table:

                                                           THREE MONTHS       SIX MONTHS
                                                          ENDED JUNE 30,    ENDED JUNE 30,
                                                          ---------------   --------------
                                                           1999     1998     1999    1998
                                                          ------   ------   ------   -----
                                                                     (MILLIONS)
Net sales and operating revenues........................   $53      $394    $ 445    $770
                                                           ===      ====    =====    ====
Income before income taxes and interest allocation......   $ 4      $ 32    $  22    $ 66
Income tax (expense) benefit............................    (4)      (12)     (11)    (26)
                                                           ---      ----    -----    ----
Income before interest allocation.......................    --        20       11      40
Allocated interest expense, net of income tax...........    --        (6)      (5)    (12)
                                                           ---      ----    -----    ----
Income from discontinued operations before
  disposition...........................................    --        14        6      28
Gain (loss) on disposition, net of income tax...........     9         9     (169)      9
                                                           ---      ----    -----    ----
Income (loss) from discontinued operations..............   $ 9      $ 23    $(163)   $ 37
                                                           ===      ====    =====    ====

     In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners and as a result has restated its financial statements to reflect specialty packaging as a discontinued operation. As a result, Tenneco's automotive segment ("Automotive") is its sole remaining continuing operation. Since Tenneco would not have proceeded with the Spin-off absent the receipt of a determination that the Spin-off would be tax-free, the establishment of a measurement date for discontinued operations did not occur until that determination was received. Revenues and income for the specialty packaging discontinued operations are shown in the following table:

                                                         THREE MONTHS       SIX MONTHS
                                                        ENDED JUNE 30,    ENDED JUNE 30,
                                                        ---------------   ---------------
                                                         1999     1998     1999     1998
                                                        ------   ------   ------   ------
                                                                   (MILLIONS)
Net sales and operating revenues......................   $738     $738    $1,404   $1,371
                                                         ====     ====    ======   ======
Income before income taxes and interest allocation....   $ 99     $104    $  144   $  173
Income tax (expense) benefit..........................    (32)     (30)      (48)     (60)
                                                         ----     ----    ------   ------
Income before interest allocation.....................     67       74        96      113
Allocated interest expense, net of income tax.........    (21)     (23)      (44)     (44)
                                                         ----     ----    ------   ------
Income (loss) from discontinued operations............   $ 46     $ 51    $   52   $   69
                                                         ====     ====    ======   ======

     Net assets of discontinued operations includes $1,861 million, $2,302 million and $2,456 million of debt allocated to discontinued operations as of June 30, 1999 and 1998, and December 31, 1998, respectively.

     (4) In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan designed to reduce administrative and operational overhead costs in every part of Tenneco's business. Tenneco recorded a pre-tax charge to income from continuing operations of $53 million, $34 million after-tax or $.20 per diluted common share. Of the pre-tax charge, for operational restructuring plans, $36 million related to the consolidation of the manufacturing and distribution operations of Automotive's North American aftermarket business. A staff and related cost reduction plan, which covers employees in the operating unit and at corporate, is expected to cost $17 million.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

     The Automotive aftermarket restructuring involves closing two plant locations and five distribution centers, with the elimination of 302 positions at those locations. The staff and related cost reduction plan involves the elimination of 454 administrative positions.

     The fixed assets at the locations to be closed were written down to their fair value, less costs to sell, in the fourth quarter of 1998. As a result of the single-purpose nature of the assets, fair value was estimated at scrap value less cost to dispose. No significant net cash proceeds are expected to be received from the ultimate disposal of these assets, which should be complete by the fourth quarter of 2000. The effect of suspending depreciation for these impaired assets is a reduction in depreciation and amortization of approximately $2 million on an annual basis.

     As of June 30, 1999, approximately 670 employees have been terminated. To address customer service issues, the closure of one Automotive aftermarket distribution center has been delayed until the second quarter of 2000. All other restructuring actions, with the exception of the final disposal of certain assets, are being executed according to the initial plan and are expected to be complete by the fourth quarter of 1999. During the six months ended June 30, 1999, the Automotive aftermarket business closed one plant location and four distribution centers.

     Amounts related to the restructuring plan are shown in the following table:

                                                                                CASH
                                                                              PAYMENTS
                                                                                SIX
                                                                               MONTHS
                                                         DECEMBER 31, 1998     ENDED      BALANCE AT
                                                           RESTRUCTURING      JUNE 30,     JUNE 30,
                                                          CHARGE BALANCE        1999         1999
                                                         -----------------    --------    ----------
                                                                         (MILLIONS)
Severance..............................................         $15             $ 6          $ 9
Facility exit costs....................................           1              --            1
                                                                ---             ---          ---
                                                                $16             $ 6          $10
                                                                ===             ===          ===

     (5) Tenneco is a party to various legal proceedings arising from its operations. Tenneco believes that the outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on its financial position or results of operations.

     (6) Tenneco is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates. Tenneco has provided reserves for compliance with these laws and regulations where it is probable that a liability exists and where Tenneco can make a reasonable estimate of the liability. The estimated liabilities recorded are subject to change as more information becomes available regarding the magnitude of possible cleanup costs and the timing, varying costs, and effectiveness of alternative cleanup technologies. However, Tenneco believes that any additional costs which may arise as more information becomes available will not have a material adverse effect on its financial position or results of operations.

     (7) In the first quarter of 1999, Tenneco recorded an extraordinary loss for extinguishment of debt of $7 million (net of a $3 million income tax benefit), or $.04 per diluted common share. The loss related to early retirement of debt in connection with the sale of the containerboard assets.

     (8) In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting treatment. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 2000. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco adopted SOP 98-5 on January 1, 1999, and recorded an after-tax charge for the cumulative effect of this change in accounting principle of $102 million (net of a $50 million tax benefit), or $.61 per diluted common share. The change in accounting principle decreased income from continuing operations by $6 million (net of a $3 million tax benefit), or $.04 per diluted common share for the six months ended June 30, 1999. If the new accounting method had been applied retroactively, income from continuing operations for the six months ended June 30, 1998, would have been lower by $5 million (net of a $4 million tax benefit), or $.03 per diluted common share. For the three months ended June 30, 1999, the change in accounting principle decreased income from continuing operations by $2 million (net of a $2 million tax benefit), or $.01 per diluted common share. If the new accounting method had been applied retroactively, income from continuing operations for the three months ended June 30, 1998, would have been lower by $2 million (net of a $2 million tax benefit), or $.01 per diluted common share.

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement requires prospective application for fiscal years beginning after December 15, 1998. Tenneco adopted SOP 98-1 on January 1, 1999. The impact of this new standard did not have a significant effect on Tenneco's financial position or results of operations.

     Effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferral method to an expense-as-incurred method. In connection with Tenneco's decision to separate its automotive and specialty packaging businesses into independent public companies, Tenneco determined that a change to an expense-as-incurred method of accounting for automotive aftermarket customer acquisition costs was preferable in order to permit improved comparability of stand-alone financial results with its aftermarket industry competitors. Tenneco recorded an after-tax charge for the cumulative effect of this change in accounting principle of $32 million (net of a $22 million tax benefit), or $.19 per diluted common share. The change in accounting principle increased income from continuing operations by $5 million (net of $4 million in income tax expense), or $.03 per diluted common share for the six months ended June 30, 1999. If the new accounting principle had been applied retroactively, income from continuing operations for the six months ended June 30, 1998, would have been lower by $2 million (net of a $1 million tax benefit), or $.01 per diluted common share. For the three months ended June 30, 1999, the change in accounting principle increased income from continuing operations by $2 million (net of $2 million in income tax expense), or $.01 per diluted common share. If the new accounting principle had been applied retroactively, income from continuing operations for the three months ended June 30, 1998, would have been higher by $2 million (net of $2 million in income tax expense), or $.01 per diluted common share.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

     (9) Earnings from continuing operations per share of common stock outstanding were computed as follows:

                              THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                              ---------------------------   -------------------------
                                  1999           1998          1999          1998
                              ------------   ------------   -----------   -----------
                                   (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)
Basic Earnings Per Share --
     Income from continuing
       operations...........  $        37    $        63    $        53   $       106
                              ===========    ===========    ===========   ===========
     Average shares of
       common stock
       outstanding..........  167,119,483    169,174,444    166,937,362   169,341,555
                              ===========    ===========    ===========   ===========
     Earnings from
       continuing operations
       per average share of
       common stock.........  $       .21    $       .38    $       .32   $       .62
                              ===========    ===========    ===========   ===========
Diluted Earnings Per Share--
     Income from continuing
       operations...........  $        37    $        63    $        53   $       106
                              ===========    ===========    ===========   ===========
     Average shares of
       common stock
       outstanding..........  167,119,483    169,174,444    166,937,362   169,341,555
     Effect of dilutive
       securities:
          Restricted
            stock...........       64,370         52,224         64,831        39,512
          Stock options.....           --        364,170             --       296,498
          Performance
            shares..........      318,028        278,865        317,219       259,111
                              -----------    -----------    -----------   -----------
     Average shares of
       common stock
       outstanding including
       dilutive
       securities...........  167,501,881    169,869,703    167,319,412   169,936,676
                              ===========    ===========    ===========   ===========
     Earnings from
       continuing operations
       per average share of
       common stock.........  $       .21    $       .38    $       .32   $       .62
                              ===========    ===========    ===========   ===========

     (10) Tenneco is a global manufacturer with a single operating segment:

          Automotive -- Manufacture and sale of exhaust and ride control systems for both the original equipment and replacement markets.

     Tenneco evaluates business segment operating performance based primarily on income before interest expense, income taxes, and minority interest, exclusive of restructuring charges and other unusual items. Individual operating segments have not been aggregated within this reportable segment.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

     The following table summarizes certain Tenneco segment information:

                                                               SEGMENT         RECLASS
                                                         -------------------      &
                                                         AUTOMOTIVE   OTHER     ELIMS    CONSOLIDATED
                                                         ----------   ------   -------   ------------
                                                                          (MILLIONS)
FOR THE THREE MONTHS ENDED JUNE 30, 1999
Revenues from external customers.......................    $  868     $   --    $  --       $  868
Income (loss) before interest, income taxes, and
  minority interest....................................        99         (2)      --           97

FOR THE THREE MONTHS ENDED JUNE 30, 1998
Revenues from external customers.......................    $  864     $   --    $  --       $  864
Income (loss) before interest, income taxes, and
  minority interest....................................       130         (6)      --          124

AT JUNE 30, 1999, AND FOR THE SIX MONTHS THEN ENDED
Revenues from external customers.......................    $1,657     $   --    $  --       $1,657
Income (loss) before interest, income taxes, and
  minority interest....................................       156         (4)      --          152
Extraordinary loss.....................................        --         (7)      --           (7)
Cumulative effect of change in accounting principle....      (101)       (33)      --         (134)
Total assets (Note)....................................     2,765      1,678      (27)       4,416
Net assets of discontinued operations..................        --      1,421       --        1,421

AT JUNE 30, 1998, AND FOR THE SIX MONTHS THEN ENDED
Revenues from external customers.......................    $1,664     $   --    $  --       $1,664
Income (loss) before interest, income taxes, and
  minority interest....................................       219        (12)      --          207
Total assets (Note)....................................     2,796      2,064      (31)       4,829
Net assets of discontinued operations..................        --      1,793       --        1,793

-------------------------
Note: The Other segment's total assets include the net assets of discontinued operations.

           The above notes are an integral part of the foregoing financial statements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

STRATEGIC ALTERNATIVES ANALYSIS

     In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of the automotive, paperboard packaging, and specialty packaging businesses. As part of that strategic alternatives analysis, Tenneco has taken the following actions:

     - In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution of the containerboard assets to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture valued at approximately $200 million. Tenneco now owns a 43 percent common equity interest due to subsequent management equity issuances.

     - In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and specialty packaging businesses into two separate, independent companies.

     - In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the spin-off of the new packaging company discussed below.

     The containerboard assets contributed to the joint venture represented substantially all of the assets of the paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or controlling interest in approximately 950,000 acres of timberland. Before the transaction, Tenneco Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of short-term debt. Tenneco Packaging then contributed the containerboard business assets, subject to the new indebtedness and the containerboard business liabilities, to the joint venture in exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the sale transaction, Tenneco recognized a pre-tax loss of $293 million, $178 million after-tax or $1.07 per diluted common share. This loss was included in the results of Tenneco's discontinued operations in the first quarter of 1999.

     As a result of the decision to sell the remaining interest in the containerboard joint venture, Tenneco's paperboard packaging segment is presented as a discontinued operation in the accompanying financial statements. Refer to Note 3 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further information.

     The separation of the automotive and packaging businesses will be accomplished by the spin-off of the common stock of Tenneco Packaging Inc. ("Packaging") to Tenneco shareowners (the "Spin-off"). At the time of the Spin-off, Packaging will include Tenneco's specialty packaging business, Tenneco's administrative services operations and the remaining interest in the containerboard joint venture if the sale has not been completed. Tenneco and Packaging are, however, currently analyzing the alternatives with respect to the administrative services operations.

     Before the Spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments, and other refinancings. This debt realignment will be financed by internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of subordinated debt, and borrowings by Packaging under new credit facilities. Tenneco currently expects that, subject to discussions with debt rating agencies, the debt of Packaging will be rated investment grade and the debt of the remaining automotive company ("Automotive") will be rated non-investment grade.

     Also before the Spin-off, Tenneco will restructure its existing businesses, assets, and liabilities through a series of corporate restructuring transactions. As Tenneco is currently organized, ownership of its subsidiaries is based on geographic location and tax considerations rather than on the businesses in which the subsidiaries are involved. Therefore, Tenneco will need to restructure its existing businesses so that the assets, liabilities, and operations of its packaging business and administrative services operations will be owned by Packaging, and the assets, liabilities, and operations of its automotive businesses will be owned by Tenneco.

     The Spin-off is subject to conditions, including formal declaration of the Spin-off by the Tenneco Board of Directors, Tenneco's receipt, and the continued effectiveness of a determination that the Spin-off will be tax-free for U.S. federal income tax purposes, and the successful completion of the debt realignment and corporate restructuring transactions. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners and as a result the specialty packaging segment is presented as a discontinued operation in the accompanying financial statements. After discontinuing the specialty packaging segment, Tenneco's sole continuing operation is its Automotive segment. Refer to Notes 2 and 3 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further information.

RESULTS OF CONTINUING OPERATIONS FOR THE QUARTERS ENDED JUNE 30, 1999 AND 1998

  NET SALES AND OPERATING REVENUES

                                                                SECOND QUARTER
                                                           ------------------------
                                                           1999    1998    % CHANGE
                                                           ----    ----    --------
                                                            (MILLIONS)
Automotive.............................................    $868    $864        --%

     Automotive's global revenue was $868 million for the second quarter of 1999, essentially flat with the $864 million recorded in the 1998 second quarter.

     Original equipment ("OE") revenue increased 10 percent or $48 million versus the prior year's quarter. Increases were achieved in North America, Europe and Asia/Pacific of $45 million, $6 million and $5 million, respectively as Automotive continued to place its products on many of the world's best selling vehicles, including the top 10 selling light trucks and sport utility trucks in North America and placed its products on 20 new vehicle launches worldwide. Revenue in South America declined by $8 million primarily as a result of a currency devaluation in Brazil and economic conditions in Brazil and Argentina.

     Worldwide aftermarket revenues declined 12 percent or $44 million compared to the prior year's quarter. Revenue declined by $23 million in North America as Automotive discontinued some of its aftermarket sales programs and as aftermarket replacement rates declined. In the European market, high customer inventories and economic weakness in Russia and Eastern Europe contributed to lower revenues of $16 million. The decline of $6 million in South America was primarily attributable to the economic conditions in Brazil and Argentina and the currency devaluation in Brazil noted above. Revenue in Asia increased by $1 million.

  INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST ("OPERATING INCOME")

                                                                 SECOND QUARTER
                                                            ------------------------
                                                            1999    1998    % CHANGE
                                                            ----    ----    --------
                                                             (MILLIONS)
Automotive..............................................    $99     $130       (24)%
Other...................................................     (2)      (6)       NM
                                                            ---     ----
                                                            $97     $124       (22)%
                                                            ===     ====

     Automotive's operating income was $31 million lower for 1999's second quarter than for the comparable period of 1998. The decline was primarily attributable to soft North American and European aftermarkets and a higher level of research and development investment in the European original equipment business partially offset by an increase in the North American original equipment business.

     Aftermarket operating income declined 42 percent or $27 million compared to 1998's second quarter. Unfavorable currency impacts reduced operating income by $5 million. The balance of the reduction in income was primarily attributable to the lower level of revenue as discussed above.

     The decrease in Tenneco's "Other" operating loss reflects the reduced cost of factoring a lower level of receivables.

     OPERATING INCOME AS A PERCENTAGE OF REVENUE

     Operating income as a percentage of revenue for the second quarters of 1999 and 1998 were as follows:

                                                                SECOND QUARTER
                                                          ---------------------------
                                                          1999       1998    % CHANGE
                                                          ----       ----    --------
Automotive............................................    11.4%      15.0%     (24)%
Total.................................................    11.2%      14.4%     (22)%

     Operating income as a percentage of revenue declined primarily as a result of the factors cited in the discussion of operating income above since revenue was essentially flat.

     RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan designed to reduce administrative and operational overhead costs in every part of Tenneco's business. Tenneco recorded a pre-tax charge to income from continuing operations of $53 million, $34 million after-tax or $.20 per diluted common share. Of the pre-tax charge, for operational restructuring plans, $36 million related to the consolidation of the manufacturing and distribution operations of Automotive's North American aftermarket business. A staff and related cost reduction plan, which covers employees in Automotive's operating unit and corporate operations, is expected to cost $17 million.

     The Automotive aftermarket restructuring involves closing two plant locations and five distribution centers, with the elimination of 302 positions at those locations. The staff and related cost reduction plan involves the elimination of 454 administrative positions in Automotive's business unit and its corporate operations.

     The fixed assets at the locations to be closed were written down to their fair value, less costs to sell, in the fourth quarter of 1998. As a result of the single-purpose nature of the assets, fair value was estimated at scrap value less cost to dispose. No significant net cash proceeds are expected to be received from the ultimate disposal of these assets, which should be complete by the fourth quarter of 2000. The effect of suspending depreciation for these impaired assets is a reduction in depreciation and amortization of approximately $2 million on an annual basis.

     As of June 30, 1999, approximately 670 employees have been terminated. To address customer service issues, the closure of one Automotive aftermarket distribution center has been delayed until the second quarter of 2000. All other restructuring actions, with the exception of the final disposal of certain assets, are being executed according to the initial plan and are expected to be complete by the fourth quarter of 1999. During the six months ended June 30, 1999, the Automotive aftermarket business closed one plant location and four distribution centers.

     Amounts related to the restructuring plan are shown in the following table:

                                                                                     CASH
                                                                                   PAYMENTS
                                                                                     SIX
                                                                                    MONTHS
                                                              DECEMBER 31, 1998     ENDED      BALANCE AT
                                                                RESTRUCTURING      JUNE 30,     JUNE 30,
                                                               CHARGE BALANCE        1999         1999
                                                              -----------------    --------    ----------
                                                                              (MILLIONS)
Severance.................................................           $15             $ 6          $ 9
Facility exit costs.......................................             1              --            1
                                                                     ---             ---          ---
                                                                     $16             $ 6          $10
                                                                     ===             ===          ===

     Automotive expects to realize annual savings of $27 million as a result of these restructuring initiatives, primarily from a reduction in salary and related employee expenses. Reduced depreciation charges comprise $2 million of the balance. Tenneco expects these savings will be fully realized beginning in the second quarter of 2000.

  INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

     For the quarter ended June 30, 1998, Tenneco allocated $44 million of pre-tax interest expense to the discontinued specialty packaging and paperboard packaging operations. For the comparable period in 1999, $31 million in interest expense was allocated to discontinued operations. Adjusting for this allocation, interest expense was $7 million lower in the second quarter of 1999 than in the comparable period in 1998. The lower interest expense is primarily attributable to debt reduction from the proceeds of the formation of the containerboard joint venture early in the second quarter of 1999.

  INCOME TAXES

     Tenneco's effective tax rate for the second quarter of 1999 was 41 percent compared to 34 percent in the second quarter last year. The 1998 second quarter rate was lower as a result of certain non-recurring state tax benefits in that quarter.

  MINORITY INTEREST

     Minority interest is primarily composed of dividends on the preferred stock of a U.S. subsidiary.

DISCONTINUED OPERATIONS

     In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the Spin-off. As a result, Tenneco's paperboard packaging segment has been reflected as discontinued operations.

     In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operation, to Caraustar Industries. Tenneco received cash proceeds of $73 million from this transaction which closed in June 1999. As a result of the sale transaction, Tenneco recognized a pre-tax gain of $14 million, $9 million after-tax or $.05 per diluted share which is included in discontinued operations in the second quarter of 1999.

     Revenues and income for the paperboard packaging discontinued operations are shown in the following table:

                                                              THREE MONTHS
                                                                 ENDED
                                                                JUNE 30,
                                                              ------------
                                                              1999    1998
                                                              ----    ----
                                                               (MILLIONS)
Net sales and operating revenues............................  $ 53    $394
                                                              ====    ====
Income before income taxes and interest allocation..........  $  4    $ 32
Income tax (expense) benefit................................    (4)    (12)
                                                              ----    ----
Income before interest allocation...........................    --      20
Allocated interest expense, net of income tax...............    --      (6)
                                                              ----    ----
Income from discontinued operations before disposition......    --      14
Gain (loss) on disposition, net of income tax...............     9       9
                                                              ----    ----
Income (loss) from discontinued operations..................  $  9    $ 23
                                                              ====    ====

     In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners and as a result has restated its financial statements to reflect its specialty packaging segment as a discontinued operation. Revenues and income for the specialty packaging discontinued operations are shown in the following table:

                                                              THREE MONTHS
                                                                 ENDED
                                                                JUNE 30,
                                                              ------------
                                                              1999    1998
                                                              ----    ----
                                                               (MILLIONS)
Net sales and operating revenues............................  $738    $738
                                                              ====    ====
Income before income taxes and interest allocation..........  $ 99    $104
Income tax (expense) benefit................................   (32)    (30)
                                                              ----    ----
Income before interest allocation...........................    67      74
Allocated interest expense, net of income tax...............   (21)    (23)
                                                              ----    ----
Income (loss) from discontinued operations..................  $ 46    $ 51
                                                              ====    ====

     See Notes 2 and 3 to the unaudited consolidated financial statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further discussion of discontinued operations.

OUTLOOK

     See Section D "Third Quarter 1999 Outlook" for information concerning Tenneco's expectations for third quarter 1999 results of operations.

CHANGES IN ACCOUNTING PRINCIPLES

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement requires prospective application for fiscal years beginning after December 15, 1998. Tenneco adopted SOP 98-1 on January 1, 1999. The impact of this new standard did not have a significant effect on Tenneco's financial position or results of operations.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. This statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco adopted SOP 98-5 on January 1, 1999, and recorded an after-tax charge for the cumulative effect of this change in accounting principle of $102 million, net of a $50 million tax benefit, or $.61 per diluted common share. The change in accounting principle decreased income from continuing operations by $6 million, net of a $3 million tax benefit, or $.04 per diluted common share for the six months ended June 30, 1999. If the new accounting method had been applied retroactively, income from continuing operations for the six months ended June 30, 1998, would have been lower by $5 million, net of a $4 million tax benefit, or $.03 per diluted common share. For the three months ended June 30, 1999, the change in accounting principle decreased income from continuing operations by $2 million, net of a $2 million tax benefit, or $.01 per diluted common share. If the new accounting method had been applied retroactively, income from continuing operations for the three months ended June 30, 1998, would have been lower by $2 million, net of a $2 million tax benefit, or $.01 per diluted common share.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments, including derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 2000. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     Effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferral method to an expense-as-incurred method. In connection with Tenneco's decision to separate its automotive and specialty packaging businesses into independent public companies, Tenneco determined that a change to an expense-as-incurred method of accounting for automotive aftermarket customer acquisition costs was preferable in order to permit improved comparability of stand-alone financial results with its aftermarket industry competitors. Tenneco recorded an after-tax charge for the cumulative effect of this change in accounting principles of $32 million, net of a $22 million tax benefit, or $.19 per diluted common share. The change in accounting principle increased income from continuing operations by $5 million, net of $4 million in income tax expense, or $.03 per diluted common share for the six months ended June 30, 1999. If the new accounting principle had been applied retroactively, income from continuing operations for the six months ended June 30, 1998, would have been lower by $2 million, net of a $1 million tax benefit, or $.01 per diluted common share. For the three months ended June 30, 1999, the change in accounting principle increased income from continuing operations by $2 million, net of $2 million in income tax expense, or $.01 per diluted common share. If the new accounting principle had been applied retroactively, income from continuing operations for the three months ended June 30, 1998, would have been higher by $2 million, net of $2 million in income tax expense, or $.01 per diluted common share.

EARNINGS PER SHARE

     Income from continuing operations was $.21 per diluted common share for the second quarter of 1999, compared to $.38 per diluted common share for last year's quarter. Discontinued operations generated income of $.34 per diluted common share during this year's quarter compared to $.43 per diluted common share for the prior year's quarter. Net income was $.55 per diluted common share for the second quarter of 1999, compared to $.81 per diluted common share in last year's quarter.

RESULTS OF CONTINUING OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

     NET SALES AND OPERATING REVENUES

                                                         SIX MONTHS ENDED JUNE 30,
                                                        ----------------------------
                                                         1999      1998     % CHANGE
                                                        ------    ------    --------
                                                           (MILLIONS)
Automotive..........................................    $1,657    $1,664      --%

     Automotive's global revenue was $1,657 million for the first half of 1999, essentially flat with the $1,664 million recorded in the comparable period of 1998.

     Original equipment revenue increased 9 percent or $87 million versus the first half of the prior year. Increases were achieved in North America, Europe and Asia/Pacific of $65 million, $31 million and $6 million, respectively as Automotive continued to place its products on many of the world's best selling vehicles, including the top 10 selling light trucks and sport utility vehicles in North America and placed its products on 20 new vehicle launches worldwide. Revenue in South America declined by $15 million primarily as a result of troubled economic conditions in Brazil and Argentina and a currency devaluation in Brazil.

     Worldwide aftermarket revenues declined by 14 percent or $94 million compared to the previous year's first half. Decreases of $57 million in North America and $26 million in Europe were primarily attributable to overall softness during the first half of 1999 while North America was further impacted by a reduction in some of its aftermarket sales programs and a decline in aftermarket replacement rates. The decline of $13 million in South America was primarily attributable to the economic conditions in Brazil and Argentina and the currency devaluation in Brazil noted above. Revenue from Australia and Asia increased by $2 million.

     OPERATING INCOME

                                                          SIX MONTHS ENDED JUNE 30,
                                                         ----------------------------
                                                         1999      1998      % CHANGE
                                                         ----      ----      --------
                                                           (MILLIONS)
Automotive...........................................    $156      $219        (29)%
Other................................................      (4)      (12)        NM
                                                         ----      ----
                                                         $152      $207        (27)%
                                                         ====      ====

     Automotive's operating income for 1999's first half declined $63 million versus the comparable period of 1998. Original equipment operating income was down 14 percent or $16 million from 1998's first half. Higher costs related to a first quarter 1999 change in accounting for platform start-up costs from a capitalization to an expense basis and unfavorable currency impacts lowered income by $4 million and $6 million, respectively. The balance of the decline in original equipment income was principally attributable to pricing actions and product mix.

     Aftermarket operating income declined 46 percent or $47 million compared to 1998's first half. Unfavorable currency impacts reduced income by $6 million. The balance of the reduction in income was principally attributable to the lower level of revenue as discussed above.

     The decrease in Tenneco's "Other" operating loss reflects reduced costs of factoring a lower level of receivables.

     OPERATING INCOME AS A PERCENTAGE OF REVENUE

     Operating income as a percentage of revenue for the first six months of 1999 and 1998 were as follows:

                                                           SIX MONTHS ENDED JUNE 30,
                                                         -----------------------------
                                                         1999      1998       % CHANGE
                                                         ----      -----      --------
Automotive...........................................    9.4%       13.2%       (29)%
Total................................................    9.2%       12.4%       (26)%

     Operating income as a percentage of revenue declined primarily as a result of the factors cited in the discussion of operating income above since revenue was essentially flat.

  INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

     For the six months ended June 30, 1998, Tenneco allocated $87 million in interest expense to the discontinued specialty packaging and paperboard packaging operations. For the comparable period in 1999, $75 million in interest expense was allocated to discontinued operations. Adjusting for the allocations, interest expense was the same in the first six months of 1998 and 1999. The second quarter 1999 interest savings generated from the use of the proceeds from the formation of the containerboard joint venture was offset by borrowings made since June 30, 1998 to finance capital expenditures, acquisitions, net share repurchases and other investments which were in excess of cash provided by operations.

  INCOME TAXES

     Tenneco's effective tax rate for the first half of 1999 was 40 percent compared to 31 percent in the first half of last year. The 1998 first half rate was lower as a result of certain non-recurring state tax benefits.

  MINORITY INTEREST

     Minority interest is primarily composed of dividends on the preferred stock of a U.S. subsidiary. The $3 million favorable variance versus last year's first half, however, is primarily attributable to lower earnings in Automotive's joint ventures.

DISCONTINUED OPERATIONS AND EXTRAORDINARY LOSS

     In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the Spin-off. As a result, Tenneco's paperboard packaging segment has been reflected as discontinued operations.

     In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operation, to Caraustar Industries. Tenneco received cash proceeds of $73 million from this transaction which closed in June 1999. As a result of the sale transaction, Tenneco recognized a pre-tax gain of $14 million, $9 million after-tax or $.05 per diluted share which is included in discontinued operations in the second quarter of 1999.

     Revenues and income for the paperboard packaging discontinued operations are shown in the following table:

                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                             ----------------
                                                              1999      1998
                                                             ------    ------
                                                                (MILLIONS)
Net sales and operating revenues...........................  $  445    $  770
                                                             ======    ======
Income before income taxes and interest allocation.........  $   22    $   66
Income tax (expense) benefit...............................     (11)      (26)
                                                             ------    ------
Income before interest allocation..........................      11        40
Allocated interest expense, net of income tax..............      (5)      (12)
                                                             ------    ------
Income from discontinued operations before disposition.....       6        28
Gain (loss) on disposition, net of income tax..............    (169)        9
                                                             ------    ------
Income (loss) from discontinued operations.................  $ (163)   $   37
                                                             ======    ======

     In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners and as a result has restated its financial statements to reflect its specialty packaging segment as a discontinued operation. Revenues and income for the specialty packaging discontinued operations are shown in the following table:

                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                             ----------------
                                                              1999      1998
                                                             ------    ------
                                                                (MILLIONS)
Net sales and operating revenues...........................  $1,404    $1,371
                                                             ======    ======
Income before income taxes and interest allocation.........  $  144    $  173
Income tax (expense) benefit...............................     (48)      (60)
                                                             ------    ------
Income before interest allocation..........................      96       113
Allocated interest expense, net of income tax..............     (44)      (44)
                                                             ------    ------
Income (loss) from discontinued operations.................  $   52    $   69
                                                             ======    ======

     See Notes 2 and 3 to the unaudited consolidated financial statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further discussion of discontinued operations.

     Six months ended June 30, 1999 results from discontinued operations for the specialty packaging segment includes a pre-tax charge of $29 million relating to a plan to realign its headquarters functions. This plan involves the severance of approximately 40 employees and the closing of the Greenwich, Connecticut headquarters facility.

     In the first quarter of 1999, Tenneco recorded an extraordinary loss for extinguishment of debt of $7 million, net of a $3 million income tax benefit, or $.04 per diluted common share. The loss related to early retirement of debt in connection with the sale of the containerboard assets.

EARNINGS PER SHARE

     Income from continuing operations was $.32 per diluted common share for the first half of 1999, compared to $.62 per diluted common share in the same period last year. Discontinued operations generated a loss of $.67 per diluted common share during the first six months of 1999 compared to income of $.63 per diluted common share for the prior year period. The current year period also included a $.04 per diluted common share extraordinary loss on early retirement of debt in connection with the sale of the containerboard assets, and $.80 per diluted common share of charges related to the cumulative effect of changes in accounting principles noted above. Net loss was $1.19 per diluted common share for the first half of 1999, compared to net income of $1.25 per diluted common share in the comparable period of 1998.

LIQUIDITY AND CAPITAL RESOURCES

  CAPITALIZATION

                                                    JUNE 30,    DECEMBER 31,
                                                      1999          1998        % CHANGE
                                                    --------    ------------    --------
                                                           (MILLIONS)
Short-term debt and current maturities..........     $  206        $  304
Long-term debt..................................        832           671
Debt allocated to discontinued operations.......      1,861         2,456
                                                     ------        ------
Total debt......................................      2,899         3,431          (16)%
                                                     ------        ------
Minority interest of continuing operations......        411           407
Minority interest of discontinued operations....         14            14
                                                     ------        ------
Total minority interest.........................        425           421            1%
                                                     ------        ------
Common shareowners' equity......................      2,122         2,504          (15)%
                                                     ------        ------
          Total capitalization..................     $5,446        $6,356          (14)%
                                                     ======        ======

     Tenneco's debt to capitalization ratio was 53.2 percent at June 30, 1999, compared to 54.0 percent at December 31, 1998. The decrease in the ratio is attributable to lower debt resulting from the use of the proceeds from the April 1999 containerboard transaction and Greenwich, Connecticut headquarters sale, and the June 1999 folding carton sale to reduce short-term debt. The effect on the ratio of the debt reduction was, however, partially offset by an equity decline. The equity decline resulted from the net loss for the first six months of 1999 of $199 million, common stock dividends of $100 million, and adverse changes in the cumulative translation adjustment of $103 million. Tenneco issued $20 million in common stock during the six-month period for employee benefit and dividend reinvestment plans.

     Following Tenneco's series of announcements regarding its strategic alternatives, Standard and Poor's and Moody's debt rating agencies are continuing to review the ratings on Tenneco's debt pending further information about the debt profile of the new companies. In consideration of the rating agency actions and the requirement to realign Tenneco's long-term debt to accomplish the Spin-off, Tenneco continues to finance its requirements with short-term debt. Tenneco believes that its existing committed credit facility is adequate to meet its 1999 capital requirements, including scheduled long-term debt retirements of $250 million.

     As described above, Tenneco intends to realign its debt before the Spin-off. As part of this debt realignment, Tenneco intends to (1) enter into a new senior secured credit facility and (2) issue new senior subordinated debt. Tenneco plans to use the proceeds of the senior subordinated debt issue and initial borrowings under the new senior credit facility to fund a portion of the debt realignment. These borrowings will remain obligations of Automotive, Tenneco's continuing operations after the Spin-off. Also as part of this debt realignment, Tenneco expects that Packaging will (1) issue new public debt securities in exchange for certain outstanding series of Tenneco's public debt and (2) make new borrowings under new credit facilities to be entered into in connection with the Spin-off. Cash proceeds will be remitted to Tenneco to fund the debt realignment.

     Definitive agreements for these financings are being negotiated and have not been completed. Accordingly, the terms of such arrangements described below are preliminary and may change as a result of the negotiation of definitive agreements. In addition, funding under the financings described below will be subject to the satisfaction of numerous conditions.

     Tenneco believes that cash flows from operations, combined with available borrowing capacity under the new senior secured credit facility described below, will generally be sufficient to meet Automotive's future capital requirements for the following year. Tenneco's management believes that, after the Spin-off, Packaging's cash flows from operations, combined with available borrowing capacity under the new credit facilities described below, will generally be sufficient to meet Packaging's future capital requirements for the following year.

  NEW AUTOMOTIVE CREDIT FACILITY

     Tenneco intends to enter into a senior secured credit facility with a syndicate, or group, of banks and financial institutions. Tenneco expects the total available borrowing capacity under the senior secured credit facility to amount to $1,650 million including a $500 million revolving credit facility, with commitment terms ranging from six to eight and one-half years.

     Tenneco expects that the terms of the senior secured credit facility will require the revolving credit facility to be repaid on or before the date that is the sixth anniversary of the funding date. Tenneco expects that the revolving credit facility will terminate in 2005. Tenneco expects the term loans under the senior secured credit facility will have varying maturities from six to eight and one-half years, a portion of which will be payable in quarterly installments beginning 18 months after funding and the remainder of which will be payable at maturity.

     Tenneco expects the senior secured credit facility to be secured by a perfected security interest in (1) substantially all of the tangible and intangible assets of Automotive and its domestic subsidiaries, (2) the capital stock of Automotive's domestic subsidiaries, and (3) up to 65% of the capital stock of Automotive's first-tier foreign subsidiaries, excluding joint venture interests. It is expected that the senior secured credit facility will require Tenneco to maintain compliance with the following financial tests:

     - minimum interest coverage ratio, which is the ratio of consolidated pretax earnings before interest, taxes, minority interest, depreciation and amortization (EBITDA) to consolidated cash interest expense;

     - minimum fixed charge coverage ratio, which is the ratio of consolidated EBITDA less consolidated capital expenditures to consolidated cash interest expense; and

     - maximum leverage ratio, which is the ratio of consolidated indebtedness to consolidated EBITDA.

     In addition, the senior credit facility will contain restrictions on Tenneco's operations that are customary for similar facilities and transactions. Tenneco expects these restrictions will place substantial limitations on Tenneco's ability to operate the Automotive business after the Spin-off. Tenneco expects the senior credit facility to include limitations on: (a) incurring additional liens; (b) liquidations and dissolutions; (c) incurring additional indebtedness or guarantees; (d) sales or other dispositions of assets; (e) capital expenditures; (f) dividends; (g) mergers and consolidations; (h) loans and advances; (i) prepayments and modifications of subordinated and other debt instruments; and (j) sales and leasebacks.

     It is expected that the borrowings under the senior secured credit facility will bear interest at floating rates, generally based on a base rate defined in the facility or the Eurodollar rate plus an applicable margin, at Tenneco's option.

  NEW AUTOMOTIVE SUBORDINATED DEBT

     In connection with the Spin-off, Tenneco intends to offer approximately $500 million of senior subordinated notes in a private placement for resale pursuant to Rule 144A under the Securities Act of 1933, as amended. The senior subordinated notes will be general unsecured obligations of Tenneco, junior to all senior indebtedness of Tenneco. While the interest rate, interest payment dates, maturity and other material terms of the senior subordinated notes have not been finalized, Tenneco expects that the senior subordinated notes will have terms customary for senior subordinated note offerings of issuers similar to Tenneco. Tenneco also expects that the senior subordinated notes will:

     - mature in 10 years;

     - be guaranteed by all of Tenneco's material domestic wholly-owned subsidiaries;

     - have registration rights;

     - be redeemable at the option of the holders upon a change of control; and

     - include customary limitations on Tenneco for this type of financing, including limitations on indebtedness, liens, dividends, stock repurchases, investments, assets sales, mergers, subsidiary stock issuances and affiliate transactions.

  NEW PACKAGING PUBLIC DEBT

     The terms of Packaging's new public debt securities will be substantially identical to the terms of the corresponding series of Tenneco's original securities for which they are exchanged, except that (1) Packaging will be the issuer and (2) the interest rates will be different. The terms of these new securities will not restrict Packaging's ability to make dividends or capital expenditures or incur additional unsecured debt.

  NEW PACKAGING CREDIT FACILITIES

     In addition, Packaging intends to enter into a five year, $750 million long-term revolving credit facility and a $250 million 364-day revolving credit facility in connection with the Spin-off. Initial borrowings under these facilities will be used to fund a portion of the debt realignment. After the Spin-off, additional borrowings may be used for general corporate purposes. Although the terms of these facilities have not been finalized, Packaging does not expect these facilities to include any general restrictions on its ability to pay dividends or make capital expenditures, although they may include limitations on incurring liens, or incurring debt and guarantee obligations at the subsidiary level. Packaging does expect, however, that these facilities will require it to comply with specified financial ratios, as well as other customary covenants and agreements. Borrowings under these facilities are expected to bear interest at a floating rate based on LIBOR, adjusted for reserve requirements, plus a specified margin or based on a specified prime or reference rate plus a specified margin, at Packaging's option. Borrowings under these facilities may also bear interest based on competitive bids.

     A lender has committed to provide Packaging up to $1.5 billion of term loan financing, which Packaging intends to use in the event it does not sell its containerboard joint venture interest before the Spin-off, for general corporate and other purposes. Although the terms of this financing have not been finalized, Packaging expects that borrowings under this facility would be due 18 months after funding and bear interest at a floating rate based on LIBOR, adjusted for reserve requirements, plus a specified margin or based on a specified prime or reference rate plus a specific margin, at Packaging's option. Packaging expects this financing would include covenants similar to those described above for the revolving credit facilities.

     Before the spin-off Packaging expects to enter into a $175 million syndicated lease facility with a third party lessor and various lenders, the proceeds of which will be used to restructure or replace certain existing operating leases and public warehouse arrangements and to facilitate additional leasing arrangements for other operating facilities. Packaging expects that the syndicated lease facility will contain customary terms and conditions, including a residual value guarantee, default provisions and financial covenants.

  CASH FLOWS

                                                                  SIX MONTHS
                                                                     ENDED
                                                                   JUNE 30,
                                                                ---------------
                                                                 1999     1998
                                                                ------    -----
                                                                  (MILLIONS)
Cash provided (used) by:
  Operating activities......................................    $ (181)   $ 178
  Investing activities......................................      (976)    (314)
  Financing activities......................................     1,170      125

     OPERATING ACTIVITIES

     Cash flow used by continuing operations increased by $32 million for the first six months of 1999 compared to the comparable 1998 period. Lower income from continuing operations and lower deferred income taxes were partially offset by lower increases in working capital.

     Cash flow from Tenneco's discontinued operations declined by $327 million in the first six months of 1999 compared to the 1998 period. The decline in the paperboard packaging business resulted from lower linerboard and medium prices along with the repurchase of accounts receivable in contemplation of the formation of the containerboard joint venture in April. Higher working capital and unfavorable deferred taxes in the specialty packaging business generated the balance of the variance.

     INVESTING ACTIVITIES

     Excluding the effects of the discontinued specialty packaging and paperboard packaging operations, cash used by investing activities was lower during the first six months of 1999 by $12 million compared to the first six months of 1998. Lower capital spending, lower systems related expenditures and lower investment were partially offset by the second quarter 1999 acquisition of Kinetic Ltd.

     During the second quarter of 1999, Tenneco acquired for approximately $1.1 billion certain assets previously used by the containerboard business under operating leases and timber cutting rights. This was required in order to complete the April containerboard sale. The source of the funds for these capital expenditures was borrowings by Packaging prior to the containerboard sale. See "Financing Activities" below.

Tenneco also received approximately $300 million in cash proceeds (before giving effect to the financing transactions described below) related to the containerboard and folding carton sale transactions.

     FINANCING ACTIVITIES

     Absent the borrowings required to complete the containerboard sale transaction, cash used by financing activities was $590 million for the first six months of 1999. This primarily reflected the use of the net proceeds of the containerboard sale transaction to reduce Tenneco's short-term debt.

     Before the containerboard sale transaction, Packaging borrowed approximately $1.8 billion. Approximately $1.2 billion of these borrowings were used to acquire the assets used under operating leases and timber cutting rights described under "Investing Activities" above, and to purchase the containerboard business accounts receivable described under "Operating Activities" above. Packaging remitted the balance of the borrowings to Tenneco to retire short-term debt. Packaging contributed the containerboard business to the new joint venture subject to the approximately $1.8 billion in new debt. The debt reduction which resulted from this contribution is shown on the Statements of Cash Flows as a non-cash financing activity.

YEAR 2000

     Many computer software systems, as well as some hardware and equipment utilizing date-sensitive data, were designed to use a two-digit date field. Consequently, these systems will not be able to properly recognize dates beyond the year 1999 ("the Year 2000 issue"). Tenneco's significant technology transformation projects have addressed the Year 2000 issue in those areas where replacement systems are being installed for other business reasons. Where existing systems and equipment are expected to remain in place beyond 1999, Tenneco has a detailed process in place to identify and assess Year 2000 issues and to remediate, replace or establish alternative procedures addressing non-Year 2000 compliant systems, hardware, and equipment.

     Tenneco has substantially completed inventorying its systems and equipment, including computer systems and business applications, as well as date-sensitive technology embedded in its equipment and facilities. Tenneco continues to plan for and undertake remediation, replacement, or establishment of alternative procedures for non-compliant Year 2000 systems and equipment; and test remediated, replaced or alternative procedures for systems and equipment.

     Tenneco believes that approximately 85 percent of its major business applications systems and approximately 90 to 95 percent of its manufacturing equipment had achieved Year 2000 compliance as of June 30, 1999. Tenneco has confirmed that none of its products are date-sensitive. Remediation, replacement, or establishment of alternative procedures for systems and equipment have been and are being undertaken on a business priority basis. This is ongoing and was completed at some locations in 1998 with the remainder to be completed through the third quarter of 1999. Testing will occur in the same time frame.

     Based upon current estimates, Tenneco believes that costs to address Year 2000 issues and implement necessary changes to its existing systems and equipment, including costs incurred to date, will range from $40 to $50 million. As of June 30, 1999, approximately $30 million of the costs had been incurred. Approximately 40 percent of the range of costs estimated and of the costs incurred to date are attributable to continuing operations. These costs are being expensed as they are incurred, except that in some instances Tenneco may determine that replacing existing computer systems or equipment may be more effective and efficient, particularly where additional functionality is available. These replacements would be capitalized and would reduce the estimated expense associated with Year 2000 issues.

     Tenneco has also contacted its major suppliers, financial institutions, and others with whom it conducts business to determine whether they will be able to resolve in a timely manner Year 2000 problems possibly affecting Tenneco. A majority of these entities, including critical suppliers, have responded by advising as to the status of their efforts and by stating that they expect to become Year 2000 compliant in a timely manner. Based on these responses, critical suppliers have been assigned a risk rating. This process is ongoing. Tenneco intends to continue corresponding with critical high risk third parties to obtain information and updates on their Year 2000 efforts, and to assess new suppliers, financial institutions and others with whom it begins to conduct business.

     If Tenneco is unable to complete on a timely and cost-effective basis the remediation or replacement of critical systems or equipment not yet in compliance, or develop alternative procedures, or if those with whom Tenneco conducts business are unsuccessful in implementing timely solutions, Year 2000 issues could have a material adverse effect on Tenneco's financial condition or results of operations. Possible worst case scenarios include interruptions in Tenneco's ability to manufacture its products, process and ship orders, and bill and collect accounts receivable due to internal systems failures or the systems failures of its suppliers or customers. Tenneco believes it will be able to timely resolve its own Year 2000 issues.

     As part of its planning and readiness activities, Tenneco is developing Year 2000 contingency plans for critical business processes such as banking, data center operations and just-in-time manufacturing operations. Contingency plans are being developed on a business unit basis, where needed, to respond to previously undetected Year 2000 problems and business interruption from suppliers. Contingency plans will include alternative suppliers, as necessary, and assuring the availability of key personnel at year end to address unforeseen Year 2000 problems.

EURO CONVERSION

     The European Monetary Union resulted in the adoption of a common currency, the "Euro," among eleven European nations. The Euro is being adopted over a three-year transition period beginning January 1, 1999. In October 1997, Tenneco established a cross-functional Euro Committee, comprised of representatives of the Company's operational divisions as well as its corporate offices. That Committee had two principal objectives: (i) to determine the impact of the Euro on the Company's business operations, and (ii) to recommend and facilitate implementation of those steps necessary to ensure that Tenneco would be fully prepared for the Euro's introduction. As of January 1, 1999, Tenneco implemented those Euro conversion procedures that it had determined to be necessary and prudent to adopt by that date, and is on track to becoming fully "Euro ready" on or before the conclusion of the three-year Euro transition period. Tenneco believes that the costs associated with transitioning to the Euro will not be material to its consolidated financial position or the results of its operations.

SECTION C.

     This section presents Tenneco's restated Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Financial Statements and Supplementary Data previously included in Tenneco's Annual Report on Form 10-K for the year ended December 31, 1998 (subsequently restated in the Current Report on Form 8-K dated July 14, 1999).

                            SELECTED FINANCIAL DATA

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                            YEARS ENDED DECEMBER 31,
                 (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                               1998(A)       1997(A)       1996(A)        1995          1994
                                             -----------   -----------   -----------   -----------   -----------
STATEMENTS OF INCOME DATA(b):
  Net sales and operating revenues from
    continuing operations..................  $     3,237   $     3,226   $     2,980   $     2,479   $     1,989
                                             ===========   ===========   ===========   ===========   ===========
  Income from continuing operations before
    interest expense, income taxes, and
    minority interest --
      Automotive...........................  $       248   $       407   $       249   $       240   $       223
      Other................................          (21)          (12)           (7)            8             7
                                             -----------   -----------   -----------   -----------   -----------
         Total.............................          227           395           242           248           230
  Interest expense (net of interest
    capitalized)(c)........................           69            58            60            44            33
  Income tax expense.......................           13            80            79            91            52
  Minority interest........................           29            23            21            23            --
                                             -----------   -----------   -----------   -----------   -----------
  Income from continuing operations........          116           234            82            90           145
  Income from discontinued operations, net
    of income tax(d).......................          139           127           564           645           307
  Extraordinary loss, net of income
    tax(e).................................           --            --          (236)           --            (5)
  Cumulative effect of changes in
    accounting principles, net of income
    tax(f).................................           --           (46)           --            --           (39)
                                             -----------   -----------   -----------   -----------   -----------
  Net income...............................          255           315           410           735           408
  Preferred stock dividends................           --            --            12            12            60
                                             -----------   -----------   -----------   -----------   -----------
  Net income to common stock...............  $       255   $       315   $       398   $       723   $       348
                                             ===========   ===========   ===========   ===========   ===========
  Average number of shares of common stock
    outstanding(g) --
      Basic................................  168,505,573   170,264,731   169,609,373   172,764,198   162,307,189
      Diluted..............................  168,834,531   170,801,636   170,526,112   173,511,654   162,912,425
  Earnings per average share of common
    stock(g) --
      Basic:
         Continuing operations.............  $       .69   $      1.37   $       .49   $       .52   $       .90
         Discontinued operations(d)........          .83           .75          3.25          3.67          1.52
         Extraordinary loss(e).............           --            --         (1.39)           --          (.03)
         Cumulative effect of changes in
           accounting principles(f)........           --          (.27)           --            --          (.24)
                                             -----------   -----------   -----------   -----------   -----------
                                             $      1.52   $      1.85   $      2.35   $      4.19   $      2.15
                                             ===========   ===========   ===========   ===========   ===========
      Diluted:
         Continuing operations.............  $       .68   $      1.36   $       .49   $       .52   $       .89
         Discontinued operations(d)........          .83           .75          3.23          3.65          1.52
         Extraordinary loss(e).............           --            --         (1.38)           --          (.03)
         Cumulative effect of changes in
           accounting principles(f)........           --          (.27)           --            --          (.24)
                                             -----------   -----------   -----------   -----------   -----------
                                             $      1.51   $      1.84   $      2.34   $      4.17   $      2.14
                                             ===========   ===========   ===========   ===========   ===========
  Cash dividends per common share..........  $      1.20   $      1.20   $      1.80   $      1.60   $      1.60

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    YEARS ENDED DECEMBER 31, -- (CONTINUED)
                                   (MILLIONS)

                                               1998(A)       1997(A)       1996(A)        1995          1994
                                             -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA(b):
  Net assets of discontinued operations....  $     1,739   $     1,771   $     1,883   $     1,469   $       700
  Total assets.............................        4,759         4,682         4,653         3,635         2,315
  Short-term debt(c).......................          304            75            74           109            31
  Long-term debt(c)........................          671           713           639           469           303
  Debt allocated to discontinued
    operations(c)..........................        2,456         2,123         1,590         1,454           813
  Minority interest........................          407           408           304           301           301
  Shareowners' equity......................        2,504         2,528         2,646         3,148         2,900
STATEMENT OF CASH FLOWS DATA(b):
  Net cash provided by operating
    activities.............................  $       532   $       519   $       253   $     1,443   $       450
  Net cash used by investing activities....         (754)         (887)         (685)       (1,162)         (113)
  Net cash provided (used) by financing
    activities.............................          216           354           147          (356)         (151)
  Capital expenditures for continuing
    operations.............................         (195)         (221)         (188)         (208)         (114)

-------------------------
(a) For a discussion of the significant items affecting comparability of the financial information for 1998, 1997, and 1996, see Item 5, Section C. "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Form 8-K. See also Notes 1 and 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for the three years ended December 31, 1998 included in this Form 8-K for a discussion of the 1996 corporate reorganization transactions and Note 2 for a discussion of the spin-off of Tenneco's packaging business.

(b) During the years presented, Tenneco completed numerous acquisitions related to its continuing operations, the most significant of which was Clevite for $328 million in July 1996. See Note 4 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information.

(c) Debt amounts for 1998, 1997, and 1996 are net of allocations for corporate debt to the net assets of discontinued specialty packaging and paperboard packaging operations. Debt amounts for 1995 and 1994 are net of allocations for corporate debt to the net assets of discontinued specialty packaging, paperboard packaging, energy, and shipbuilding operations. Interest expense for all periods is net of interest expense allocated to income from discontinued operations. The allocation is based on the proportion of Tenneco's investment in the specialty packaging operations', paperboard packaging operations', energy operations', and shipbuilding operations' net assets to Tenneco consolidated net assets plus debt. See Note 1 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information.

(d) Discontinued operations reflected in the above periods include Tenneco's specialty packaging operations which were discontinued in August 1999, its paperboard packaging operations which were discontinued in June 1999, its energy and shipbuilding operations, which were discontinued in December 1996, its farm and construction equipment operations, which were discontinued in March 1996, and its chemicals and brakes operations, which were discontinued during 1994.

(e) Represents Tenneco's costs related to prepayment of debt, including the 1996 loss recognized in the realignment of Tenneco's consolidated indebtedness preceding its 1996 corporate reorganization. See Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries.

(f) In 1997, Tenneco implemented Financial Accounting Standards Board's Emerging Issues Task Force Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation." In 1994, Tenneco adopted Statement of Financial Accounting Standards ("FAS") No. 112, "Employers' Accounting for Postemployment Benefits." See Note 1 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information regarding changes in accounting principles.

(g) The average number of shares of common stock outstanding and earnings per share amounts have been restated to reflect the adoption of FAS No. 128, "Earnings per Share," effective December 15, 1997. See Note 1 and Note 8 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for information regarding the computation of earnings per share of common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

STRATEGIC ALTERNATIVES ANALYSIS

     In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of the automotive, paperboard packaging, and specialty packaging businesses. As part of that strategic alternatives analysis, Tenneco has taken the following actions:

     - In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution of the containerboard assets to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture valued at approximately $200 million. Tenneco now owns a 43 percent common equity interest due to subsequent management equity issuances.

     - In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operation, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and specialty packaging businesses into two separate, independent companies.

     - In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed prior to the spin-off of the new packaging company discussed below.

     The containerboard assets contributed to the joint venture represented substantially all of the assets of the paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or controlling interest in approximately 950,000 acres of timberland. Before the transaction, Tenneco Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of short-term debt. Tenneco Packaging then contributed the containerboard business assets, subject to the new indebtedness and the containerboard business liabilities, to the joint venture in Exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the sale transaction, Tenneco recognized a pre-tax loss of $293 million, $178 million after-tax or $1.07 per diluted common share. This loss was included in the results of Tenneco's discontinued operations in the first quarter of 1999.

     As a result of the decision to sell the remaining interest in the containerboard joint venture, Tenneco's paperboard packaging segment is presented as a discontinued operation in the accompanying financial statements. Refer to Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further information.

     The separation of the automotive and packaging businesses will be accomplished by the spin-off of the common stock of Tenneco Packaging Inc. ("Packaging") to Tenneco shareowners (the "Spin-off"). At the time of the Spin-off, Packaging will include Tenneco's specialty packaging business, Tenneco's administrative services operations and the remaining interest in the containerboard joint venture if the sale has not been completed. Tenneco and Packaging are, however, currently analyzing the alternatives with respect to the administrative services operations.

     Before the Spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments, and other refinancings. This debt realignment will be financed by internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of subordinated debt, and borrowings by Packaging under new credit facilities. Tenneco currently expects that, subject to discussions with debt rating agencies, the debt of Packaging will be rated investment grade and the debt of the automotive company ("Automotive") will be rated non-investment grade.

     Also before the Spin-off, Tenneco will restructure its existing businesses, assets, and liabilities through a series of corporate restructuring transactions. As Tenneco is currently organized, ownership of its subsidiaries is based on geographic location and tax considerations rather than on the businesses in which the subsidiaries are involved. Therefore, Tenneco will need to restructure its existing businesses so that the assets, liabilities, and operations of its packaging business and administrative services operations will be owned by Packaging, and the assets, liabilities, and operations of its automotive businesses will be owned by Tenneco.

     The Spin-off is subject to conditions, including formal declaration of the Spin-off by the Tenneco Board of Directors, Tenneco's receipt, and the continued effectiveness of a determination that the Spin-off will be tax-free for U.S. federal income tax purposes, and the successful completion of the debt realignment and corporate restructuring transactions. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners and as a result the specialty packaging segment is presented as a discontinued operation in the accompanying financial statements. After discontinuing the specialty packaging segment, Tenneco's sole continuing operation is its Automotive segment. Refer to Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further information.

YEARS 1998 AND 1997

  RESULTS OF CONTINUING OPERATIONS

     Tenneco reported income from continuing operations of $116 million for the year ended December 31, 1998, compared to $234 million for the same period in 1997. The 1998 figure includes a $34 million after-tax charge to restructure the automotive aftermarket business and to reduce overhead and manufacturing costs throughout every part of the business. Excluding the restructuring charge, Tenneco's income from continuing operations for the 1998 period was $150 million compared to $234 million for the year ended December 31, 1997. The decline results from lower Automotive operating income combined with higher interest expense and minority interest.

     NET SALES AND OPERATING REVENUES

                                                                                %
                                                           1998      1997     CHANGE
                                                          ------    ------    ------
                                                             (MILLIONS)
Automotive............................................    $3,237    $3,226      --%

     Automotive's revenue for 1998 was essentially flat with 1997 as increases in original equipment revenue in North America and Europe of $215 million were offset by a $165 million decline in aftermarket revenues throughout the world, a $54 million reduction due to the adverse impact of a strong U.S. dollar, with the remaining change due to the mix of products sold. Original equipment revenue increased as Automotive continued to place its ride control and exhaust products on many of the world's best-selling vehicles. Lower aftermarket demand was driven by customer consolidations that temporarily increased field inventory levels in North America and Europe; milder than normal winter weather; and continuing soft Asian and South American replacement markets. Additionally, Automotive began reducing its quarterly promotional programs in an effort to better balance supply and demand going into 1999.

     INCOME BEFORE INTEREST EXPENSE, INCOME TAXES, AND MINORITY INTEREST ("OPERATING INCOME")

     The following table presents operating income for the years 1998 and 1997.

                                                         1998      1997      % CHANGE
                                                         ----      ----      --------
                                                           (MILLIONS)
Automotive...........................................    $248      $407        (39)%
Other................................................     (21)      (12)        NM
                                                         ----      ----
                                                         $227      $395        (43)%
                                                         ====      ====

     Excluding restructuring charges, a comparison of Tenneco's 1998 and 1997 operating income is as follows:

                                                         1998      1997      % CHANGE
                                                         ----      ----      --------
                                                           (MILLIONS)
Automotive...........................................    $301      $407        (26)%
Other................................................     (21)      (12)        NM
                                                         ----      ----
                                                         $280      $395        (29)%
                                                         ====      ====

     Automotive's operating income in 1998 reflected strong volume growth in the original equipment business which was more than offset by lower volumes in the aftermarket. The net impact of volume was a decline in operating income of $43 million. Adverse currency movements caused a further deterioration of $14 million. The 1997 operating income included $10 million related to the favorable resolution of a legal action and a net reduction of $4 million in certain reserves, primarily related to ongoing reorganization initiatives which had proceeded more rapidly and efficiently than planned, allowing Automotive to adjust its cost estimate for completing the initiatives. Charges in 1998 for bad debts, a higher level of costs related to customer acquisition activity and marketing, and pricing adjustments in the original equipment business produced the balance of the earnings decline.

     Tenneco's "Other" operating loss in 1997 reflects gain on liquidation of overseas subsidiaries.

     OPERATING INCOME AS A PERCENTAGE OF REVENUE

     Operating income as a percentage of revenue for 1998 and 1997, including the fourth quarter 1998 restructuring charge, were as follows:

                                                          1998      1997      % CHANGE
                                                          ----      ----      --------
Automotive............................................    7.7%      12.6%       (39)%
Total.................................................    7.0%      12.2%       (43)%

     Operating income as a percentage of revenue declined primarily as a result of the factors cited in the discussion of operating income above since revenue was essentially flat.

     Excluding the fourth quarter 1998 restructuring charge described below, operating income as a percentage of revenue for the same periods were as follows:

                                                          1998      1997      % CHANGE
                                                          ----      ----      --------
Automotive............................................    9.3%      12.6%       (26)%
Total.................................................    8.7%      12.2%       (29)%

     RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan designed to reduce administrative and operational costs in every part of Tenneco's business. Tenneco recorded a pre-tax charge to income from continuing operations of $53 million, $34 million after-tax or $.20 per diluted common share, in the fourth quarter of 1998 related to this restructuring plan. Of the pre-tax charge for operational restructuring plans, $36 million is related to the consolidation of the manufacturing and distribution operations of Automotive's North American aftermarket business. A staff and related cost reduction plan, which covers employees in Automotive's operating unit and corporate operations, is expected to cost $17 million.

     The Automotive aftermarket restructuring involves closing two plant locations and five distribution centers and the elimination of 302 positions at those locations. The staff and related cost reduction plan involves the elimination of 454 administrative positions in Automotive's business unit and its corporate operations.

     The fixed assets at the locations to be closed were written down to their fair value, less costs to sell, in the fourth quarter of 1998. As a result of the single-purpose nature of the assets, fair value was estimated at scrap value less cost to dispose. No significant net cash proceeds are expected to be received from the ultimate disposal of these assets, which should be complete by the fourth quarter of 2000. The effect of suspending depreciation for these impaired assets is a reduction in depreciation and amortization of approximately $2 million on an annual basis.

     As of December 31, 1998, approximately 350 employees had been terminated.

     Amounts related to the restructuring plan are shown in the following table:

                                        1998         FOURTH QUARTER    CHARGED      BALANCE AT
                                    RESTRUCTURING         1998         TO ASSET    DECEMBER 31,
                                       CHARGE           PAYMENTS       ACCOUNTS        1998
                                    -------------    --------------    --------    ------------
                                                            (MILLIONS)
Severance.......................         $19              $ 4            $--           $15
Asset impairments...............          33               --             33            --
Facility exit costs.............           1               --             --             1
                                         ---              ---            ---           ---
                                         $53              $ 4            $33           $16
                                         ===              ===            ===           ===

     Automotive expects to realize annual savings of $27 million as a result of these restructuring initiatives, primarily from a reduction in salary and related employee expenses. Tenneco expects these savings will be fully realized beginning in the second quarter of 2000.

     INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

     Tenneco incurred interest expense of $69 million, a $11 million increase over 1997. For the year 1998, $171 million of interest expense was allocated to discontinued operations compared with $158 million during 1997. Adjusting for the allocation, interest expense increased by $24 million. This increase was attributable to higher average debt levels in 1998 resulting from inclusion for the full year of amounts used to acquire the protective and flexible packaging business of KNP BT in late April 1997 for the specialty packaging segment, a higher level of working capital to support higher revenue levels and Tenneco's share repurchase activity.

     INCOME TAXES

     Tenneco's effective tax rate for 1998 was 8 percent, compared to 24 percent for 1997. The 1998 effective tax rate was lower than the statutory rate as a result of certain non-recurring foreign and state tax benefits, lower foreign tax rates and a reduction in Tenneco's estimated tax liabilities related to certain global tax audits. The 1997 effective tax rate benefitted from the non-recurring impact of certain foreign tax benefits and the benefit of previously unrecognized deferred tax assets.

     MINORITY INTEREST

     Minority interest was $29 million in 1998, compared to $23 million in 1997. This primarily represents dividends on the preferred stock of a U.S. subsidiary. In December 1997, this subsidiary issued additional preferred stock. See Note 10 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for additional information.

  DISCONTINUED OPERATIONS

     In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the Spin-off. As a result, Tenneco's paperboard packaging segment has been reflected as discontinued operations. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners and as a result the specialty packaging operations have been reflected as discontinued operations. For 1998, discontinued operations for the paperboard packaging and specialty packaging segments generated $139 million or $.83 per diluted common share) of income compared to $127 million or $.75 per diluted common share for 1997.

     See Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further discussion of discontinued operations.

     Fourth quarter 1998 results from discontinued operations for the paperboard packaging segment include a pre-tax charge of $14 million related to Tenneco's restructuring plan to reduce administrative and operational overhead costs. The Paperboard Packaging restructuring plan involves closing four box plants and the elimination of 78 manufacturing and 198 administrative positions.

     Income from the discontinued paperboard packaging segment in 1998 also included a $15 million pre-tax gain on the sale of its remaining 20 percent interest in a recycled paperboard joint venture with Caraustar Industries and a $17 million pre-tax gain on the sale of non-strategic timberland assets. In 1997, income from discontinued operations included a $38 million pre-tax gain on refinancing of two containerboard mill leases and a $5 million pre-tax gain from a timberland management transaction.

     Fourth quarter 1998 results from discontinued operations for the specialty packaging segment includes a pre-tax charge of $32 million related to Tenneco's restructuring plan to reduce administrative and operational overhead costs. The specialty packaging restructuring plan involves the elimination of product lines at two plants, exiting four joint ventures and elimination of 104 manufacturing positions and 184 administrative positions in the operations and corporate offices.

CHANGES IN ACCOUNTING PRINCIPLE

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement will be applied prospectively and is effective for fiscal years beginning after December 15, 1998. Tenneco currently capitalizes costs for purchase and development of software which is used in its business operations. Consequently, the impact of this new standard will not have a significant effect on Tenneco's financial position or results of operations.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco expects to record an after-tax charge for the cumulative effect of this change in accounting principle upon adoption of approximately $100 million. Tenneco will adopt this new accounting principle in the first quarter of 1999.

     In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments, including derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 2000. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     Tenneco adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement

Benefits," in 1998. Disclosures required by these statements for earlier periods presented have been restated on a comparative basis.

     As required by the FASB's Emerging Issues Task Force ("EITF") Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation," Tenneco recorded an after-tax charge of $46 million, net of a tax benefit of $28 million, or $.27 per common share on both the basic and diluted bases in the fourth quarter of 1997. EITF 97-13 establishes the accounting treatment and an allocation methodology for certain consulting and other costs incurred in connection with information technology transformation efforts. This charge was reported as a cumulative effect of change in accounting principle.

EARNINGS PER SHARE

     Income from continuing operations was $.68 per diluted common share for 1998, compared to $1.36 per diluted common share in 1997. (All references to earnings per share in this Management's Discussion and Analysis are on a diluted basis unless otherwise noted.) Discontinued operations contributed $.83 per diluted common share for 1998 compared to $.75 per diluted common share for 1997. For 1997, Tenneco also recorded a charge for the cumulative effect of a change in accounting principle noted above of $.27 per diluted common share, resulting in net income of $1.84 per diluted common share compared to $1.51 per diluted common share for 1998.

LIQUIDITY AND CAPITAL RESOURCES

     CAPITALIZATION

                                                                                  %
                                                         1998        1997       CHANGE
                                                        ------      ------      ------
                                                            (MILLIONS)
Short-term debt and current maturities..............    $  304      $   75
Long-term debt......................................       671         713
Debt allocated to discontinued operations...........     2,456       2,123
                                                        ------      ------
Total debt..........................................     3,431       2,911        18%
Minority interest...................................       407         408
Minority interest allocated to discontinued
  operations........................................        14          16
                                                        ------      ------
Total minority interest.............................       421         424        (1)%
                                                        ------      ------
Common shareowners' equity..........................     2,504       2,528        (1)%
                                                        ------      ------
          Total capitalization......................    $6,356      $5,863         8%
                                                        ======      ======

     Tenneco's debt to capitalization ratio was 54.0 percent at December 31, 1998, compared to 49.7 percent at December 31, 1997. The increase in the ratio is attributable to the additional debt issued during 1998 as described under "Cash Flow-Financing Activities" below, as well as a decline in equity resulting from net income in 1998 being more than offset by dividends and share repurchases.

     CASH FLOWS

                                                                1998     1997
                                                                -----    -----
                                                                  (MILLIONS)
Cash provided (used) by:
  Operating activities......................................    $ 532    $ 519
  Investing activities......................................     (754)    (887)
  Financing activities......................................      216      354

       OPERATING ACTIVITIES

     Cash flow provided by operating activities was $13 million higher in 1998 than in 1997. Income before depreciation, depletion and amortization was $78 million lower than in 1997, largely as a result of higher interest expense and the restructuring charge taken during the fourth quarter of 1998, for which the bulk of the cash outflows will occur during 1999. Noncash charges for deferred income taxes were higher in 1997 than in 1998, primarily as a result of tax benefits derived from the 1996 reorganization and debt realignment and a 1996 tax net operating loss which was carried back to earlier years.

       INVESTING ACTIVITIES

     Investing activities used $133 million less cash in 1998 than in 1997. Capital expenditures for continuing operations declined by $26 million in 1998. Capital expenditures and acquisitions for discontinued operations decreased in 1998 by $124 million, as lower acquisitions in 1998 were partially offset by higher capital spending. During 1998, the most significant acquisitions were Richter Manufacturing, a North American protective packaging business, and the Belvidere, Illinois dual-ovenable paperboard tray manufacturing facility of Champion International. Acquisition activity in 1997 primarily related to the purchase of KNP BT's protective and flexible packaging business. The higher capital expenditures were primarily a result of $84 million spent to acquire certain leased timberlands in contemplation of the separation of the containerboard assets from Tenneco's other businesses.

       FINANCING ACTIVITIES

     Financing activities in 1998 generated $138 million less cash than in 1997. During 1997, a Tenneco subsidiary issued preferred stock, the net proceeds of which were $99 million. During 1998, Tenneco repurchased $22 million more of its common stock than in 1997. During 1997, Tenneco refinanced a portion of its short-term debt by issuing $100 million of 10-year 7 1/2% notes, $200 million of 30-year 7 7/8% debentures, and $300 million of 20-year 7 5/8% debentures. The net proceeds of these debt offerings was $593 million. During 1998, Tenneco's short-term debt (excluding current maturities on long-term debt) increased by $540 million.

       LIQUIDITY

     At December 31, 1998, Tenneco's credit facility was a $1.75 billion committed financing arrangement with a syndicate of banks which expires in 2001. Committed borrowings under this credit facility bear interest at an annual rate equal to, at the borrower's option, either (i) a rate consisting of the higher of Morgan Guaranty Trust Company of New York's prime rate or the federal funds rate plus 50 basis points; (ii) the London Interbank Offering Rate plus a margin determined based on the credit rating of Tenneco's unsecured senior debt; or
(iii) a rate based on money market rates pursuant to competitive bids by the syndicate banks. Tenneco maintains unused availability under this line of credit at least equal to 100 percent of its commercial paper notes outstanding which were $576 million at December 31, 1998. There were no borrowings under this credit facility at December 31, 1998.

     The credit facility requires that Tenneco's ratio of debt to total capitalization, as defined in the credit facility, not exceed 70%. Compliance with this requirement is a condition for any incremental borrowings under the credit facility, and failure to meet the requirement enables the syndicate banks to require repayment of any outstanding loans after a 30-day cure period. At December 31, 1998, Tenneco's ratio of debt to total capitalization as defined in the credit facility was 57.9 percent. In addition, the credit facility imposes certain other restrictions, none of which are expected to limit Tenneco's ability to operate its businesses in the ordinary course.

     Following Tenneco's July 21, 1998 announcement regarding its analysis of strategic alternatives, Standard and Poor's and Moody's debt rating agencies placed the rating on Tenneco's debt in review, pending the outcome of Tenneco's strategic alternatives analysis. In consideration of the rating agency actions and the possibility that the strategic alternatives analysis could result in the separation of the automotive, specialty packaging, and containerboard businesses, which could require a realignment of Tenneco's long-term debt,

Tenneco financed its capital needs with short-term debt during 1998. Consequently, Tenneco's short-term debt at December 31, 1998 was approximately $550 million higher than at December 31, 1997. Tenneco believes that its existing committed credit facility, supplemented by the net proceeds from the sale of the containerboard business, are adequate to meet its 1999 capital requirements, including scheduled long-term debt retirements of $250 million.

       CAPITAL COMMITMENTS

     Tenneco estimates that expenditures of approximately $231 million will be required by its Automotive and specialty packaging businesses after December 31, 1998, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith. Of this amount, approximately $121 million pertains to the continuing Automotive operations and approximately $110 million pertains to the discontinued specialty packaging operations.

  DIVIDENDS ON COMMON STOCK

     Tenneco Inc. declared dividends on its common shares of $.30 per share for each quarter in 1998. Declaration of dividends is at the discretion of the Board of Directors. The Board has not adopted a dividend policy as such. Subject to legal and contractual restrictions, its decisions regarding dividends are based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions, and anticipated developments concerning Tenneco's business and operations.

     Following the Spin-off, Automotive's dividend policy will be established by its board of directors from time to time based on the results of Automotive's operations, financial condition and other business considerations that its board of directors deems relevant. Also, Tenneco expects Automotive to be highly leveraged after the Spin-off and restricted with respect to the payment of dividends, by the terms of its financing arrangements. Accordingly, its annual dividend is expected to be nominal.

     The combined annual dividends of Packaging and Automotive after the Spin-off will be less than Tenneco's annual dividend before the Spin-off.

  ENVIRONMENTAL MATTERS

     Tenneco and certain of its subsidiaries and affiliates are parties to environmental proceedings. Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies' clean-up experience and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new information. These liabilities are included in the balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when assured, are recorded and reported separately from the associated liability in the financial statements.

     At July 1, 1999, Tenneco had been designated as a potentially responsible party in seven Superfund sites. Tenneco has estimated its share of the remediation costs for these sites to be approximately $4 million in the aggregate and has established reserves that it believes are adequate for such costs. This amount is evenly split between continuing operations and discontinued operations. In addition, Tenneco may have the obligation to remediate current or former facilities and estimates its share of remediation costs at these facilities to be approximately $19 million for continuing operations and $4 million for discontinued operations. For both the Superfund sites and its current and former facilities, Tenneco has established reserves that it believes are adequate for these costs. Although Tenneco believes its estimates of remediation costs are reasonable and are based on the latest available information, the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required. At some sites, Tenneco expects that other parties will contribute to the remediation costs. In addition, at the Superfund sites, the Comprehensive Environmental Response, Compensation and Liability Act provides that Tenneco's liability could be joint and several, meaning that Tenneco could be required to pay in excess of its share of remediation costs. Tenneco's understanding of the financial strength of other potentially responsible parties has been considered, where appropriate, in Tenneco's determination of its estimated liability. Tenneco believes that the costs associated with its current status as a potentially responsible party in the Superfund sites referenced above, or as a liable party at its current or former facilities will not be material to its consolidated financial position or results of operations.

     Tenneco estimates that its capital expenditures for environmental matters for 1999 and 2000 will not be material

     Tenneco is party to various other legal proceedings arising from its operations. Tenneco believes that the outcome of these other proceedings, individually and in the aggregate, will not have a material adverse effect on its financial position or results of operations.

  DERIVATIVE FINANCIAL INSTRUMENTS

       FOREIGN CURRENCY EXCHANGE RATE RISK

     Tenneco uses derivative financial instruments, principally foreign currency forward purchase and sale contracts with terms of less than one year, to hedge its exposure to changes in foreign currency exchange rates. Tenneco's primary exposure to changes in foreign currency rates results from intercompany loans made between Tenneco affiliates to minimize the need for borrowings from third parties. Additionally, Tenneco enters into foreign currency forward purchase and sale contracts to mitigate its exposure to changes in exchange rates on intercompany and third party trade receivables and payables. Tenneco has from time to time also entered into forward contracts to hedge its net investment in foreign subsidiaries. Tenneco does not currently enter into derivative financial instruments for speculative purposes.

     In managing its foreign currency exposures, Tenneco identifies and aggregates naturally occurring offsetting positions and then hedges residual exposures through third party derivative contracts. The following table summarizes by major currency the notional amounts, weighted average settlement rates, and fair value for foreign currency forward purchase and sale contracts as of December 31, 1998. All contracts in the following table mature in 1999.

                                                              DECEMBER 31, 1998
                                           --------------------------------------------------------
                                                                     WEIGHTED
                                             NOTIONAL AMOUNT         AVERAGE          FAIR VALUE
                                           IN FOREIGN CURRENCY   SETTLEMENT RATES   IN U.S. DOLLARS
                                           -------------------   ----------------   ---------------
                                                      (MILLIONS EXCEPT SETTLEMENT RATES)
Belgian Francs                  -Purchase           594               0.029              $  17
                                -Sell              (644)              0.029                (19)
British Pounds                  -Purchase            98               1.660                163
                                -Sell              (152)              1.660               (252)
Canadian Dollars                -Purchase           112               0.654                 73
                                -Sell              (176)              0.654               (115)
Danish Krone                    -Purchase            79               0.157                 12
                                -Sell                --                  --                 --
French Francs                   -Purchase           497               0.179                 89
                                -Sell               (97)              0.179                (17)
German Marks                    -Purchase             3               0.599                  2
                                -Sell               (56)              0.599                (33)
Portuguese Escudo               -Purchase         1,947               0.006                 11
                                -Sell               (30)              0.006                 --
Spanish Pesetas                 -Purchase         4,545               0.007                 32
                                -Sell              (325)              0.007                 (2)
U.S. Dollars                    -Purchase           105               1.000                105
                                -Sell               (33)              1.000                (33)
Other                           -Purchase           395                .043                 17
                                -Sell              (719)              0.068                (49)
                                                                                         -----
                                                                                         $   1
                                                                                         =====

       INTEREST RATE RISK

     Tenneco's financial instruments that are sensitive to market risk for changes in interest rates are its debt securities. Tenneco primarily uses commercial paper to finance its short-term capital requirements. Since commercial paper generally matures in three months or less, Tenneco pays a current market rate of interest on these borrowings. Tenneco finances its long-term capital requirements with long-term debt with original maturity dates ranging up to 30 years. All of Tenneco's existing long-term debt obligations have fixed interest rates. Consequently, Tenneco is not exposed to cash flow or fair value risk from market interest rate changes on its long-term debt portfolio. Should Tenneco decide to redeem its long-term debt securities prior to their stated maturities, it would generally incur costs based on the fair value of the debt at that time.

     The table below provides information about Tenneco's financial instruments that are sensitive to interest rate risk.

                                                 ESTIMATED MATURITY DATES                               FAIR VALUE AT
                                ----------------------------------------------------------              DECEMBER 31,
                                1999      2000      2001      2002      2003    THEREAFTER    TOTAL        1998(A)
                                ----      ----      ----      ----      ----    ----------    ------    -------------
                                             (MILLIONS EXCEPT EFFECTIVE INTEREST RATES)
Short-term debt (excluding
  current maturities)(b)......  $821      $ --      $ --      $ --      $ --      $   --      $  821       $  821
  Average effective interest
     rate.....................   5.9%       --%       --%       --%       --%         --%
Long-term debt (including
  current maturities)(b)......  $250      $ 10      $187      $498      $  7      $1,583      $2,535       $2,606
  Average effective interest
     rate.....................   6.4%     12.0%      6.8%      6.8%     11.2%        7.6%

-------------------------

(a) Fair value of short-term debt was considered to be the same as or was not determined to be materially different from the carrying amount. The fair value of fixed-rate long term debt was generally based on the market value of Tenneco debt offered in open market exchanges at December 31, 1998.

(b) Amounts include corporate debt allocated to net assets of discontinued operations. See Notes 1 and 5 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document.

     Tenneco also has other obligations which are sensitive to changes in the market rate of interest. A subsidiary has issued preferred stock with a rate amount of $400 million which pays a dividend based upon the current market rate of interest. See Note 10 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document.

     In connection with the Spin-off, the above described financial instruments, which are sensitive to interest rate risk, are expected to be refinanced.

     The statements and other information (including the tables) in this "Derivative Financial Instruments" section constitute "forward-looking statements."

  YEAR 2000

     Many computer software systems, as well as certain hardware and equipment utilizing date-sensitive data, were structured to use a two-digit date field meaning that they will not be able to properly recognize dates in the Year 2000. Tenneco's significant technology transformation projects are addressing the Year 2000 issue in those areas where replacement systems are being installed for other business reasons. Where existing systems and equipment are expected to remain in place beyond 1999, Tenneco has a detailed process in place to identify and assess Year 2000 issues and to remediate, replace or establish alternative procedures addressing non-Year 2000 compliant systems, hardware, and equipment.

     Tenneco has substantially completed inventorying its systems and equipment including computer systems and business applications as well as date-sensitive technology embedded in its equipment and facilities. Tenneco continues to plan for and undertake remediation, replacement, or alternative procedures for non-compliant Year 2000 systems and equipment; and test remediated, replaced, or alternative procedures for systems and equipment. Tenneco has confirmed that none of its products are date-sensitive. Remediation, replacement, or alternative procedures for systems and equipment are being undertaken on a business priority basis. This is ongoing and was completed at some locations in 1998 with the remainder to be completed through the third quarter of 1999. Testing will occur in the same time frame. Also, Tenneco is contacting its major customers, suppliers, financial institutions, and others with whom it conducts business to determine whether they will be able to resolve in a timely manner Year 2000 problems possibly affecting Tenneco. As part of its planning and readiness activities, Tenneco is developing Year 2000 contingency plans for critical business processes such as banking, data center operations and just-in-time manufacturing operations. Contingency plans also will be developed on a business unit basis, where needed, to respond to previously undetected Year 2000 problems and business interruption from suppliers.

     Based upon current estimates, Tenneco believes it will incur costs which may range from approximately $40 to $50 million to address Year 2000 issues and implement the necessary changes to its existing systems and equipment. As of December 31, 1998, approximately $14 million of the costs have already been incurred. Approximately 40 percent of the range of costs estimated, and 45 percent of the costs incurred through December 31, 1998 are attributable to continuing operations. These costs are being expensed as they are incurred, except that in certain instances Tenneco may determine that replacing existing computer systems or equipment may be more effective and efficient, particularly where additional functionality is available. These replacements would be capitalized and would reduce the estimated expense associated with Year 2000 issues.

     In the event Tenneco is unable to complete the remediation, replacement, or alternative procedures for critical systems and equipment in a timely manner or if those with whom Tenneco conducts business are unsuccessful in implementing timely solutions, Year 2000 issues could have a material adverse effect on Tenneco's results of operations. At this time, the potential effect in the event Tenneco and/or third parties are unable to timely resolve Year 2000 problems is not determinable; however, Tenneco believes it will be able to resolve its own Year 2000 issues.

  EURO CONVERSION

     The European Monetary Union resulted in the adoption of a common currency, the "Euro", among eleven European nations. The Euro is being adopted over a three-year transition period beginning January 1, 1999. In October 1997, Tenneco established a cross-functional Euro Committee, comprised of representatives of the Company's operational divisions as well as its corporate offices. That Committee had two principal objectives: (i) to determine the impact of the Euro on the Company's business operations, and (ii) to recommend and facilitate implementation of those steps necessary to ensure that Tenneco would be fully prepared for the Euro's introduction. As of January 1, 1999, Tenneco has implemented those Euro conversion procedures that it had determined to be necessary and prudent to adopt by that date, and is on track to becoming fully "Euro ready" on or before the conclusion of the three-year Euro transition period. Tenneco believes that the costs associated with transitioning to the Euro will not be material to its consolidated financial position or the results of its operations.

YEARS 1997 AND 1996

     The year ended December 31, 1997, represents the first full year of Tenneco Inc. and consolidated subsidiaries' operation as a global manufacturing company focused on its automotive parts and packaging businesses.

     Tenneco Inc. was spun-off from the company previously known as Tenneco Inc. ("Old Tenneco") on December 11, 1996, following a series of transactions undertaken to realign the assets, liabilities and operations of Old Tenneco such that the automotive parts ("Automotive"), packaging ("Specialty Packaging" and "Paperboard Packaging") and the administrative services ("Tenneco Business Services") businesses were owned by Tenneco Inc. and the shipbuilding business was owned by Newport News Shipbuilding Inc. ("Newport News"). Old Tenneco distributed the shares of Tenneco Inc. and Newport News to its shareowners on December 11, 1996. On December 12, 1996, Old Tenneco, which then consisted primarily of the energy business ("Energy") and certain previously discontinued operations of Old Tenneco, merged with a subsidiary of El Paso Natural Gas Company.

     Although the separation of Tenneco Inc. from Old Tenneco was structured as a spin-off for legal, tax and other reasons, Tenneco Inc. kept certain important aspects of Old Tenneco, including its executive management, Board of Directors and headquarters. Most importantly, the combined assets, revenues, and operating income of Automotive, Specialty Packaging and Paperboard Packaging represented more than half the assets, revenues and operating income of Old Tenneco prior to the distributions and merger. Consequently, this Management's Discussion and Analysis of Financial Condition and Results of Operations and Tenneco's financial statements for periods prior to the distributions and merger present the net assets and results of operations of Old Tenneco's shipbuilding and energy businesses, as well as its farm and construction equipment business which was disposed of before the distributions and merger, as discontinued operations. Refer to Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further discussion.

     For purposes of this Management's Discussion and Analysis "Tenneco" or the "Company" refers to Old Tenneco and its subsidiaries before the above described corporate reorganization transactions and to Tenneco Inc., formerly known as New Tenneco Inc., and its subsidiaries after those transactions.

     The following review of Tenneco's financial condition and results of operations should be read in conjunction with the financial statements and related notes of Tenneco Inc. and Consolidated Subsidiaries.

  RESULTS OF CONTINUING OPERATIONS

     Tenneco reported income from continuing operations for the year ended December 31, 1997, of $234 million compared to $82 million for the same period in 1996. The improvement resulted from record operating results at Automotive and a lower effective tax rate for 1997 compared to 1996.

     NET SALES AND OPERATING REVENUES

                                                                              %
                                                         1997      1996     CHANGE
                                                        ------    ------    ------
                                                           (MILLIONS)
Automotive............................................  $3,226    $2,980       8%

     Automotive's revenue increase over 1996 resulted from acquisition performance, volume gains, and improved pricing and product mix. Companies acquired in 1996 and 1997 contributed $238 million to revenue gains during 1997. For companies acquired in 1996, these revenue gains include only revenues earned through the first anniversary of the 1996 acquisition. Performance following the first year of ownership is included in the other year over year measures of performance. Volume growth with both existing and new customers resulted in revenue increases of $128 million, while improved price realizations and a more favorable product mix added $35 million to 1997 revenues. These revenue gains were partially offset by the impact of the strong U.S. dollar in overseas markets, which resulted in $141 million in lower revenues than would have been realized had the U.S. dollar not strengthened during the year.

     OPERATING INCOME

                                                                             %
                                                           1997    1996    CHANGE
                                                           ----    ----    ------
                                                            (MILLIONS)
Automotive...............................................  $407    $249      63%
Other....................................................   (12)     (7)     NM
                                                           ----    ----
                                                           $395    $242      63%
                                                           ====    ====

     During 1996, Automotive recorded a pre-tax charge of $64 million to streamline certain exhaust operations and realign the ride control product line. Absent this charge, 1996 operating income would have been $313 million. The remaining increase in operating income during 1997 is primarily attributable to acquisition performance, cost reduction initiatives, and improved realizations, partially offset by the impact of the strong U.S. dollar in overseas markets. Acquisitions, including the impact of 1996 transactions calculated through the first anniversary of the date of each acquisition, added $35 million to 1997 operating income. Cost reduction initiatives contributed more than $40 million to the 1997 operating income improvement while improved pricing realization and product mix combined with volume growth resulted in higher 1997 operating income of more than $30 million. During the third quarter of 1997, Automotive benefited from a net reduction of $4 million in certain reserves, primarily related to ongoing reorganization initiatives which have proceeded more rapidly and efficiently than planned, allowing Automotive to adjust its cost estimates for completing these initiatives. Additionally, favorable resolution of a legal action contributed $10 million to third quarter 1997 results. Partially offsetting these operating income gains was the impact of the strong U.S. dollar on overseas earnings, which reduced 1997 operating income by $22 million, and fourth quarter charges totaling $4 million related to a customer bankruptcy and a prior asset sale.

     The increase in Tenneco's "Other" operating loss reflects the cost of factoring a higher level of receivables, offset in part by gain recognized on liquidation of overseas subsidiaries in 1997.

     OPERATING INCOME AS A PERCENTAGE OF REVENUE

     Operating income as a percentage of revenue for 1997 and 1996 were as follows:

                                                                               %
                                                             1997    1996    CHANGE
                                                             ----    ----    ------
                                                              (MILLIONS)
Automotive.................................................  12.6%   8.4%      50%
Total......................................................  12.2%   8.1%      51%

     Automotive's operating income as a percentage of revenue increased as operating income grew 63 percent while revenues increased by 8 percent.

     INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

     Tenneco incurred interest expense of $216 million during 1997, an increase of $21 million over 1996. These amounts include $158 million and $135 million of interest allocated to discontinued operations in 1997 and 1996, respectively. The increase reflects a higher level of borrowings during 1997, resulting primarily from acquisitions made in both Specialty Packaging and Automotive, as well as Tenneco's share repurchase activity.

     INCOME TAXES

     Tenneco's effective tax rate for 1997 was 24 percent, compared to 43 percent for 1996. The 1997 tax rate was lower than the statutory rate due to the non-recurring impact of certain foreign tax benefits and the benefit of previously unrecognized deferred tax assets. For 1996, the effective tax rate was in excess of the statutory rate primarily as a result of the realignment charges recorded for Automotive's European operations which were not fully benefited for tax purposes.

     MINORITY INTEREST

     Minority interest in 1997 was $23 million compared to $21 million in 1996. This primarily represents dividends on the preferred stock of a U.S. subsidiary. In December 1997, this subsidiary issued additional preferred stock. See Note 10 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for additional information.

  DISCONTINUED OPERATIONS AND EXTRAORDINARY LOSS

     For 1997, discontinued operations include the Paperboard Packaging and the Specialty Packaging operations, which were discontinued in June and August 1999, respectively. The Paperboard Packaging operations generated income of $21 million after income tax expense of $10 million, or $.12 per diluted common share. The Specialty Packaging operations generated income of $106 million after income tax expense of $75 million, or $.63 per diluted common share.

     For 1996, discontinued operations include the Paperboard Packaging and Specialty Packaging operations, as well as, the energy and shipbuilding operations, which were discontinued in December 1996, and the farm and construction equipment operations, which were discontinued in March 1996. During this year, income from discontinued operations from Paperboard Packaging was $71 million, net of income tax expense of $48 million; income from Specialty Packaging discontinued operations was $65 million, net of income tax expense of $67 million; income from discontinued operations for energy was $127 million, net of income tax expense of $32 million; income from discontinued operations for shipbuilding was $70 million, net of income tax expense of $32 million; loss from discontinued operations for farm and construction equipment was $1 million, net of an income tax benefit of $1 million. Additionally, income from discontinued operations included a $340 million gain, net of income tax expense of $83 million, on the sale of Tenneco's remaining investment in the farm and construction equipment business, and transaction costs -- consisting primarily of financial advisory, legal, accounting, printing, and other costs -- of $108 million, net of an income tax benefit of $17 million, that were incurred in connection with the 1996 corporate reorganization. In total, discontinued operations generated $564 million of income, net of income tax expense of $244 million, or $3.23 per diluted common share.

     See Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further discussion of discontinued operations.

     Income from discontinued operations in 1997 included a one-time $38 million pre-tax gain which resulted from the refinancing of two containerboard mill leases. Income from the discontinued Paperboard Packaging business in 1996 included a $50 million pre-tax gain on the sale of certain recycled paperboard assets to a joint venture with Caraustar Industries and a pre-tax charge of $6 million to reorganize Packaging's folding carton operations.

     Extraordinary loss for 1996 was $236 million, net of an income tax benefit of $126 million, or $1.38 per diluted common share. The extraordinary loss was incurred as a result of the debt realignment undertaken before the December 1996 corporate reorganization and consists principally of the fair value paid in the cash tender offers and the fair value of debt exchanged in the debt exchange offers in excess of the historical net carrying value for the debt tendered and exchanged.

  CHANGE IN ACCOUNTING PRINCIPLE

     As required by the FASB's Emerging Issues Task Force Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation," Tenneco recorded an after-tax charge of $46 million or $.27 per diluted common share in the fourth quarter of 1997, which was reported as a cumulative effect of a change in accounting principle.

  EARNINGS PER SHARE

     Income from continuing operations was $1.36 per diluted common share in 1997, up from $.49 per diluted common share in 1996. Tenneco also recorded income from discontinued operations of $.75 per diluted common share and a charge for the cumulative effect of a change in accounting principle discussed above of $.27 per diluted common share, resulting in net income of $1.84 per diluted common share for 1997. During 1996, discontinued operations earned $3.23 per diluted common share while Tenneco recorded an extraordinary loss on retirement of debt of $1.38 per diluted common share. Net income in 1996 was $2.34 per diluted common share. Average shares of common stock outstanding increased slightly during 1997. For further information regarding the calculation of earnings per share, refer to Note 8 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document.

  LIQUIDITY AND CAPITAL RESOURCES

  CAPITALIZATION

                                                                                      %
                                                                 1997      1996     CHANGE
                                                                ------    ------    ------
                                                                   (MILLIONS)
Short-term debt and current maturities......................    $   75    $   74
Long-term debt..............................................       713       639
Debt allocated to discontinued operations...................     2,123     1,590
                                                                ------    ------
Total debt..................................................     2,911     2,303      26%
                                                                ------    ------
Minority interest of continuing operations..................       408       304
Minority interest of discontinued operations................        16        --
                                                                ------    ------
Total minority interest.....................................       424       304      39%
                                                                ------    ------
Common shareowners' equity..................................     2,528     2,646      (4)%
                                                                ------    ------
  Total capitalization......................................    $5,863    $5,253      12%
                                                                ======    ======

     Tenneco's debt to capitalization ratio was 49.7 percent at December 31, 1997, compared to 43.9 percent at December 31, 1996. The increase in the ratio is attributable to the additional debt issued during 1997 as described under "Cash Flow -- Financing Activities" below, as well as a decline in equity resulting from net income during 1997 being more than offset by dividends and share repurchases.

     CASH FLOWS

                                                                1997     1996
                                                                -----    -----
                                                                  (MILLIONS)
Cash provided (used) by:
  Operating activities......................................    $ 519    $ 253
  Investing activities......................................     (887)    (685)
  Financing activities......................................      354      147

       OPERATING ACTIVITIES

     Cash flow provided by operating activities was $266 million higher in 1997 than 1996. Tenneco's discontinued operations generated $308 million in 1997 and used $15 million in cash flow in 1996, for an improvement of $323 million. Within continuing operations, income before depreciation was higher in 1997 by $168 million. Tenneco also generated cash flow benefits from tax refunds during 1997, resulting primarily from the December 1996 reorganization and debt realignment and a 1996 tax net operating loss which was carried back to earlier years. These positive benefits were more than offset by increased working capital associated with higher revenue levels and increased cash outflows associated with the realignment plan implemented in the fourth quarter of 1996.

       INVESTING ACTIVITIES

     During 1996 Tenneco's investing cash flows included expenditures of $425 million for businesses acquired, primarily for Clevite. Capital expenditures for continuing operations in 1997 were $33 million higher than in 1996. The sale of discontinued operations provided $24 million in 1997 and $1,197 million in 1996 of investing cash flow. The 1996 amount arose primarily from sale of Tenneco's remaining Case Corporation shares and a business owned by Energy. Tenneco also spent $622 million in 1997 and $1,106 million in 1996 for capital expenditures and business acquisitions for discontinued operations. In April 1997, Specialty Packaging acquired the flexible and protective packaging businesses of KNP BT. In 1996, Specialty Packaging acquired the foam products business.

       FINANCING ACTIVITIES

     During 1997, Tenneco refinanced a portion of its short term debt by issuing $100 million of 10 year 7 1/2% notes, $200 million of 30 year 7 7/8% debentures, and $300 million of 20 year 7 5/8% debentures. The net proceeds to Tenneco of these debt offerings was $593 million. Tenneco retired $23 million in long-term debt during 1997 according to its terms and reduced short-term debt by a net $31 million. A subsidiary of Tenneco also issued preferred stock, the net proceeds of which were $99 million. During 1996, financing activities included the debt realignment executed in December to facilitate the separation of New Tenneco, Energy, and Newport News, as well as the issuance of $296 million in preferred stock by Old Tenneco which remained with Old Tenneco in the Energy merger. During 1997, Tenneco issued $48 million in common stock, related to employee benefit plans, and repurchased $132 million in common stock under its common stock repurchase plan. Tenneco also paid 1997 dividends on its common stock of $204 million. Activity in 1996 included common stock issued of $164 million, common stock repurchases of $172 million, common and preferred stock dividends of $313 million and cash of $99 million transferred to Energy and Newport News in the December 1996 corporate reorganization.

           INDEX TO FINANCIAL STATEMENTS AND SCHEDULE OF TENNECO INC.
                         AND CONSOLIDATED SUBSIDIARIES

                                                              PAGE
                                                              ----
Report of independent public accountants....................   71
Statements of income for each of the three years in the
  period ended December 31, 1998............................   72
Balance sheets -- December 31, 1998 and 1997................   73
Statements of cash flows for each of the three years in the
  period ended December 31, 1998............................   74
Statements of changes in shareowners' equity for each of the
  three years in the period ended December 31, 1998.........   75
Statements of comprehensive income for each of the three
  years in the period ended December 31, 1998...............   76
Notes to financial statements...............................   77
Schedule II -- Valuation and Qualifying Accounts............  107

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Inc.:

     We have audited the accompanying balance sheets of Tenneco Inc. (a Delaware corporation) and consolidated subsidiaries (see Note 1) as of December 31, 1998 and 1997, and the related statements of income, cash flows, changes in shareowners' equity and comprehensive income for each of the three years in the period ended December 31, 1998. These financial statements and the schedule referred to below are the responsibility of Tenneco Inc.'s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tenneco Inc. and consolidated subsidiaries as of December 31, 1998 and 1997, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, in the fourth quarter of 1997, Tenneco Inc. and consolidated subsidiaries changed their method of accounting for certain costs incurred in connection with information technology transformation projects.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the index to the financial statements and schedule relating to Tenneco Inc. and consolidated subsidiaries is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements of Tenneco Inc. and consolidated subsidiaries taken as a whole.

                                          ARTHUR ANDERSEN LLP
Houston, Texas
February 17, 1999
(except with respect to the
matters discussed in Note 2,
as to which the date is
August 20, 1999)

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                              STATEMENTS OF INCOME

                                                                         YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                                  1998             1997             1996
                                                              -------------    -------------    -------------
                                                               (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUES
  Net sales and operating revenues........................     $     3,237      $     3,226      $     2,980
  Other income, net.......................................             (25)              37              (22)
                                                               -----------      -----------      -----------
                                                                     3,212            3,263            2,958
                                                               -----------      -----------      -----------
COSTS AND EXPENSES
  Cost of sales (exclusive of depreciation shown below)...           2,332            2,303            2,140
  Engineering, research, and development..................              31               34               70
  Selling, general, and administrative....................             472              421              412
  Depreciation and amortization...........................             150              110               94
                                                               -----------      -----------      -----------
                                                                     2,985            2,868            2,716
                                                               -----------      -----------      -----------
INCOME BEFORE INTEREST EXPENSE, INCOME TAXES, AND MINORITY
  INTEREST................................................             227              395              242
    Interest expense (net of interest capitalized)........              69               58               60
    Income tax expense....................................              13               80               79
    Minority interest.....................................              29               23               21
                                                               -----------      -----------      -----------
INCOME FROM CONTINUING OPERATIONS.........................             116              234               82
Income from discontinued operations, net of income tax....             139              127              564
                                                               -----------      -----------      -----------
Income before extraordinary loss..........................             255              361              646
Extraordinary loss, net of income tax.....................              --               --             (236)
                                                               -----------      -----------      -----------
Income before cumulative effect of change in accounting
  principle...............................................             255              361              410
Cumulative effect of change in accounting principle, net
  of income tax...........................................              --              (46)              --
                                                               -----------      -----------      -----------
NET INCOME................................................             255              315              410
Preferred stock dividends.................................              --               --               12
                                                               -----------      -----------      -----------
NET INCOME TO COMMON STOCK................................     $       255      $       315      $       398
                                                               ===========      ===========      ===========
EARNINGS PER SHARE
Average shares of common stock outstanding --
    Basic.................................................     168,505,573      170,264,731      169,609,373
    Diluted...............................................     168,834,531      170,801,636      170,526,112
Basic earnings per share of common stock --
    Continuing operations.................................     $       .69      $      1.37      $       .49
    Discontinued operations...............................             .83              .75             3.25
    Extraordinary loss....................................              --               --            (1.39)
    Cumulative effect of change in accounting principle...              --             (.27)              --
                                                               -----------      -----------      -----------
                                                               $      1.52      $      1.85      $      2.35
                                                               ===========      ===========      ===========
Diluted earnings per share of common stock --
    Continuing operations.................................     $       .68      $      1.36      $       .49
    Discontinued operations...............................             .83              .75             3.23
    Extraordinary loss....................................              --               --            (1.38)
    Cumulative effect of change in accounting principle...              --             (.27)              --
                                                               -----------      -----------      -----------
                                                               $      1.51      $      1.84      $      2.34
                                                               ===========      ===========      ===========
Cash dividends per share of common stock..................     $      1.20      $      1.20      $      1.80
                                                               ===========      ===========      ===========

  The accompanying notes to financial statements are an integral part of these statements of income.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                 BALANCE SHEETS

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1998      1997
                                                                ------    ------
                                                                   (MILLIONS)
                                    ASSETS
                                    ------
Current assets:
  Cash and temporary cash investments.......................    $   29    $   29
  Receivables --
     Customer notes and accounts, net.......................       430       402
     Income taxes...........................................         3        38
     Other..................................................        10         4
  Inventories...............................................       414       378
  Deferred income taxes.....................................        39        21
  Prepayments and other.....................................       139       178
                                                                ------    ------
                                                                 1,064     1,050
                                                                ------    ------
Other assets:
  Long-term notes receivable, net...........................        23        26
  Goodwill and intangibles, net.............................       499       505
  Deferred income taxes.....................................        39        55
  Pension assets............................................       101        93
  Other.....................................................       201       153
                                                                ------    ------
                                                                   863       832
                                                                ------    ------
Plant, property, and equipment, at cost.....................     1,944     1,767
  Less -- Reserves for depreciation and amortization........       851       738
                                                                ------    ------
                                                                 1,093     1,029
                                                                ------    ------
Net assets of discontinued operations.......................     1,739     1,771
                                                                ------    ------
                                                                $4,759    $4,682
                                                                ======    ======
                      LIABILITIES AND SHAREOWNERS' EQUITY
                      -----------------------------------
Current liabilities:
  Short-term debt (including current maturities on long-term
     debt)..................................................    $  304    $   75
  Trade payables............................................       337       286
  Taxes accrued.............................................        31        73
  Accrued liabilities.......................................       161       141
  Other.....................................................        76       116
                                                                ------    ------
                                                                   909       691
                                                                ------    ------
Long-term debt..............................................       671       713
                                                                ------    ------
Deferred income taxes.......................................        98       165
                                                                ------    ------
Postretirement benefits.....................................       139       110
                                                                ------    ------
Deferred credits and other liabilities......................        31        67
                                                                ------    ------
Commitments and contingencies
Minority interest...........................................       407       408
                                                                ------    ------
Shareowners' equity:
  Common stock..............................................         2         2
  Premium on common stock and other capital surplus.........     2,710     2,679
  Accumulated other comprehensive income (loss).............       (91)     (122)
  Retained earnings.........................................       142        89
                                                                ------    ------
                                                                 2,763     2,648
  Less -- Shares held as treasury stock, at cost............       259       120
                                                                ------    ------
                                                                 2,504     2,528
                                                                ------    ------
                                                                $4,759    $4,682
                                                                ======    ======

  The accompanying notes to financial statements are an integral part of these balance sheets.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                                -------------------------
                                                                1998     1997      1996
                                                                -----    -----    -------
                                                                       (MILLIONS)
OPERATING ACTIVITIES
Income from continuing operations...........................    $ 116    $ 234    $    82
Adjustments to reconcile income from continuing operations
  to cash provided (used) by continuing operations--
    Depreciation and amortization...........................      150      110         94
    Deferred income taxes...................................      (76)      31         10
    (Gain) loss on sale of businesses and assets, net.......       20       20          1
    Changes in components of working capital--
      (Increase) decrease in receivables....................      (88)     (25)       128
      (Increase) decrease in inventories....................      (32)     (12)        22
      (Increase) decrease in prepayments and other current
       assets...............................................       26      (79)        45
      Increase (decrease) in payables.......................      (12)     107        (39)
      Increase (decrease) in taxes accrued..................       (9)      (8)        (9)
      Increase (decrease) in interest accrued...............       --       30          6
      Increase (decrease) in other current liabilities......       10     (108)        45
    Other...................................................      (42)     (89)      (117)
                                                                -----    -----    -------
Cash provided (used) by continuing operations...............       63      211        268
Cash provided (used) by discontinued operations.............      469      308        (15)
                                                                -----    -----    -------
Net cash provided (used) by operating activities............      532      519        253
                                                                -----    -----    -------
INVESTING ACTIVITIES
Net proceeds related to the sale of discontinued
  operations................................................       22       24      1,197
Net proceeds from sale of businesses and assets.............       10        5          3
Expenditures for plant, property, and equipment.............     (195)    (221)      (188)
Acquisitions of businesses..................................       (3)     (29)      (425)
Expenditures for plant, property, and equipment and business
  acquisitions--discontinued operations.....................     (498)    (622)    (1,106)
Investments and other.......................................      (90)     (44)      (166)
                                                                -----    -----    -------
Net cash provided (used) by investing activities............     (754)    (887)      (685)
                                                                -----    -----    -------
FINANCING ACTIVITIES
Issuance of common, treasury, and SECT shares...............       50       48        164
Purchase of common stock....................................     (154)    (132)      (172)
Issuance of NPS Preferred Stock.............................       --       --        296
Issuance of equity securities by a subsidiary...............       --       99         --
Redemption of preferred stock...............................       --       --        (20)
Issuance of long-term debt..................................        4      597      2,800
Retirement of long-term debt................................      (21)     (23)    (2,288)
Net increase (decrease) in short-term debt excluding current
  maturities on long-term debt..............................      540      (31)      (221)
Cash transferred in Merger and Distributions................       --       --        (99)
Dividends (common and preferred)............................     (203)    (204)      (313)
                                                                -----    -----    -------
Net cash provided (used) by financing activities............      216      354        147
                                                                -----    -----    -------
Effect of foreign exchange rate changes on cash and
  temporary cash investments................................        6        3          1
                                                                -----    -----    -------
Increase (decrease) in cash and temporary cash
  investments...............................................       --      (11)      (284)
Cash and temporary cash investments, January 1..............       29       40        324
                                                                -----    -----    -------
Cash and temporary cash investments, December 31 (Note).....    $  29    $  29    $    40
                                                                =====    =====    =======
Cash paid during the year for interest......................    $ 259    $ 206    $   489
Cash paid during the year for income taxes (net of
  refunds)..................................................    $  80    $(145)   $   685

-------------------------
Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

  The accompanying notes to financial statements are an integral part of these statements of cash flows.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                  STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY

                                                                            YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------------------------------------
                                                             1998                     1997                     1996
                                                     ---------------------    ---------------------    ---------------------
                                                       SHARES       AMOUNT      SHARES       AMOUNT      SHARES       AMOUNT
                                                     -----------    ------    -----------    ------    -----------    ------
                                                                         (MILLIONS EXCEPT SHARE AMOUNTS)
PREFERRED STOCK
Balance January 1................................             --    $  --              --    $  --              --    $   --
  Issuance of NPS Preferred Stock................             --       --              --       --       6,000,000       296
  Merger of energy business......................             --       --              --       --      (6,000,000)     (296)
                                                     -----------    ------    -----------    ------    -----------    ------
Balance December 31..............................             --       --              --       --              --        --
                                                     ===========    ------    ===========    ------    ===========    ------
COMMON STOCK
Balance January 1................................    172,569,889        2     171,567,658        2     191,351,615       957
  Issued pursuant to benefit plans...............      1,100,308       --       1,002,231       --          84,796        --
  Recapitalization of New Tenneco................             --       --              --       --     (19,868,753)     (955)
                                                     -----------    ------    -----------    ------    -----------    ------
Balance December 31..............................    173,670,197        2     172,569,889        2     171,567,658         2
                                                     ===========    ------    ===========    ------    ===========    ------
STOCK EMPLOYEE COMPENSATION TRUST (SECT)
Balance January 1................................                      --                       --                      (215)
  Shares issued..................................                      --                       --                       216
  Adjustment to market value.....................                      --                       --                        (1)
                                                                    ------                   ------                   ------
Balance December 31..............................                      --                       --                        --
                                                                    ------                   ------                   ------
PREMIUM ON COMMON STOCK AND OTHER CAPITAL SURPLUS
Balance January 1................................                   2,679                    2,642                     3,602
  Premium on common stock issued pursuant to
    benefit plans................................                      31                       37                        28
  Adjustment of SECT to market value.............                      --                       --                         1
  Merger of energy business......................                      --                       --                      (372)
  Distribution of shipbuilding business..........                      --                       --                      (270)
  Recapitalization of New Tenneco................                      --                       --                      (348)
  Other..........................................                      --                       --                         1
                                                                    ------                   ------                   ------
Balance December 31..............................                   2,710                    2,679                     2,642
                                                                    ------                   ------                   ------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance January 1................................                    (122)                      23                        26
  Other comprehensive income.....................                      31                     (145)                       (3)
                                                                    ------                   ------                   ------
Balance December 31..............................                     (91)                    (122)                       23
                                                                    ------                   ------                   ------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
Balance January 1................................                      89                      (21)                     (469)
  Net income.....................................                     255                      315                       410
  Dividends--
    Preferred stock..............................                      --                       --                        (9)
    Common stock.................................                    (202)                    (205)                     (312)
  Accretion of excess of redemption value of
    preferred stock over fair value at date of
    issue........................................                      --                       --                        (3)
  Recapitalization of New Tenneco................                      --                       --                       362
                                                                    ------                   ------                   ------
Balance December 31..............................                     142                       89                       (21)
                                                                    ------                   ------                   ------
LESS -- COMMON STOCK HELD AS TREASURY STOCK, AT
  COST
Balance January 1................................      2,928,189      120              --       --      16,422,619       753
  Shares acquired................................      4,380,382      161       3,280,755      134       5,118,904       267
  Shares issued pursuant to benefit and dividend
    reinvestment plans...........................       (550,893)     (22)       (352,566)     (14)     (1,672,770)      (79)
  Recapitalization of New Tenneco................             --       --              --       --     (19,868,753)     (941)
                                                     -----------    ------    -----------    ------    -----------    ------
Balance December 31..............................      6,757,678      259       2,928,189      120              --        --
                                                     ===========    ------    ===========    ------    ===========    ------
    Total........................................                   $2,504                   $2,528                   $2,646
                                                                    ======                   ======                   ======

  The accompanying notes to financial statements are an integral part of these statements of changes in shareowners' equity.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                       STATEMENTS OF COMPREHENSIVE INCOME

                                                                      YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                1998                            1997                            1996
                                    -----------------------------   -----------------------------   -----------------------------
                                     ACCUMULATED                     ACCUMULATED                     ACCUMULATED
                                        OTHER                           OTHER                           OTHER
                                    COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE
                                       INCOME          INCOME          INCOME          INCOME          INCOME          INCOME
                                    -------------   -------------   -------------   -------------   -------------   -------------
                                                                             (MILLIONS)
NET INCOME........................                  $         255                   $         315                   $         410
                                                    -------------                   -------------                   -------------
ACCUMULATED OTHER COMPREHENSIVE
  INCOME (LOSS)

  CUMULATIVE TRANSLATION
    ADJUSTMENT
  Balance January 1...............  $        (122)                  $          23                   $          26
    Translation of foreign
      currency statements.........             40              40            (160)           (160)             39              39
    Hedges of net investment in
      foreign subsidiaries........             --              --              23              23             (47)            (47)
    Income tax benefit
      (expense)...................             --              --              (8)             (8)             16              16
    Reclassification adjustment
      for disposition of
      investments in foreign
      subsidiaries................             --              --              --              --             (11)            (11)
                                    -------------                   -------------                   -------------
  Balance December 31.............            (82)                           (122)                             23
                                    -------------                   -------------                   -------------
  ADDITIONAL MINIMUM PENSION
    LIABILITY ADJUSTMENT
  Balance January 1...............             --                              --                              --
    Additional minimum pension
      liability adjustment........            (15)            (15)             --              --              --              --
    Income tax benefit
      (expense)...................              6               6              --              --              --              --
                                    -------------                   -------------                   -------------
  Balance December 31.............             (9)                             --                              --
                                    -------------                   -------------                   -------------
Balance December 31...............  $         (91)                  $        (122)                  $          23
                                    =============                   =============                   =============
                                                    -------------                   -------------                   -------------
Other comprehensive income
  (loss)..........................                             31                            (145)                             (3)
                                                    -------------                   -------------                   -------------
COMPREHENSIVE INCOME..............                  $         286                   $         170                   $         407
                                                    =============                   =============                   =============

      The accompanying notes to financial statements are an integral part of these statements of comprehensive income.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF ACCOUNTING POLICIES

  Consolidation and Presentation

     The financial statements of Tenneco Inc. and consolidated subsidiaries ("Tenneco") include all majority-owned subsidiaries. Investments in 20% to 50% owned companies where Tenneco has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings since the date of acquisition and cumulative translation adjustments. Tenneco has no investments in 20% to 50% owned companies where it does not carry the investment at cost plus equity in undistributed earnings. All significant intercompany transactions have been eliminated.

     In December 1996, Tenneco Inc. was spun-off from the company formerly known as Tenneco Inc. ("Old Tenneco") in a series of transactions (the "Transaction"), which included distributions (the "Distributions") to Old Tenneco shareowners and a subsequent merger (the "Merger"). Following the Transaction, Tenneco owned the automotive parts ("Automotive"), packaging ("Specialty Packaging" and "Paperboard Packaging") and administrative services ("Tenneco Business Services") businesses of Old Tenneco. These transactions and their accounting treatment are described in more detail in Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss."

     Beginning in January 1999, Tenneco began a series of transactions that ultimately resulted in the discontinuance of its Paperboard Packaging operations in June 1999 and its Specialty Packaging operations in August 1999. See Note 2 for information regarding these transactions.

     For purposes of these financial statements, "Tenneco" or the "Company" refers to Old Tenneco and its subsidiaries before the Transaction and to Tenneco Inc., formerly known as New Tenneco Inc. ("New Tenneco"), and its subsidiaries subsequent to the Transaction.

  Changes in Accounting Principles

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 2000. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco expects to record an after-tax charge for the cumulative effect of this change in accounting principle upon adoption of approximately $100 million. Tenneco will adopt this new accounting principle in the first quarter of 1999.

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES costs of computer software developed or obtained for internal use. This statement will be applied prospectively and is effective for fiscal years beginning after December 15, 1998. The impact of this new standard will not have a significant effect on Tenneco's financial position or results of operations.

     Tenneco adopted FAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," and FAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in 1998. Disclosures required by these statements for earlier periods presented have been restated on a comparative basis.

     As required by the FASB's Emerging Issues Task Force ("EITF") Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation," Tenneco recorded an after-tax charge of $46 million ($.27 per common share on both the basic and diluted bases), net of a tax benefit of $28 million, in the fourth quarter of 1997. EITF 97-13 establishes the accounting treatment and an allocation methodology for certain consulting and other costs incurred in connection with information technology transformation efforts. This charge was reported as a cumulative effect of change in accounting principle.

  Inventories

     At December 31, 1998 and 1997, inventory by major classification was as follows:

                                                              1998   1997
                                                              ----   ----
                                                              (MILLIONS)
Finished goods..............................................  $221   $187
Work in process.............................................    79     72
Raw materials...............................................    73     76
Materials and supplies......................................    41     43
                                                              ----   ----
                                                              $414   $378
                                                              ====   ====

     Inventories are stated at the lower of cost or market. A portion of total inventories (28% and 31% at December 31, 1998 and 1997, respectively) is valued using the "last-in, first-out" method. All other inventories are valued on the "first-in, first-out" ("FIFO") or "average" methods. If the FIFO or average method of inventory accounting had been used by Tenneco for all inventories, inventories would have been $15 million and $16 million higher at December 31, 1998 and 1997, respectively.

  Customer Acquisition Costs

     Tenneco capitalizes certain costs it incurs in connection with the acquisition of new customer contracts to sell its automotive aftermarket products. These new customer acquisition costs are incurred in exchange for contracts in which the aftermarket customer agrees to purchase Tenneco's automotive aftermarket products exclusively for periods of time ranging up to three years. These costs are amortized over the initial contract period. At December 31, 1998 and 1997, the net capitalized costs related to these activities was $54 million and $47 million, respectively.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

  Goodwill and Intangibles, net

     At December 31, 1998 and 1997, goodwill and intangibles, net of amortization, by major category were as follows:

                                                                1998    1997
                                                                ----    ----
                                                                 (MILLIONS)
Goodwill....................................................    $487    $497
Other intangible assets.....................................      12       8
                                                                ----    ----
                                                                $499    $505
                                                                ====    ====

     Goodwill is being amortized on a straight-line basis over periods ranging from 20 years to 40 years. Such amortization amounted to $16 million, $14 million, and $7 million for 1998, 1997, and 1996, respectively, and is included in the statements of income caption "Depreciation and amortization."

     Tenneco has capitalized certain intangible assets, primarily trademarks and patents, based on their estimated fair value at date of acquisition. Amortization is provided on these intangible assets on a straight-line basis over periods ranging from 5 to 40 years. Such amortization amounted to $2 million, $6 million, and $2 million in 1998, 1997, and 1996, respectively, and is included in the statements of income caption "Depreciation and amortization."

  Plant, Property, and Equipment, at Cost

     At December 31, 1998 and 1997, plant, property, and equipment, at cost, by major category was as follows:

                                                               1998     1997
                                                              ------   ------
                                                                (MILLIONS)
Land, buildings, and improvements...........................  $  341   $  265
Machinery and equipment.....................................   1,395    1,320
Other, including construction in progress...................     208      182
                                                              ------   ------
                                                              $1,944   $1,767
                                                              ======   ======

     Depreciation of Tenneco's properties is provided on a straight-line basis over the estimated useful lives of the assets. Useful lives range from 10 to 40 years for buildings and improvements and from 3 to 25 years for machinery and equipment.

  Notes Receivable and Allowance for Doubtful Accounts

     Short and long-term notes receivable of $36 million and $37 million were outstanding at December 31, 1998 and 1997, respectively.

     At December 31, 1998 and 1997, the short and long-term allowance for doubtful accounts on accounts and notes receivable was $39 million and $20 million, respectively.

  Other Long-Term Assets

     Tenneco capitalizes certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms, which are included in the balance sheet caption "Other assets -- Other." The platform engineering costs are amortized over the life of the underlying supply agreements and other start-up costs are amortized over the periods benefited, generally two years. Start-up costs capitalized, net of amortization, at December 31, 1998 and 1997, were $111 million and $79 million, respectively, for

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES continuing operations and $41 million and $20 million, respectively, for discontinued operations. Tenneco will adopt a new accounting standard in the first quarter of 1999, which will require these costs to be expensed. Refer to "Changes in Accounting Principles" discussed previously in this footnote.

     Tenneco capitalizes certain costs related to the purchase and development of software which is used in its business operations. The costs attributable to these software systems are amortized over their estimated useful lives, ranging from 3 to 12 years, based on various factors such as the effects of obsolescence, technology and other economic factors. Capitalized software development costs, net of amortization, at December 31, 1998 and 1997, were $67 million and $47 million, respectively, for continuing operations and $140 million and $104 million, respectively, for discontinued operations. As described previously in this footnote, Tenneco will adopt SOP 98-1 regarding software cost capitalization. The impact of this new standard will not have a significant effect on Tenneco's financial position or results of operations.

  Environmental Liabilities

     Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies' clean-up experience, and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new information. These liabilities are included in the balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when assured, are recorded and reported separately from the associated liability in the financial statements. For further information on this subject, refer to Note 13, "Commitments and Contingencies."

  Income Taxes

     Tenneco utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances.

     Tenneco does not provide for U.S. income taxes on unremitted earnings of foreign subsidiaries as it is the present intention of management to reinvest the unremitted earnings in its foreign operations. Unremitted earnings of foreign subsidiaries are approximately $755 million for continuing operations and $95 million for discontinued operations at December 31, 1998. It is not practicable to determine the amount of U.S. income taxes that would be payable upon remittance of the assets that represent those earnings.

  Earnings Per Share

     According to the requirements of FAS No. 128, "Earnings Per Share," basic earnings per share are computed by dividing income available to common shareowners by the weighted-average number of common shares outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the weighted-average number of shares outstanding is adjusted to include estimates of additional shares that would be issued if potentially dilutive common shares had been issued. In

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES addition, income available to common shareowners is adjusted to include any changes in income or loss that would result from the assumed issuance of the dilutive common shares.

     In 1996, Tenneco's preferred stock outstanding before the Merger was converted into El Paso Natural Gas Company ("El Paso") common stock as part of the Merger; therefore, preferred stock dividends have been deducted from income from discontinued operations in determining earnings per share. For more information regarding the Merger, see Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss."

  Allocation of Corporate Debt and Interest Expense

     Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco has been allocated to discontinued operations based upon the ratio of the discontinued operations' net assets to Tenneco's consolidated net assets plus debt. Interest expense, net of tax, has been allocated to Tenneco's discontinued operations based on the same allocation methodology. See Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss," for further discussion.

  Research and Development

     Research and development costs are expensed as incurred. Research and development expenses were $30 million, $19 million, and $36 million for 1998, 1997, and 1996, respectively, and are included in the income statement caption "Engineering, research, and development expenses."

  Realignment Charges

     In 1996, the Company recorded charges to income from continuing operations of approximately $64 million in connection with the realignment of Automotive's:
(i) Walker exhaust system original equipment and aftermarket manufacturing operations in Europe, (ii) Walker aftermarket operations in North America, and
(iii) Monroe ride control product line. All actions related to the realignment plan have been completed.

  Foreign Currency Translation

     Financial statements of international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted average exchange rate for each applicable period for revenues, expenses, and gains and losses. Translation adjustments are reflected in the balance sheet caption "Accumulated other comprehensive income
(loss)."

  Risk Management Activities

     Tenneco uses derivative financial instruments, principally foreign currency forward purchase and sale contracts with terms of less than one year, to hedge its exposure to changes in foreign currency exchange rates. Tenneco's primary exposure to changes in foreign currency rates results from intercompany loans made between Tenneco affiliates to minimize the need for borrowings from third parties. Net gains or losses on these foreign currency exchange contracts that are designated as hedges are recognized in the income statement to offset the foreign currency gain or loss on the underlying transaction. Additionally, Tenneco enters into foreign currency forward purchase and sale contracts to mitigate its exposure to changes in exchange rates on intercompany and third party trade receivables and payables. Since these anticipated transactions are not firm commitments, Tenneco marks these forward contracts to market each period and records any gain or loss in the income statement. Tenneco has from time to time also entered into forward contracts to hedge its net

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES investment in foreign subsidiaries. The after-tax net gains or losses on these contracts are recognized on the accrual basis in the balance sheet caption "Accumulated other comprehensive income (loss)." In the statement of cash flows, cash receipts or payments related to these exchange contracts are classified consistent with the cash flows from the transaction being hedged.

     Tenneco does not currently enter into derivative financial instruments for speculative purposes.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of Tenneco's assets, liabilities, revenues, and expenses. Reference is made to the "Income Taxes" and "Environmental Liabilities" sections of this footnote and Notes 11 and 13 for additional information on significant estimates included in Tenneco's financial statements.

  Reclassifications

     Prior years' financial statements have been reclassified where appropriate to conform to 1998 presentations.

2. DISCONTINUED OPERATIONS, DISPOSITION OF ASSETS, AND EXTRAORDINARY LOSS

   Strategic Alternatives Analysis

     In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of the automotive, containerboard packaging, and specialty packaging businesses. As part of that strategic alternative analysis, Tenneco has taken the following actions:

     - In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution of the containerboard assets to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million.

     - In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operation, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and specialty packaging businesses into two separate, independent companies.

     - In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the spin-off of the new packaging company discussed below.

     The separation of the automotive and packaging businesses will be accomplished by the spin-off of the common stock of Tenneco Packaging Inc. ("Packaging") to Tenneco shareowners (the "Spin-off"). At the time of the Spin-off, Packaging will include Tenneco's specialty packaging business, Tenneco's administrative services operations and the remaining interest in the containerboard joint venture if the sale has not been completed. Tenneco and Packaging are, however, currently analyzing the alternatives with respect to the administrative services operations.

     Before the Spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments, and other refinancings. This debt realignment will be financed

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES with internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of subordinated debt, and borrowings by Packaging under new credit facilities.

     The Spin-off is subject to conditions, including formal declaration of the Spin-off by the Tenneco Board of Directors, Tenneco's receipt, and the continued effectiveness of a determination that the Spin-off will be tax-free for U.S. federal income tax purposes, and the successful completion of the debt realignment and the corporate restructuring transactions. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners.

  Discontinued Operations

     The Specialty Packaging Business

     In April 1999, Tenneco Inc.'s Board of Directors approved the separation of its automotive and specialty packaging businesses into two separate, independent companies. This separation will be accomplished by the Spin-off, contingent upon, among other things, Tenneco's receipt, and the continued effectiveness of a determination that the Spin-off will be tax-free for U.S. federal income tax purposes. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners, and as a result has restated its financial statements to reflect its specialty packaging segment as a discontinued operation. Since Tenneco would not have proceeded with the Spin-off absent the receipt of a determination that the Spin-off would be tax-free, the establishment of a measurement date for discontinued operations did not occur until that determination was received.

     Net assets as of December 31, 1998, 1997, and 1996, and results of operations for the years then ended for the specialty packaging business were as follows:

                                                               1998     1997     1996
                                                              ------   ------   ------
                                                                     (MILLIONS)
Net assets at December 31...................................  $1,373   $1,348   $1,424
                                                              ======   ======   ======
Net sales and operating revenues............................  $2,791   $2,563   $1,987
                                                              ======   ======   ======
Income before income taxes and interest allocation..........     280      302      231
Income tax (expense) benefit................................    (113)    (118)    (103)
                                                              ------   ------   ------
Income before interest allocation...........................     167      184      128
Allocated interest expense, net of income tax (Note)........     (85)     (78)     (63)
                                                              ------   ------   ------
Income from discontinued operations.........................  $   82   $  106   $   65
                                                              ======   ======   ======

---------------

Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

     The Paperboard Packaging Business

     In connection with the containerboard transaction, in April 1999, Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million. The containerboard assets contributed to the joint venture represented substantially all of the assets of the paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or controlling interest in approximately 950,000 acres of timberland. Before the transaction, Tenneco Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of short-term debt. Packaging then contributed the containerboard business assets (subject to the new indebtedness and the containerboard business liabilities) to the joint venture in exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the sale transaction, Tenneco recognized a pre-tax loss of $293 million, $178 million after-tax or $1.07 per diluted common share in the first quarter of 1999, based on the amount by which the carrying amount of the containerboard assets exceeded the fair value of those assets, less cost to sell. The estimate of fair value of the containerboard assets was based on the fair value of the consideration received by Tenneco from the joint venture.

     As a result of the decision to sell the remaining interest in the containerboard joint venture, Tenneco's paperboard packaging business is presented as a discontinued operation in the accompanying financial statements.

     In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. This transaction closed in June 1999.

     Net assets as of December 31, 1998, 1997, and 1996, and results of operations for the years then ended for the paperboard packaging business were as follows:

                                                                 1998      1997      1996
                                                                ------    ------    ------
                                                                        (MILLIONS)
Net assets at December 31...................................    $  366    $  423    $  459
                                                                ======    ======    ======
Net sales and operating revenues............................    $1,570    $1,431    $1,605
                                                                ======    ======    ======
Income before income taxes and interest allocation..........    $  131    $   63    $  152
Income tax (expense) benefit................................       (48)      (19)      (60)
                                                                ------    ------    ------
Income before interest allocation...........................        83        44        92
Allocated interest expense, net of income tax (Note)........       (26)      (23)      (21)
                                                                ------    ------    ------
Income from discontinued operations.........................    $   57    $   21    $   71
                                                                ======    ======    ======

-------------------------
Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

     The Energy Business and Shipbuilding Business

     Tenneco Inc. was spun-off from Old Tenneco on December 11, 1996, following a series of transactions undertaken to realign the assets, liabilities, and operations of Old Tenneco such that Automotive, Specialty Packaging, Paperboard Packaging, and Tenneco Business Services were owned by New Tenneco and the shipbuilding business was owned by Newport News Shipbuilding Inc. ("Newport News"). On December 11, 1996, Old Tenneco distributed the shares of New Tenneco and Newport News to its shareowners. On December 12, 1996, Old Tenneco, which then consisted primarily of the energy business and certain previously discontinued operations of Old Tenneco, merged with a subsidiary of El Paso.

     Although the separation of Tenneco Inc. from Old Tenneco was structured as a spin-off for legal, tax, and other reasons, Tenneco Inc. kept certain important aspects of Old Tenneco, including its executive management, Board of Directors, and headquarters. Most importantly, the combined assets, revenues, and operating income of Automotive, Specialty Packaging and Paperboard Packaging represented more than half the assets, revenues, and operating income of Old Tenneco before the Distributions and Merger. Consequently, Tenneco Inc.'s financial statements for periods before the Distributions and Merger present the net assets and results of operations of Old Tenneco's shipbuilding and energy businesses, as well as its farm and construction equipment business which was disposed of before the Distributions and Merger, as discontinued operations.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     In connection with the Distributions, one share of New Tenneco common stock ($.01 par value) was issued for each share of Old Tenneco common stock ($5.00 par value) and one share of Newport News common stock was issued for each five shares of Old Tenneco common stock. Also, in connection with the Merger, Old Tenneco shareowners received shares of El Paso common stock valued at approximately $914 million in the aggregate in exchange for their shares of Old Tenneco common and preferred stock. The treasury shares held by Old Tenneco did not participate in the Merger and Distributions and were retained by Old Tenneco in the Merger. Subsequent to the Transaction, the common equity of Tenneco Inc. relates solely to the shares of New Tenneco common stock issued in the Distributions. In connection with the Transaction, the retained earnings (accumulated deficit) of Old Tenneco was eliminated. Retained earnings (accumulated deficit) shown on the balance sheets represents net earnings (losses) accumulated after the date of the Transaction. The effects of the issuance of New Tenneco common stock in the Distributions, the retention of treasury shares by Old Tenneco, and the elimination of Old Tenneco's retained earnings (accumulated deficit) have been reflected in the statements of changes in shareowners' equity as "Recapitalization of New Tenneco."

     Results of operations for the year ended December 31, 1996, for the energy business were as follows:

                                                              (MILLIONS)
Net sales and operating revenues............................    $2,512
                                                                ======
Income before income taxes and interest allocation..........    $  291
Income tax expense..........................................       (78)
                                                                ------
Income before interest allocation...........................       213
Allocated interest expense, net of income tax (Note)........       (86)
                                                                ------
Income from discontinued operations before transaction
  costs.....................................................    $  127
                                                                ======

-------------------------
Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

     On December 11, 1996, one day before the Merger, Old Tenneco completed the distribution of the common stock of Newport News to the holders of Old Tenneco common stock. As part of the Distributions, Newport News retained the net assets of the shipbuilding business, including approximately $600 million of debt that had been issued during November 1996.

     Results of operations for the year ended December 31, 1996, for the shipbuilding business were as follows:

                                                              (MILLIONS)
Net sales and operating revenues............................    $1,822
                                                                ======
Income before income taxes and interest allocation..........    $  133
Income tax expense..........................................       (43)
                                                                ------
Income before interest allocation...........................        90
Allocated interest expense, net of income tax (Note)........       (20)
                                                                ------
Income from discontinued operations before transaction
  costs.....................................................    $   70
                                                                ======

-------------------------
Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

     The costs incurred to complete the Transaction, consisting primarily of financial advisory, legal, accounting, printing, and other costs, of approximately $108 million, net of a $17 million income tax benefit, were recorded as a component of 1996 income from discontinued operations.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

    Farm and Construction Equipment Operations

     In June 1994, Tenneco completed an initial public offering ("IPO") of approximately 29% of the common stock of Case Corporation ("Case"), the holder of Tenneco's farm and construction equipment segment. In November 1994, a secondary offering of Case common stock reduced Tenneco's ownership interest in Case to approximately 44%. Combined proceeds from the two transactions was $694 million, net of commissions and offering expenses. The combined gain on the transactions was $36 million, including a $7 million tax benefit. In an August 1995 public offering, Tenneco sold an additional 16.1 million shares of Case common stock for net proceeds of approximately $540 million. The sale resulted in a gain of $101 million and reduced Tenneco's ownership in Case from 44% to 21%. In December 1995, Tenneco sold to a third party a subordinated note receivable due from Case, which was received as part of the reorganization preceding the Case IPO, for net proceeds of $298 million and recognized a gain of $32 million. In March 1996, Tenneco sold its remaining 15.2 million shares of common stock of Case in a public offering. Net proceeds of approximately $788 million were received, resulting in a gain of $340 million, net of $83 million in income tax expense.

     Results of operations for the year ended December 31, 1996, for the farm and construction equipment segment were as follows:

                                                              (MILLIONS)
Net sales and operating revenues............................     $ --
                                                                 ====
Income before income taxes and interest allocation..........     $  1
Income tax benefit..........................................       --
                                                                 ----
Income before interest allocation...........................        1
Allocated interest expense, net of income tax (Note)........       (2)
                                                                 ----
Loss from operations........................................       (1)
                                                                 ----
Gain on disposition.........................................      423
Income tax expense from disposition.........................      (83)
                                                                 ----
Net gain on disposition.....................................      340
                                                                 ----
Income from discontinued operations.........................     $339
                                                                 ====

-------------------------
Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

  Disposition of Assets

     Gains and losses on the sale of businesses and assets have been included in the caption "Other income, net" in the accompanying statements of income.

  Extraordinary Loss

     In preparation for the Transaction, Old Tenneco realigned $3.8 billion of indebtedness (the "1996 Debt Realignment") through various cash tender offers, debt exchanges, defeasances, and other retirements. The cash funding required to consummate the 1996 Debt Realignment was financed through internally generated cash, borrowings under new credit facilities of both Old Tenneco and New Tenneco, borrowings under a new credit facility and other financings at Newport News, and proceeds from the issuance of 8 1/4% cumulative junior preferred stock ("NPS Preferred Stock"), which was retained by Old Tenneco in the Merger. As a result of the Merger, El Paso indirectly acquired approximately $2.8 billion of debt and preferred stock obligations as well as certain liabilities related to operations previously discontinued by Old Tenneco.

     As a result of the 1996 Debt Realignment, Tenneco recognized an extraordinary loss of approximately $236 million, net of a tax benefit of approximately $126 million. This extraordinary loss consists principally of the fair value paid in the cash tender offers and the fair value of debt exchanged in the debt exchange offers in excess of the historical net carrying value for the debt tendered and exchanged.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

3. RESTRUCTURING AND OTHER CHARGES

     On July 21, 1998, Tenneco announced its intention to initiate a restructuring plan designed to reduce administrative and operational overhead costs in every part of Tenneco's business. In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan to accomplish the overhead reduction goals as well as to consolidate the manufacturing and distribution operations of Automotive's North American aftermarket business. Tenneco recorded a pre-tax charge to income from continuing operations of $53 million, $34 million after-tax or $.20 per share, in the fourth quarter of 1998 related to this restructuring plan. Of the pre-tax charge, for operational restructuring plans, $36 million is related to the Automotive aftermarket restructuring. A staff and related cost reduction plan, which covers staff reductions at the Automotive operating unit and corporate operations, is expected to cost $17 million.

     The Automotive aftermarket restructuring involves closing two plant locations and five distribution centers and the elimination of 302 positions at those locations. The staff and related cost reduction plan involves the elimination of 454 administrative positions in Tenneco's business units and its corporate operations.

     The fixed assets at the locations to be closed were written down to their fair value, less costs to sell, in the fourth quarter of 1998. As a result of the single-purpose nature of the assets, fair value was estimated at scrap value less cost to dispose. No significant net cash proceeds are expected to be received from the ultimate disposal of these assets, which should be complete by the fourth quarter of 2000. The effect of suspending depreciation for these impaired assets is a reduction in depreciation and amortization of approximately $2 million on an annual basis.

     As of December 31, 1998, approximately 350 employees had been terminated.

     Amounts related to the restructuring plan are shown in the following table:

                                                                 FOURTH
                                                   1998         QUARTER     CHARGED      BALANCE AT
                                               RESTRUCTURING      1998      TO ASSET    DECEMBER 31,
                                                  CHARGE        PAYMENTS    ACCOUNTS        1998
                                               -------------    --------    --------    ------------
                                                                    (MILLIONS)
Severance..................................         $19           $ 4         $--           $15
Asset impairments..........................          33            --          33            --
Facility exit costs........................           1            --          --             1
                                                    ---           ---         ---           ---
                                                    $53           $ 4         $33           $16
                                                    ===           ===         ===           ===

4. ACQUISITIONS

     In 1998, Tenneco made one acquisition in the Automotive business for approximately $3 million. During 1997, Tenneco completed acquisitions or investments in the Automotive business for total consideration of approximately $29 million.

     In June 1996, Tenneco entered into agreements to acquire Clevite for $328 million. Clevite makes suspension bushings and other elastomeric parts for cars and trucks. Upon completion of the Clevite acquisition in July 1996, Clevite's operations became part of Automotive. Also during 1996, Tenneco completed the acquisitions of or investments in various other businesses and joint ventures in the automotive parts industry for total consideration of approximately $96 million.

     The acquisitions discussed above have been accounted for as purchases; accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on their fair values. The excess of the purchase price over the fair value of the net assets acquired is included in the balance sheet caption "Goodwill and intangibles, net."

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

5. LONG-TERM DEBT, SHORT-TERM DEBT, AND FINANCING ARRANGEMENTS

  Long-Term Debt

     A summary of long-term debt obligations of Tenneco at December 31, 1998 and 1997, is set forth in the following table:

                                                                 1998      1997
                                                                ------    ------
                                                                   (MILLIONS)
Tenneco Inc. --
  Debentures due 2008 through 2027, average effective
     interest rate 7.5% in 1998 and in 1997 (net of $64
     million in 1998 and $68 million in 1997 of unamortized
     premium)...............................................    $1,213    $1,217
  Notes due 1999 through 2007, average effective interest
     rate 6.7% in 1998 and in 1997 (net of $33 million in
     1998 and $47 million in 1997 of unamortized premium)...     1,344     1,358

Other subsidiaries --
  Notes due 1999 through 2016, average effective interest
     rate 10.7% in 1998 and 11.2% in 1997 (net of $22
     million in 1998 and $24 million in 1997 of unamortized
     discount)..............................................        53        64
                                                                ------    ------
                                                                 2,610     2,639
Less -- current maturities..................................       250         6
                                                                ------    ------
Total long-term debt........................................     2,360     2,633
Less -- long-term corporate debt allocated to net assets of
  discontinued operations...................................     1,689     1,920
                                                                ------    ------
Total long-term debt, net of allocation to net assets of
  discontinued operations...................................    $  671    $  713
                                                                ======    ======

     The aggregate maturities and sinking fund requirements applicable to the issues outstanding at December 31, 1998, are $250 million, $10 million, $187 million, $498 million, and $7 million for 1999, 2000, 2001, 2002, and 2003, respectively.

  Short-Term Debt

     Tenneco uses commercial paper, lines of credit, and overnight borrowings to finance its short-term capital requirements. Information regarding short-term debt as of and for the years ended December 31, 1998 and 1997, are as follows:

                                                              1998                         1997
                                                    -------------------------    -------------------------
                                                    COMMERCIAL      CREDIT       COMMERCIAL      CREDIT
                                                      PAPER       AGREEMENTS*      PAPER       AGREEMENTS*
                                                    ----------    -----------    ----------    -----------
                                                                    (DOLLARS IN MILLIONS)
Outstanding borrowings at end of year...........       $576          $245           $203          $ 69
Weighted average interest rate on outstanding
  borrowings at end of year.....................        5.8%          6.3%           5.9%          6.7%
Approximate maximum month-end outstanding
  borrowings during year........................       $576          $245           $613          $123
Approximate average month-end outstanding
  borrowings during year........................       $447          $157           $372          $ 52
Weighted average interest rate on approximate
  average month-end outstanding borrowings
  during year...................................        5.8%          6.9%           5.7%          8.4%

-------------------------
* Includes borrowings under both committed credit facilities and uncommitted lines of credit and similar arrangements.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

  Short-Term Corporate Debt Allocation

                                                                 1998      1997
                                                                ------    ------
                                                                   (MILLIONS)
Current maturities on long-term debt........................    $  250    $    6
Commercial paper............................................       576       203
Credit agreements...........................................       245        69
                                                                ------    ------
Total short-term debt.......................................     1,071       278
Less -- short-term corporate debt allocated to net assets of
  discontinued operations...................................       767       203
                                                                ------    ------
Total short-term debt, net of allocation to discontinued
  operations................................................    $  304    $   75
                                                                ======    ======

  Financing Arrangements

                                                                  COMMITTED CREDIT FACILITIES(A)
                                                         -------------------------------------------------
                                                          TERM      COMMITMENTS    UTILIZED      AVAILABLE
                                                         -------    -----------    --------      ---------
                                                                            (MILLIONS)
Tenneco Inc. credit agreements.......................       2001      $1,750         $576(b)      $1,174
Subsidiaries' credit agreements......................    Various         131          123              8
                                                                      ------         ----         ------
                                                                      $1,881         $699         $1,182
                                                                      ======         ====         ======

-------------------------
Notes: (a) Tenneco and its subsidiaries generally are required to pay commitment fees on the unused portion of the total commitment and facility fees on the total commitment.
       (b) Tenneco's committed long-term credit facilities support its commercial paper borrowings; consequently, the amount available under the committed long-term credit facilities is reduced by outstanding commercial paper borrowings.

     At December 31, 1998, Tenneco's principal credit facility, which expires in 2001, was a $1.75 billion committed financing arrangement with a syndicate of banks and other financial institutions. Committed borrowings under this credit facility bear interest at an annual rate equal to, at the borrower's option, either (i) a rate consisting of the higher of Morgan Guaranty Trust Company of New York's prime rate or the federal funds rate plus 50 basis points; (ii) a rate of LIBOR plus a margin determined based on the credit rating of Tenneco's long-term debt; or (iii) a rate based on money market rates pursuant to competitive bids by the syndicate banks.

     The credit facility requires that the Company's consolidated ratio of debt to total capitalization, as defined in the credit facility, not exceed 70%. Compliance with this requirement is a condition for any incremental borrowings under the credit facility and failure to meet the requirement enables the syndicate banks to require repayment of any outstanding loans after a 30-day cure period. At December 31, 1998, Tenneco's ratio of debt to total capitalization as defined in the credit facility was 57.9%. In addition, the credit facility imposes certain other restrictions, none of which are expected to limit the Company's ability to operate its business in the ordinary course.

     Before the Spin-off, Tenneco will realign substantially all of its debt and enter into a new credit facility. See Note 2, "Discontinued Operations, Dispositions of Assets, and Extraordinary Loss," for further discussion.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

6. FINANCIAL INSTRUMENTS

     The carrying and estimated fair values of Tenneco's financial instruments by class at December 31, 1998 and 1997, were as follows:

                                                                   1998                   1997
                                                            -------------------    -------------------
                                                            CARRYING     FAIR      CARRYING     FAIR
                                                             AMOUNT      VALUE      AMOUNT      VALUE
                                                            --------    -------    --------    -------
                                                                            (MILLIONS)
                                                                       ASSETS (LIABILITIES)
Long-term debt (including current maturities) (Note)....    $(2,610)    $(2,606)   $(2,639)    $(2,606)
Instruments With Off-Balance-Sheet Risk
  Foreign currency contracts............................          1           1          2           2
  Financial guarantees..................................         --         (13)        --         (15)

-------------------------
Note: The carrying amounts and estimated fair value of long-term debt are before allocation of corporate debt to discontinued operations. Reference is made to Note 1 for information concerning corporate debt allocated to discontinued operations.

  Asset and Liability Instruments

     The fair value of cash and temporary cash investments, short and long-term receivables, accounts payable, and short-term debt was considered to be the same as or was not determined to be materially different from the carrying amount.

     Long-term debt -- The fair value of fixed-rate long-term debt was based on the market value of debt with similar maturities and interest rates.

  Instruments With Off-Balance-Sheet Risk

     Foreign Currency Contracts -- Note 1, "Summary of Accounting Policies -- Risk Management Activities" describes Tenneco's use of and accounting for foreign currency exchange contracts. The following table summarizes by major currency the contractual amounts of foreign currency contracts utilized by
Tenneco:

                                                                          NOTIONAL AMOUNT
                                                                ------------------------------------
                                                                  DECEMBER 31,        DECEMBER 31,
                                                                      1998                1997
                                                                ----------------    ----------------
                                                                PURCHASE    SELL    PURCHASE    SELL
                                                                --------    ----    --------    ----
                                                                             (MILLIONS)
Foreign currency contracts (in US$):
  Belgian Francs............................................      $ 17      $ 19      $ 24      $  6
  British Pounds............................................       163       252       156       257
  Canadian Dollars..........................................        73       115        58        16
  French Francs.............................................        89        17        52         1
  German Marks..............................................         2        33         4       121
  Spanish Pesetas...........................................        32         2        12         1
  U.S. Dollars..............................................       105        33        92        --
  Other.....................................................        40        49        61        55
                                                                  ----      ----      ----      ----
                                                                  $521      $520      $459      $457
                                                                  ====      ====      ====      ====

     Based on exchange rates at December 31, 1998 and 1997, the cost of replacing these contracts in the event of non-performance by the counterparties would not have been material.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     Guarantees -- Tenneco had guaranteed payment and performance of approximately $13 million and $15 million at December 31, 1998 and 1997, respectively, primarily with respect to letters of credit and other guarantees supporting various financing and operating activities.

7. INCOME TAXES

     The domestic and foreign components of income from continuing operations before income taxes are as follows:

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                1998    1997    1996
                                                                ----    ----    ----
                                                                     (MILLIONS)
U.S. income before income taxes.............................    $(65)   $ 91    $ 21
Foreign income before income taxes..........................     223     246     161
                                                                ----    ----    ----
Income before income taxes..................................    $158    $337    $182
                                                                ====    ====    ====

     Following is a comparative analysis of the components of income tax expense applicable to continuing operations:

                                                                     YEARS ENDED
                                                                    DECEMBER 31,
                                                                ---------------------
                                                                1998     1997    1996
                                                                -----    ----    ----
                                                                     (MILLIONS)
Current --
  U.S. .....................................................    $  72    $(5)    $14
  State and local...........................................      (21)    --       2
  Foreign...................................................       38     54      53
                                                                -----    ---     ---
                                                                   89     49      69
                                                                -----    ---     ---
Deferred --
  U.S. .....................................................     (109)    13       3
  Foreign, state and other..................................       33     18       7
                                                                -----    ---     ---
                                                                  (76)    31      10
                                                                -----    ---     ---
Income tax expense..........................................    $  13    $80     $79
                                                                =====    ===     ===

     Following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate (35% for all years presented) to the income tax expense reflected in the statements of income:

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                1998    1997    1996
                                                                ----    ----    ----
                                                                     (MILLIONS)
Tax expense computed at the statutory U.S. federal income
  tax rate..................................................    $ 55    $118    $64
Increases (reductions) in income tax expense resulting from:
  Foreign income taxed at different rates and foreign losses
     with no tax benefit....................................     (12)    (25)     8
  State and local taxes on income, net of U.S. federal
     income tax benefit.....................................      (8)      4     (1)
  Recognition of previously unbenefited loss
     carryforwards..........................................      (5)    (11)    --
  Amortization of nondeductible goodwill....................       3       2      3
  Other.....................................................     (20)     (8)     5
                                                                ----    ----    ---
Income tax expense..........................................    $ 13    $ 80    $79
                                                                ====    ====    ===

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     The components of Tenneco's net deferred tax liability were as follows:

                                                                DECEMBER 31,
                                                                ------------
                                                                1998    1997
                                                                ----    ----
                                                                 (MILLIONS)
Deferred tax assets --
  Tax loss carryforwards:
     U.S. ..................................................    $104    $ 55
     State..................................................       7      --
     Foreign................................................      58      77
  Postretirement benefits other than pensions...............      32      26
  Other.....................................................      26       7
  Valuation allowance.......................................     (30)    (25)
                                                                ----    ----
       Net deferred tax asset...............................     197     140
                                                                ----    ----
Deferred tax liabilities --
  Tax over book depreciation................................     113      91
  Pensions..................................................      27      23
  Other.....................................................      77     115
                                                                ----    ----
       Total deferred tax liability.........................     217     229
                                                                ----    ----
  Net deferred tax liability................................    $ 20    $ 89
                                                                ====    ====

     As reflected by the valuation allowance in the table above, Tenneco had potential tax benefits of $30 million and $25 million at December 31, 1998 and 1997, respectively, which were not recognized in the statements of income when generated. These unrecognized tax benefits resulted primarily from foreign tax loss carryforwards which are available to reduce future foreign tax liabilities.

     Of the $298 million of U.S. tax loss carryforwards which exist at December 31, 1998, $139 million expire in 2012 and $159 million expire in 2018. The $82 million of state tax loss carryforwards which exist at December 31, 1998, will expire in varying amounts over the period from 2000 to 2012. Of the $142 million of foreign tax loss carryforwards which exist at December 31, 1998, $118 million do not expire and the remainder expires in varying amounts over the period from 1999 to 2008.

     In connection with the 1996 corporate reorganization transactions discussed in Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss," Tenneco entered into a tax sharing agreement with Newport News, Old Tenneco, and El Paso. The tax sharing agreement provides, among other things, for the allocation among the parties of tax liabilities arising before, as a result of, and after the Distributions. For periods after the Distributions, Tenneco will be liable for taxes imposed on its businesses, Old Tenneco will be liable for taxes imposed on the energy business, and Newport News will be liable for taxes imposed on the shipbuilding business. In the case of federal income taxes imposed on the activities of the Old Tenneco consolidated group before the Distributions, Tenneco and Newport News are generally liable to Old Tenneco for federal income taxes attributable to their respective businesses, and those entities have been allocated an agreed-upon share of estimated tax payments made by Old Tenneco.

8. COMMON STOCK

     Tenneco Inc. has authorized 350 million shares ($.01 par value) of common stock, of which 173,670,197 shares and 172,569,889 shares were issued at December 31, 1998 and 1997, respectively. Tenneco Inc. held 6,757,678 shares and 2,928,189 shares of treasury stock at December 31, 1998 and 1997, respectively.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

  Stock Repurchase Plans

     During 1997, Tenneco initiated a common stock repurchase program to acquire up to 8.5 million shares. Approximately 7.5 million shares have been acquired under this program at a total cost of approximately $289 million. All purchases executed through this program were in the open market or negotiated purchases.

  Reserved

     The total number of shares of Tenneco Inc. common stock reserved at December 31, 1998 and 1997, were as follows:

                                                              DECEMBER 31,
                                                         -----------------------
                 ORIGINAL ISSUE SHARES                      1998         1997
                 ---------------------                   ----------   ----------
Thrift Plan............................................      74,576      167,223
Restricted Stock Plans.................................          --       33,796
Stock Ownership Plan...................................  16,199,114   16,556,126
Employee Stock Purchase Plan...........................   1,642,037    2,255,232
                                                         ----------   ----------
                                                         17,915,727   19,012,377
                                                         ==========   ==========
                    TREASURY STOCK
                    --------------
Thrift Plan............................................     201,541       42,434
                                                         ==========   ==========

  Stock Plans

     Tenneco Inc. Stock Ownership Plan -- In December 1996, Tenneco adopted the 1996 Stock Ownership Plan, which permits the granting of a variety of awards, including common stock, restricted stock, performance shares, stock appreciation rights ("SARs"), and stock options to directors, officers, and employees of Tenneco. Tenneco can issue up to 17,000,000 shares of common stock under the 1996 Stock Ownership Plan, which will terminate December 31, 2001. All Old Tenneco stock options granted to New Tenneco employees before the Distributions were, in connection with the Distributions, cancelled and replaced with options to purchase New Tenneco common stock according to the provisions of the 1996 Stock Ownership Plan. The options were replaced with the appropriate number of New Tenneco options so that the aggregate option value immediately after the Distributions equaled the aggregate value immediately before the Distributions. The 1994 Stock Ownership Plan was terminated effective as of December 11, 1996.

     Restricted Stock and Performance Shares -- Tenneco has granted restricted stock and restricted units under the 1996 Stock Ownership Plan to certain key employees. These awards generally require, among other things, that the employee remain an employee of Tenneco during the restriction period. Tenneco has also granted performance shares to certain key employees which will vest based upon the attainment of specified performance goals within four years from the date of grant. During 1998, 1997, and 1996, Tenneco granted 640,810, 494,350, and
465,075 shares and units, respectively, with a weighted average fair value based on the price of Tenneco's stock on the grant date of $38.03, $43.08, and $48.54 per share, respectively. Any restricted stock and performance shares awarded after the Distributions are issued under the 1996 Stock Ownership Plan. At December 31, 1998, 351,220 restricted shares at an average price of $37.76 per share, 562,145 performance shares at an average price of $41.35 per share, and 31,000 restricted units at an average price of $37.72 per unit were outstanding under this plan.

     Under another arrangement, restricted stock or restricted units are issued annually to each member of the Board of Directors who is not also an officer of Tenneco. From January 1, 1996, through October 31, 1996, 3,300 restricted shares were issued with a weighted average fair value based on the price of Tenneco's stock on the grant date of $48.25 per share. On November 1, 1996, all outstanding restricted shares were vested. In

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

December 1996, Tenneco adopted a new restricted stock and unit plan for each member of the Board of Directors who is not also an officer of Tenneco. During 1998, 1997, and 1996, 1,700, 5,040, and 23,464 restricted shares and units, respectively, were issued under the new plan at a weighted average fair value of Tenneco Inc.'s stock on the grant date of $37.31, $45.19, and $45.31 per share, respectively. At December 31, 1998, 27,696 restricted shares at an average price of $44.80 per share and 300 restricted units at an average price of $45.19 per unit were outstanding under the new plan.

     In conjunction with the Transaction, all outstanding restricted shares and performance shares as of November 1, 1996, were vested and Tenneco recognized an after-tax compensation expense of $18 million, of which approximately $7 million related to restricted stock and performance shares awarded to employees of the energy business and shipbuilding business.

     Employee Stock Purchase Plan -- In June 1992, Tenneco initiated an Employee Stock Purchase Plan (the "1992 ESPP"). The 1992 ESPP was terminated as of the date of the Distributions. Effective April 1, 1997, Tenneco adopted a new ESPP with provisions similar to the 1992 ESPP. The ESPP allows U.S. and Canadian Tenneco employees to purchase Tenneco Inc. common stock at a 15% discount. Each year employees participating in the ESPP may purchase shares with a discounted value not to exceed $21,250. Under the respective ESPPs, Tenneco sold 613,195, 244,768, and 657,936 shares to employees in 1998, 1997, and 1996, respectively. The weighted average fair value of the employee purchase right, which was estimated using the Black-Scholes option pricing model and the assumptions described below except that the average life of each purchase right was assumed to be 90 days, was $6.31, $11.16, and $10.84 in 1998, 1997, and 1996, respectively.

     Stock Options -- The following table reflects the status and activity for all stock options issued by Tenneco Inc., including those outside the option plans discussed above, for the periods indicated:

                                            1998                    1997                    1996
                                    ---------------------   ---------------------   ---------------------
                                                 WEIGHTED                WEIGHTED                WEIGHTED
                                      SHARES       AVG.       SHARES       AVG.       SHARES       AVG.
                                      UNDER      EXERCISE     UNDER      EXERCISE     UNDER      EXERCISE
          STOCK OPTIONS               OPTION      PRICES      OPTION      PRICES      OPTION      PRICES
          -------------             ----------   --------   ----------   --------   ----------   --------
Outstanding, beginning of year....  11,924,072    $43.42    10,877,758    $43.41     3,019,116    $46.99
  Granted -- Options..............   1,745,480     37.30     2,928,669     42.91     8,178,600     46.17
  Exercised -- Options............    (122,609)    38.58      (312,979)    39.64      (817,212)    45.29
             -- SARs..............          --        --            --        --       (25,741)    36.23
  Issuance of New Tenneco
     options......................          --        --            --        --     5,015,258     41.19
  Cancelled.......................  (1,123,639)    43.53    (1,569,376)    43.19    (4,492,263)    46.01
                                    ----------              ----------              ----------
Outstanding, end of year..........  12,423,304    $42.58    11,924,072    $43.42    10,877,758    $43.41
                                    ==========              ==========              ==========
Options exercisable at end of
  year............................   7,522,654    $42.84     2,703,948    $40.84     1,809,596    $41.67
Weighted average fair value of
  options granted during the
  year............................  $    10.82              $    12.62              $    11.37

     The fair value of each option granted during 1998, 1997, and 1996 is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions for grants in 1998, 1997, and 1996, respectively: (i) risk-free interest rates of 5.7%, 6.6%, and 5.9%; (ii) expected lives of 9.9, 7.5, and 5.0 years; (iii) expected volatility 25.6%, 25.6%, and 25.1%; and (iv) dividend yield of 3.2%, 2.8%, and 3.4%.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     The following table reflects summarized information about stock options outstanding at December 31, 1998:

                                                    OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                           --------------------------------------   ----------------------
                                                         WEIGHTED AVG.   WEIGHTED                 WEIGHTED
                                             NUMBER        REMAINING       AVG.       NUMBER        AVG.
                                           OUTSTANDING    CONTRACTUAL    EXERCISE   EXERCISABLE   EXERCISE
         RANGE OF EXERCISE PRICE           AT 12/31/98       LIFE         PRICE     AT 12/31/98    PRICE
         -----------------------           -----------   -------------   --------   -----------   --------
$31 to $38...............................   2,525,490    13.8 years       $36.40     1,323,014     $35.82
$38 to $44...............................   2,771,004    11.7              40.91     1,638,084      41.10
$44 to $51...............................   7,126,810    11.9              45.42     4,561,556      45.51
                                           ----------                                ---------
                                           12,423,304                                7,522,654
                                           ==========                                =========

     Tenneco applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," to account for its stock-based compensation plans. Tenneco recognized after-tax stock-based compensation expense in 1998 of $3 million, in 1997 of $5 million, and in 1996 of $27 million, of which $3 million, $4 million, and $24 million, respectively, related to restricted stock and performance shares awarded to employees of its discontinued operations. Had compensation costs for Tenneco's stock-based compensation plans been determined in accordance with FAS No. 123, "Accounting for Stock-Based Compensation," based on the fair value at the grant dates for the awards under those plans, Tenneco's pro forma net income to common stock and earnings per share of common stock for the years ended December 31, 1998, 1997, and 1996, would have been lower by $33 million or $.19 per both basic and diluted common share, $34 million or $.20 per both basic and diluted common share, and $14 million or $.08 per both basic and diluted common share, respectively. The increase in compensation expense for 1997 versus 1996 was primarily the result of stock options issued subsequent to the Transaction.

  Stock Employee Compensation Trust (SECT)

     In November 1992, Tenneco established the SECT to fund a portion of its obligations arising from its various employee compensation and benefit plans. Tenneco issued 12 million shares of treasury stock to the SECT in exchange for a promissory note of $432 million that accrued interest at the rate of 7.8% per annum. At December 31, 1996, all shares had been utilized.

  Grantor Trust

     In August 1998, Tenneco established a grantor trust and issued 1.9 million shares of common stock to the trust. This grantor trust is a so-called "rabbi trust" designed to assure the payment of deferred compensation and supplemental pension benefits. The trust is consolidated in Tenneco's financial statements and the shares are reflected in the financial statements as treasury stock. Consequently, the shares of common stock issued to the trust are not considered to be outstanding in the computation of earnings per share.

  Qualified Offer Rights Plan

     On September 9, 1998, Tenneco adopted a Qualified Offer Rights Plan and established an independent Board committee to review it every three years. The Qualified Offer Rights Plan was adopted to deter coercive takeover tactics and to prevent a potential acquiror from gaining control of Tenneco in a transaction which is not in the best interests of Tenneco shareholders. Generally, under the Qualified Offer Rights Plan, if a person becomes the beneficial owner of 20 percent or more of Tenneco's outstanding common stock, other than pursuant to a "qualified offer", each right will entitle its holder to purchase, at the right's exercise price, a number of shares of common stock of Tenneco or, under certain circumstances, of the acquiring person having

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES a market value of twice the right's exercise price. Rights held by the 20 percent or more holder will become void and will not be exercisable.

     The rights will not become exercisable in connection with a "qualified offer," which is an all-cash tender offer for all outstanding common stock that is fully financed, remains open for a period of at least 60 business days, results in the offeror owning at least 85% of the common stock after consummation of the offer, assures a prompt second-step acquisition of shares not purchased in the initial offer, at the same price as the initial offer, and meets certain other requirements.

     In connection with the adoption of the Qualified Offer Rights Plan, the Board of Directors also adopted a three-year independent director evaluation ("TIDE") mechanism. Under the TIDE mechanism, an independent Board committee will review, on an ongoing basis, the Qualified Offer Rights Plan and developments in rights plans generally, and, if it deems appropriate, recommend modification or termination of the Qualified Offer Rights Plan. The independent committee will report to Tenneco's Board at least every three years as to whether the Qualified Offer Rights Plan continues to be in the best interests of Tenneco's shareholders.

  Dividend Reinvestment and Stock Purchase Plan

     Under the Tenneco Inc. Dividend Reinvestment and Stock Purchase Plan, holders of Tenneco Inc. common stock may apply their cash dividends and optional cash investments to the purchase of additional shares of Tenneco Inc. common stock.

  Earnings Per Share

     Earnings per share of common stock outstanding were computed as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------------
                                                              1998             1997             1996
                                                          -------------    -------------    -------------
                                                           (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)
Basic Earnings Per Share --
  Income from continuing operations(a)................     $       116      $       234      $        82
                                                           ===========      ===========      ===========
  Average shares of common stock outstanding(b).......     168,505,573      170,264,731      169,609,373
                                                           ===========      ===========      ===========
  Earnings from continuing operations per average
     share of common stock............................     $       .69      $      1.37      $       .49
                                                           ===========      ===========      ===========
Diluted Earnings Per Share --
  Income from continuing operations(a)................     $       116      $       234      $        82
                                                           ===========      ===========      ===========
  Average shares of common stock outstanding(b).......     168,505,573      170,264,731      169,609,373
  Effect of dilutive securities:
       Restricted stock...............................          52,930               --          516,336
       Stock options..................................          88,236          452,867          400,403
       Performance shares.............................         187,792           84,038               --
                                                           -----------      -----------      -----------
  Average shares of common stock outstanding including
     dilutive securities..............................     168,834,531      170,801,636      170,526,112
                                                           ===========      ===========      ===========
  Earnings from continuing operations per average
     share of common stock............................     $       .68      $      1.36      $       .49
                                                           ===========      ===========      ===========

-------------------------
Notes: (a) All preferred stock outstanding before the Merger was acquired by El
           Paso. Therefore, preferred stock dividends were included in the computation of earnings per share from discontinued operations for 1996. There was no preferred stock outstanding in 1998 or 1997.

       (b) In 1992, 12 million shares of common stock were issued to the SECT. Shares of common stock issued to a related trust are not considered to be outstanding in the computation of average shares

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES until the shares are used to fund the obligations of the trust. During the year ended December 31, 1996, the SECT used 4,358,084 shares. At December 31, 1996, all shares were used. Stock repurchase plans also affect common stock outstanding. Refer to "Stock Employee Compensation Trust (SECT)" and "Stock Repurchase Plans" discussed previously in this footnote.

9. PREFERRED STOCK

     Tenneco had 50 million shares of preferred stock ($.01 par value) authorized at December 31, 1998 and 1997. No shares of preferred stock were outstanding at the respective dates. Tenneco has designated and reserved 2.0 million shares of the preferred stock as junior preferred stock for the Qualified Offer Rights Plan.

     As part of the Merger, Tenneco's $7.40 and $4.50 preferred stock (the "Preferred Stock") was acquired by El Paso in exchange for El Paso common stock. Consequently, Preferred Stock dividends have been subtracted from discontinued operations to compute basic and diluted earnings per share. Before the Merger, Tenneco made periodic accretions of the excess of the redemption value over the fair value of the Preferred Stock at the date of issue. Such accretions have been included in the statements of income caption, "Preferred stock dividends" as a reduction of net income to arrive at net income to common stock.

     In connection with the Transaction and as part of the 1996 Debt Realignment, Old Tenneco issued the NPS Preferred Stock in November 1996 for proceeds of approximately $296 million. The proceeds from the issuance were used to fund a portion of the cash tender offers made in connection with the 1996 Debt Realignment and other cash requirements preceding the Merger. As a result of the Merger, the obligations relating to the NPS Preferred Stock remained with Old Tenneco.

  Changes in Preferred Stock with Mandatory Redemption Provisions

                                                                         1996
                                                                -----------------------
                                                                  SHARES         AMOUNT
                                                                ----------       ------
                                                                (MILLIONS EXCEPT SHARE
                                                                       AMOUNTS)
Balance January 1...........................................     1,390,993       $ 130
  Shares redeemed...........................................      (195,751)        (20)
  Merger of energy business.................................    (1,195,242)       (113)
  Accretion of excess of redemption value over fair value at
     date of issue..........................................            --           3
                                                                ----------       -----
Balance December 31.........................................            --       $  --
                                                                ==========       =====

10. MINORITY INTEREST

     At December 31, 1998 and 1997, Tenneco reported minority interest in the balance sheet of $407 million and $408 million, respectively. At December 31, 1998, $394 million of minority interest resulted from the December 1994 and December 1997 sales of preferred stock ($300 million and $100 million, respectively) of Tenneco International Holding Corp. ("TIHC") to a financial investor. Subsequent to each sale, the investor had approximately a 25% interest in TIHC, consisting of 100% of the issued and outstanding variable rate voting preferred stock of TIHC. Tenneco and certain of its subsidiaries hold 100% of the issued and outstanding $8.00 junior preferred stock and common stock of TIHC. TIHC holds certain assets including the capital stock of Tenneco Canada Inc., S.A. Monroe Europe N.V., Monroe Australia Proprietary Limited, Walker France S.A., and other subsidiaries. For financial reporting purposes, the assets, liabilities, and earnings of TIHC and its subsidiaries are consolidated in Tenneco's financial statements, and the investor's preferred stock interest has been recorded as "Minority interest" in the balance sheet.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     As of December 31, 1998, dividends on the TIHC preferred stock are based on the aggregate issue price of $400 million times a rate per annum equal to .92% over LIBOR and are payable quarterly in arrears on the last business day of each quarter. The weighted average rate paid on TIHC preferred stock was 6.66%, 6.92%, and 6.83% for 1998, 1997, and 1996, respectively. Additionally, the holder of the preferred stock is entitled to receive, when and if declared by the Board of Directors of TIHC, participating dividends based on the operating income growth rate of TIHC and its subsidiaries. For financial reporting purposes, dividends paid by TIHC to its financial investor have been recorded in Tenneco's statements of income as "Minority interest."

11. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     Tenneco has various defined benefit pension plans that cover substantially all of its employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. Tenneco's funding policies are to contribute to the plans amounts necessary to satisfy the funding requirement of federal laws and regulations. Plan assets consist principally of listed equity and fixed income securities. Certain employees of Tenneco participate in the Tenneco Retirement Plan.

     Tenneco has postretirement health care and life insurance plans that cover a majority of its domestic employees. For salaried employees, the plans cover employees retiring from Tenneco on or after attaining age 55 who have had at least 10 years service with Tenneco after attaining age 45. For hourly employees, the postretirement benefit plans generally cover employees who retire according to one of Tenneco's hourly employee retirement plans. All of these benefits may be subject to deductibles, copayment provisions, and other limitations, and Tenneco has reserved the right to change these benefits. Tenneco's postretirement benefit plans are not funded.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     A summary of the change in benefit obligation, the change in plan assets, the development of net amount recognized, and the amounts recognized in the statement of financial position for the pension plans and postretirement benefit plans follows:

                                                                PENSION     POSTRETIREMENT
                                                              -----------   ---------------
                                                              1998   1997    1998     1997
                                                              ----   ----   ------   ------
                                                                       (MILLIONS)
Change in benefit obligation:
  Benefit obligation at September 30 of the previous year...  $491   $444   $ 105    $ 100
  Service cost..............................................    13     12       3        4
  Interest cost.............................................    36     33       8        7
  Plan amendments...........................................     1     --      --       --
  Actuarial loss (gain).....................................    41     29       7       --
  Benefits paid.............................................   (30)   (27)     (8)      (6)
                                                              ----   ----   -----    -----
  Benefit obligation at September 30........................  $552   $491   $ 115    $ 105
                                                              ====   ====   =====    =====
Change in plan assets:
  Fair value at September 30 of the previous year...........  $593   $493   $  --    $  --
  Currency rate conversion..................................    (1)    --      --       --
  Actual return on plan assets..............................    13    121      --       --
  Employer contributions....................................     7      6       8        6
  Participants' contributions...............................     1     --      --       --
  Benefits paid.............................................   (30)   (27)     (8)      (6)
                                                              ----   ----   -----    -----
  Fair value at September 30................................  $583   $593   $  --    $  --
                                                              ====   ====   =====    =====
Development of net amount recognized:
  Funded status at September 30.............................  $ 31   $102   $(115)   $(105)
  Contributions during the fourth quarter...................     1      1       2        2
  Unrecognized cost:
     Actuarial loss (gain)..................................    20    (55)     27       22
     Prior service cost.....................................    12     14      (1)      (3)
     Transition liability (asset)...........................    (7)   (11)     --       --
                                                              ----   ----   -----    -----
  Net amount recognized at December 31......................  $ 57   $ 51   $ (87)   $ (84)
                                                              ====   ====   =====    =====
Amounts recognized in the statement of financial position:
  Prepaid benefit cost......................................  $ 81   $ 80   $  --    $  --
  Accrued benefit cost......................................   (39)   (33)    (87)     (84)
  Intangible asset..........................................     4      4      --       --
  Accumulated other comprehensive income....................    11     --      --       --
                                                              ----   ----   -----    -----
  Net amount recognized.....................................  $ 57   $ 51   $ (87)   $ (84)
                                                              ====   ====   =====    =====

-------------------------
Notes: Assets of one plan may not be utilized to pay benefits of other plans.
       Additionally, the prepaid (accrued) benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

       Amounts included in the above table reflect the participation of Automotive employees in the Tenneco Retirement Plan ("TRP"), however, Automotive employees will not accrue additional benefits under the TRP following the Spin-off. The prepaid pension costs related to the TRP will be transferred to Packaging in connection with the corporate restructuring transactions. Packaging will become the sponsor of the TRP.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

       Amounts in the table are for continuing operations only. Amounts recognized in the statement of financial position for discontinued operations include the following:

                                                                PENSION     POSTRETIREMENT
                                                              -----------   ---------------
                                                              1998   1997    1998     1997
                                                              ----   ----   ------   ------
Net assets of discontinued operations.......................  $630   $585    $(61)    $(63)
Accumulated other comprehensive income......................     4     --      --       --
                                                              ----   ----    ----     ----
                                                              $634   $585    $(61)    $(63)
                                                              ====   ====    ====     ====

     Net periodic pension costs (income) from continuing operations for the years 1998, 1997, and 1996, consist of the following components:

                                                              1998   1997   1996
                                                              ----   ----   ----
                                                                  (MILLIONS)
Service cost -- benefits earned during the year.............  $ 13   $ 12   $ 11
Interest on prior year's projected benefit obligation.......    36     33     22
Expected return on plan assets..............................   (48)   (45)   (30)
Net amortization:
  Actuarial loss (gain).....................................     1     --     --
  Prior service cost........................................     1      1      1
  Transition liability (asset)..............................    (2)    (2)    (2)
                                                              ----   ----   ----
Net pension costs (income)..................................  $  1   $ (1)  $  2
                                                              ====   ====   ====

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for all pension plans with accumulated benefit obligations in excess of plan assets were $114 million, $108 million, and $68 million, respectively, as of September 30, 1998, and $40 million, $39 million, and $9 million, respectively, as of September 30, 1997.

     The weighted average discount rates (which are based on long-term market rates) used in determining the 1998, 1997, and 1996 actuarial present value of the benefit obligations were 6.9%, 7.6%, and 7.7%, respectively. The rate of increase in future compensation was 4.7%, 5.0%, and 5.2%, for 1998, 1997, and 1996, respectively. The weighted average expected long-term rate of return on plan assets for 1998, 1997, and 1996 was 9.8%, 9.9%, and 9.9%, respectively.

     Net periodic postretirement benefit cost from continuing operations for the years 1998, 1997, and 1996 consist of the following components:

                                                              1998   1997   1996
                                                              ----   ----   ----
                                                                  (MILLIONS)
Service cost -- benefits earned during the year.............  $ 2    $ 4    $ 3
Interest on accumulated postretirement benefit obligation...    8      7      6
Net amortization of actuarial loss (gain)...................    1     --      1
                                                              ---    ---    ---
Net periodic postretirement benefit cost....................  $11    $11    $10
                                                              ===    ===    ===

     The initial weighted average assumed health care cost trend rate used in determining the 1998, 1997, and 1996 accumulated postretirement benefit obligation was 5%, 5%, and 6%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

     Increasing the assumed health care cost trend rate by one percentage point in each year would increase the 1998, 1997, and 1996 accumulated postretirement benefit obligations by approximately $13 million, $12 million, and $11 million, respectively, and would increase the aggregate of the service cost and interest

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES cost components of the net periodic postretirement benefit cost by approximately $2 million each year for 1998, 1997, and 1996.

     Decreasing the assumed health care cost trend rate by one percentage point in each year would decrease the 1998 accumulated postretirement benefit obligation by approximately $12 million and would decrease the aggregate of service cost and interest cost components of the net periodic postretirement benefit cost by $2 million.

     The discount rates (which are based on long-term market rates) used in determining the 1998, 1997, and 1996 accumulated postretirement benefit obligations were 7.00%, 7.75%, and 7.75%, respectively.

12. SEGMENT AND GEOGRAPHIC AREA INFORMATION

     Tenneco is a global manufacturer with a single operating segment:

          Automotive -- Manufacture and sale of exhaust and ride control systems for both the original equipment and replacement markets.

     The accounting policies of the segments are the same as those described in
Note 1, "Summary of Accounting Policies." Tenneco evaluates operating performance based primarily on income before interest expense, income taxes, and minority interest. Individual operating segments have not been aggregated within this reportable segment.

     Products are transferred between geographic areas on a basis intended to reflect as nearly as possible the "market value" of the products.

     The following table sets forth information relating to Tenneco's external customer and intersegment revenues for each product or each group of similar products:

                                                                      NET SALES AND
                                                                    OPERATING REVENUES
                                                                 YEAR ENDED DECEMBER 31,
                                                                --------------------------
                                                                 1998      1997      1996
                                                                ------    ------    ------
                                                                        (MILLIONS)
AUTOMOTIVE
  Exhaust systems products..................................    $1,814    $1,753    $1,699
  Ride control products.....................................     1,423     1,473     1,281
                                                                ------    ------    ------
     Consolidated...........................................    $3,237    $3,226    $2,980
                                                                ======    ======    ======

     During 1998, sales to two major customers comprised approximately 12.8% and 10.9% of consolidated net sales and operating revenues. During 1997, sales to one major customer comprised 13.2% of consolidated net sales and operating revenues. During 1996, sales to two major customers comprised approximately 11.5% and 9.6% of consolidated net sales and operating revenues.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     The following tables summarize certain Tenneco segment and geographic information:

                                                                   SEGMENT         RECLASS
                                                             -------------------      &
                                                             AUTOMOTIVE   OTHER     ELIMS    CONSOLIDATED
                                                             ----------   ------   -------   ------------
                                                                              (MILLIONS)
AT DECEMBER 31, 1998, AND FOR THE YEAR THEN ENDED
Revenues from external customers............................   $3,237     $   --    $  --       $3,237
Interest income.............................................        5         --       --            5
Depreciation and amortization...............................      150         --       --          150
Income before interest, income taxes, and minority
  interest..................................................      248        (21)      --          227
Extraordinary loss..........................................       --         --       --           --
Cumulative effect of change in accounting principle.........       --         --       --           --
Total assets (Note).........................................    2,827      1,976      (44)       4,759
Net assets of discontinued operations.......................       --      1,739       --        1,739
Investment in affiliated companies..........................        1         --       --            1
Capital expenditures for continuing operations..............      195         --       --          195
Noncash items other than depreciation, depletion, and
  amortization..............................................      (13)        20       --            7

AT DECEMBER 31, 1997, AND FOR THE YEAR THEN ENDED
Revenues from external customers............................   $3,226     $   --    $  --       $3,226
Interest income.............................................        3         --       --            3
Depreciation and amortization...............................      110         --       --          110
Income before interest, income taxes, and minority
  interest..................................................      407        (12)      --          395
Extraordinary loss..........................................       --         --       --           --
Cumulative effect of change in accounting principle.........       (7)       (39)      --          (46)
Total assets (Note).........................................    2,754      1,997      (69)       4,682
Net assets of discontinued operations.......................       --      1,771       --        1,771
Investment in affiliated companies..........................        2         --       --            2
Capital expenditures for continuing operations..............      211         10       --          221
Noncash items other than depreciation, depletion, and
  amortization..............................................      (23)        17       --           (6)

AT DECEMBER 31, 1996, AND FOR THE YEAR THEN ENDED
Revenues from external customers............................   $2,980     $   --    $  --       $2,980
Interest income.............................................        3          4       --            7
Depreciation and amortization...............................       94         --       --           94
Income before interest, income taxes, and minority
  interest..................................................      249         (7)      --          242
Extraordinary loss..........................................       --       (236)      --         (236)
Cumulative effect of change in accounting principle.........       --         --       --           --
Total assets (Note).........................................    2,557      2,098       (2)       4,653
Net assets of discontinued operations.......................       --      1,883       --        1,883
Investment in affiliated companies..........................        2         --       --            2
Capital expenditures for continuing operations..............      177         11       --          188
Noncash items other than depreciation, depletion, and
  amortization..............................................       (3)        (5)      --           (8)

-------------------------
Note: The Other segment's total assets include the net assets of discontinued operations.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                                          GEOGRAPHIC AREA
                                                        -------------------
                                                        UNITED                RECLASS &
                                                        STATES   FOREIGN(A)     ELIMS     CONSOLIDATED
                                                        ------   ----------   ---------   ------------
                                                                          (MILLIONS)
AT DECEMBER 31, 1998, AND FOR THE YEAR THEN ENDED
Revenues from external customers(b)...................  $1,432     $1,805       $ --         $3,237
Long-lived assets(c)..................................     648        770         --          1,418
Total assets..........................................   2,733      2,070        (44)         4,759

AT DECEMBER 31, 1997, AND FOR THE YEAR THEN ENDED
Revenues from external customers(b)...................  $1,502     $1,724       $ --         $3,226
Long-lived assets(c)..................................     634        667         --          1,301
Total assets..........................................   2,982      1,740        (40)         4,682

AT DECEMBER 31, 1996, AND FOR THE YEAR THEN ENDED
Revenues from external customers(b)...................  $1,344     $1,636       $ --         $2,980
Long-lived assets(c)..................................     545        658         --          1,203
Total assets..........................................   3,103      1,617        (67)         4,653

-------------------------
Notes: (a) Revenues from external customers and long-lived assets for individual foreign countries are not material.

       (b) Revenues are attributed to countries based on location of the seller.

       (c) Long-lived assets include all long-term assets except net assets from discontinued operations, goodwill, intangibles, and deferred tax assets.

13. COMMITMENTS AND CONTINGENCIES

  Capital Commitments

     Tenneco estimates that expenditures aggregating approximately $231 million will be required after December 31, 1998, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith. Of this amount, $121 million is in support of continuing operations and $110 million is in support of discontinued operations.

  Lease Commitments

     Tenneco holds certain of its facilities, equipment, and other assets under long-term leases. The minimum lease payments under non-cancelable operating leases with lease terms in excess of one year are $15 million, $17 million, $16 million, $14 million, and $12 million for the years 1999, 2000, 2001, 2002, and 2003, respectively, and $58 million for subsequent years.

     Commitments under capital leases were not significant to the accompanying financial statements. Total rental expense for continuing operations for the years 1998, 1997, and 1996, was $31 million, $30 million, and $35 million, respectively, including minimum rentals under non-cancelable operating leases of $16 million, $29 million, and $11 million for the corresponding periods.

  Litigation

     Tenneco Inc. and Newport News have received letters from the Defense Contract Audit Agency (the "DCAA"), inquiring about certain aspects of the Distributions, including the disposition of the Tenneco Inc. Retirement Plan ("TRP"), which covers salaried employees of Newport News and other Tenneco divisions and the 1986 asset valuation for the TRP and its cost accounting treatment. On January 15, 1999, Newport News entered into a settlement agreement with the Federal Government regarding the TRP. Tenneco agreed

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES to pay Newport News $14.5 million with respect to this and other matters. This payment had no material impact on Tenneco's financial position or results of operations.

     Tenneco Inc. and its subsidiaries are parties to various other legal proceedings arising from their operations. Tenneco believes that the outcome of these proceedings, individually and in the aggregate, will have no material effect on the financial position or results of operations of Tenneco Inc. and its subsidiaries.

  Environmental Matters

     Tenneco Inc. and its subsidiaries are subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which they operate. Tenneco has provided reserves for compliance with these laws and regulations where it is probable that a liability exists and where Tenneco can make a reasonable estimate of the liability. The estimated liabilities recorded are subject to change as more information becomes available regarding the magnitude of possible clean-up costs and the timing, varying costs, and effectiveness of alternative clean-up technologies. However, Tenneco believes that any additional costs which arise as more information becomes available will not have a material effect on the financial condition or results of operations of Tenneco.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                     INCOME (LOSS)
                                     INCOME BEFORE                                       BEFORE        CUMULATIVE
                       NET SALES   INTEREST EXPENSE,                                   CUMULATIVE      EFFECT OF
                          AND        INCOME TAXES,     INCOME FROM   INCOME FROM    EFFECT OF CHANGE   CHANGE IN
                       OPERATING     AND MINORITY      CONTINUING    DISCONTINUED    IN ACCOUNTING     ACCOUNTING   NET INCOME
QUARTER                REVENUES        INTEREST        OPERATIONS     OPERATIONS       PRINCIPLE       PRINCIPLE      (LOSS)
-------                ---------   -----------------   -----------   ------------   ----------------   ----------   ----------
                                                                     (MILLIONS)
1998
  1st................   $  800           $ 83             $ 43           $ 32             $ 75            $ --         $ 75
  2nd................      864            124               63             74              137              --          137
  3rd................      804             81               63             40              103              --          103
  4th................      769            (61)             (53)            (7)             (60)             --          (60)
                        ------           ----             ----           ----             ----            ----         ----
                        $3,237           $227             $116           $139             $255            $ --         $255
                        ======           ====             ====           ====             ====            ====         ====
1997
  1st................   $  778           $ 80             $ 54           $ 22             $ 76            $ --         $ 76
  2nd................      873            134               84             20              104              --          104
  3rd................      785            114               62             43              105              --          105
  4th................      790             67               34             42               76             (46)          30
                        ------           ----             ----           ----             ----            ----         ----
                        $3,226           $395             $234           $127             $361            $(46)        $315
                        ======           ====             ====           ====             ====            ====         ====

                                                   BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK
                                        ----------------------------------------------------------------------
                                                                         BEFORE        CUMULATIVE
                                                                       CUMULATIVE      EFFECT OF
                                           FROM          FROM       EFFECT OF CHANGE   CHANGE IN
                                        CONTINUING   DISCONTINUED    IN ACCOUNTING     ACCOUNTING   NET INCOME
QUARTER                                 OPERATIONS    OPERATIONS       PRINCIPLE       PRINCIPLE      (LOSS)
-------                                 ----------   ------------   ----------------   ----------   ----------
1998
  1st...............................      $ .25         $ .19            $ .44           $  --        $ .44
  2nd...............................        .38           .43              .81              --          .81
  3rd...............................        .37           .25              .62              --          .62
  4th...............................       (.31)         (.05)            (.36)             --         (.36)
                                          -----         -----            -----           -----        -----
                                          $ .69         $ .83            $1.52           $  --        $1.52
                                          =====         =====            =====           =====        =====
1997
  1st...............................      $ .31         $ .13            $ .44           $  --        $ .44
  2nd...............................        .49           .12              .61              --          .61
  3rd...............................        .37           .25              .62              --          .62
  4th...............................        .20           .25              .45            (.27)         .18
                                          -----         -----            -----           -----        -----
                                          $1.37         $ .75            $2.12           $(.27)       $1.85
                                          =====         =====            =====           =====        =====

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                                    DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK
                                       ---------------------------------------------------------------------------
                                                                          BEFORE          CUMULATIVE
                                                                     CUMULATIVE EFFECT    EFFECT OF
                                          FROM           FROM            OF CHANGE        CHANGE IN
                                       CONTINUING    DISCONTINUED      IN ACCOUNTING      ACCOUNTING    NET INCOME
              QUARTER                  OPERATIONS     OPERATIONS         PRINCIPLE        PRINCIPLE       (LOSS)
              -------                  ----------    ------------    -----------------    ----------    ----------
1998
  1st..............................      $ .25          $ .19              $ .44            $  --         $ .44
  2nd..............................        .38            .43                .81               --           .81
  3rd..............................        .37            .25                .62               --           .62
  4th..............................       (.31)          (.05)              (.36)              --          (.36)
                                         -----          -----              -----            -----         -----
                                         $ .68          $ .83              $1.51            $  --         $1.51
                                         =====          =====              =====            =====         =====
1997
  1st..............................      $ .31          $ .13              $ .44            $  --         $ .44
  2nd..............................        .49            .12                .61               --           .61
  3rd..............................        .37            .25                .62               --           .62
  4th..............................        .19            .25                .44             (.27)          .17
                                         -----          -----              -----            -----         -----
                                         $1.36          $ .75              $2.11            $(.27)        $1.84
                                         =====          =====              =====            =====         =====

-------------------------
Note: Reference is made to Notes 1, 2, 3, 4 and 8 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for items affecting quarterly results. The sum of the quarters may not equal the total of the respective year's earnings per share on either a basic or diluted basis due to changes in the weighted average shares outstanding throughout the year.

      (The preceding notes are an integral part of the foregoing financial statements.)

                                                                     SCHEDULE II

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

                  COLUMN A                       COLUMN B           COLUMN C            COLUMN D     COLUMN E
---------------------------------------------    ---------    ---------------------    ----------    --------
                                                                    ADDITIONS
                                                              ---------------------
                                                  BALANCE      CHARGED     CHARGED
                                                    AT           TO           TO                     BALANCE
                                                 BEGINNING    COSTS AND     OTHER                     AT END
                 DESCRIPTION                      OF YEAR     EXPENSES     ACCOUNTS    DEDUCTIONS    OF YEAR
---------------------------------------------    ---------    ---------    --------    ----------    -------
Allowance for Doubtful Accounts and Notes
  Deducted from Assets to Which it Applies:
     Year Ended December 31, 1998............       $20          $20         $ 5           $ 6         $39
                                                    ===          ===         ===           ===         ===
     Year Ended December 31, 1997............       $10          $ 6         $ 4           $--         $20
                                                    ===          ===         ===           ===         ===
     Year Ended December 31, 1996............       $10          $ 1         $--           $ 1         $10
                                                    ===          ===         ===           ===         ===

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

SECTION D.

THIRD QUARTER 1999 OUTLOOK

     GENERAL

     Upon the Spin-off, Tenneco Automotive and Tenneco Packaging will operate as two separate, independent public companies. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes. Tenneco would not have proceeded with the Spin-off absent the receipt of a determination that the Spin-off would be tax-free to Tenneco and its shareowners. As a result of receiving the letter ruling: (i) Tenneco has restated its financial statements to reflect its Specialty Packaging segment as a discontinued operation; and (ii) income from continuing operations reflects the income of Tenneco's remaining segment, Tenneco Automotive. Tenneco also believes it is more appropriate to describe the outlook of these two businesses separately. Accordingly, the third quarter outlook for each of Tenneco Automotive and Specialty Packaging, respectively, is set forth below.

     THE AUTOMOTIVE BUSINESS

     Tenneco currently expects that operating income from the Automotive business for the third quarter of 1999 will be $20 to $25 million below operating income from this business for the third quarter of 1998. Also, Tenneco's third quarter income from continuing operations is expected to include additional tax costs of $15 to $20 million related to repatriation of overseas earnings in connection with the Spin-off. This repatriation allows Tenneco to leverage its overseas operations, creating interest deductions in foreign tax jurisdictions.

     Tenneco Automotive's management expects that revenues from its North American original equipment business will continue to improve in the third quarter based on a strong OE vehicle build, especially in the light truck market. In the North American aftermarket, revenues are expected to be lower than in the third quarter of 1998 due primarily to declining exhaust replacement rates. The favorable impacts of Tenneco Automotive's earlier restructuring efforts in its North American aftermarket operations are expected to fully offset the negative impact on operating income caused by the weakness in aftermarket exhaust sales.

     Tenneco Automotive's European operations are expected to be negatively impacted by higher costs, primarily relating to a first quarter 1999 change in accounting for platform start-up costs from a capitalization to an expense basis, changes in the mix of its OE revenues to lower margin business and softness in ride control aftermarket sales due primarily to an increase in private label and non-premium product business. The South American operations continue to be negatively impacted by the troubled economic conditions in Brazil and Argentina and currency weakness.

     Tenneco Automotive has initiated an action plan which includes management changes, brand repositioning and new product offerings. For example, Tenneco Automotive plans to introduce a new premium shock absorber product for the aftermarket in November 1999, and plans expanded introductions of Mega-Flow(TM) heavy duty mufflers and its recreational vehicle shock line. Tenneco Automotive is also evaluating a supplemental restructuring plan which could involve the closure of additional manufacturing and distribution facilities in North America and Europe. If the plan is approved, it could result in a third or fourth quarter pre-tax charge of $45 to $55 million, of which approximately 50-60% could be cash.

     THE SPECIALTY PACKAGING BUSINESS

     Tenneco currently expects that operating income from its discontinued Specialty Packaging business ("Packaging") for the third quarter of 1999 will be $10 to $15 million below operating income from this business for the third quarter of 1998. Based on Packaging's forecast of resin costs, and pricing actions taken, Packaging's management expects the negative impact on margin from increased resin costs to begin to be offset sometime in the fourth quarter of 1999. During the third quarter of 1999, Packaging also incurred increased advertising and promotional expenditures to meet competitive market initiatives in its consumer business.

     Packaging's management is evaluating Packaging's strategy in light of its competitive position as a new stand-alone public company and, as part of this evaluation, is analyzing its business operations and assets. This evaluation and analysis is ongoing and subject to final review and approval. Packaging currently believes that its evaluation could result in an aggregate pre-tax charge of up to approximately $220 million, of which approximately 10% could be cash. Completion of this analysis and final approval of the ultimate plan could result in some or all of the charge being taken as early as the third quarter of 1999.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)       EXHIBITS. The following exhibits are filed with this Report on Form 8-K:
12.1      Computation of Ratio of Earnings to Fixed Charges for the
          three months ended March 31, 1999 and 1998
12.2      Computation of Ratio of Earnings to Fixed Charges for the
          six months ended June 30, 1999 and 1998
12.3      Computation of Ratio of Earnings to Fixed Charges for the
          five years ended December 31, 1998
23        Consent of Arthur Andersen LLP
27.1      Financial Data Schedule, March 31, 1999
27.2      Financial Data Schedule, March 31, 1998
27.3      Financial Data Schedule, June 30, 1999
27.4      Financial Data Schedule, June 30, 1998
27.5      Financial Data Schedule, December 31, 1998
27.6      Financial Data Schedule, December 31, 1997
27.7      Financial Data Schedule, December 31, 1996

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Tenneco Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          TENNECO INC.

                                          By: /s/ Robert T. Blakely

                                            ------------------------------------
                                            Robert T. Blakely
                                            Executive Vice President and
                                            Chief Financial Officer

September 10, 1999

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